                                        Registration No.   333-8460

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549


                        AMENDMENT No. 1
                             FORM S-4

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933



                          FIRST BANCORP
      (Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico                       Not yet applied for
(State or other jurisdiction of                   (I.R.S.Employer
incorporation or organization)                    Identification No.)


                    1519 Ponce de Leon Avenue
                             Santurce
                 San Juan, Puerto Rico 00908-0146
   (Address of principal executive offices, including Zip Code)
                          (787) 729-8200

                            Copies to:

ANGEL ALVAREZ-PEREZ, Esq.               ANTONIO R. SIFRE, Esq.
President and                           Fiddler, Gonzalez & Rodriguez, LLP
Chief Executive Officer                 254 Munoz Rivera Avenue
First BanCorp                           San Juan, Puerto Rico 00918
1519 Ponce de Leon Avenue
Santurce
San Juan, Puerto Rico 00908
(Name and address of agent
 for service)


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


Title of each class of             Amount               Proposed maximum
  Proposed maximum             Amount of
Securities to be registered        to be registered     offering price per unit
  Aggregate offering price     registration fee
--------------------------------------------------------------------------------
-----------------------------------------------
Common Stock                       14,800,000           $39.50
  $584,600,000.00              $172,457.00
--------------------------------------------------------------------------------
-----------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          FIRST BANCORP

                      CROSS-REFERENCE SHEET


     ITEM OF FORM S-4                        LOCATION IN PROSPECTUS
     ----------------                        -----------------------

1.   Forepart of Registration Statement      Facing Page; Cross Reference
     and Outside Front Cover Page            Sheet; Outside Front Cover Page of
     of Prospectus.                          Proxy/Prospectus

2.   Inside Front and Outside                Inside Front Cover Page of
     Back Cover Pages of                     Proxy/Prospectus Table of
     Prospectus                              Contents; Available Information

3.   Risk Factors, Ratio of                  Summary; Market Price of the
     Earnings to Fixed Charges               Bank's Capital Stock;
     and Other Information                   Dividends

4.   Terms of the Transaction                Summary; Proposed
                                             Formation of Bank Holding
                                             Company; Differences in
                                             Stockholder Rights

5.   Pro Forma Financial                     Not Applicable
     Information

6.   Material Contracts With                 Not Applicable
     the Company Being Acquired

7.   Additional Information                  Not Applicable
     Requires for Reoffering by
     Persons and Parties Deemed
     to be Underwriters

8.   Interests of Names Experts              Not Applicable
     and Counsel

9.   Disclosure of Commission                Not Applicable
     Position of Indemnification
     for Securities Act Liabilities

10.  Information with Respect
     to S-3 Registrant                       Not Applicable

11.  Incorporation of Certain                Incorporation by Reference
     Information by Reference

12.  Information with Respect to             Not Applicable

     S-2 or S-3 Registrants

13.  Incorporation of Certain                Not Applicable
     Information by Reference

14.  Information with Respect                Not Applicable
     Registrants Other than S-2
     or S-3 Registrants

15.  Information on with Respect to          Not Applicable
     S-2 Companies

16.  Information with Respect to             Not Applicable
     S-2 or S-3 Companies

17.  Information with Respect to             Not Applicable
     Companies other than S-2 or
     S-3 Companies

18.  Information if Proxies,                 Front Cover Page
     Consents or Authorizations              Proxy/Prospectus; Summary;
     are to be Solicited                     Incorporation By Reference;
                                             Management; Principal
                                             Shareholders of The Bank.

19.  Information if Proxies,                 Not Applicable
     Consents or Authorizations are
     not to be Solicited, or in an
     Exchange Offer

                      FIRST BANK PUERTO RICO
                    1519 Ponce de Leon Avenue
                 Santurce, Puerto Rico 00908-0146


                                   April 10, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of First Bank Puerto Rico (the "Bank"), at 2:00 P.M. on May 26, 1998, at the Bank's main offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico (the "Meeting").

     At the Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of March 30, 1998 (the "Agreement") between the Bank, First BanCorp ("First BanCorp"), a Puerto Rico corporation, which is the holding company for the Bank and First Interim Bank ("Interim"), an interim banking corporation and wholly-owned subsidiary of First BanCorp which was formed solely to facilitate the transactions provided for in the Agreement. The Agreement provides for the acquisition by First BanCorp of the common stock of the Bank, in return for shares of common stock of First BanCorp and the merger of Interim with and into the Bank, with the Bank as the surviving corporation (the "Merger"). Stockholders will also be asked to consider such other business as may properly come before the Meeting. Except with respect to procedural matters incident to the conduct of the Meeting, management is not aware of any other matters which could come before the Meeting.

     After careful consideration, your Board of Directors has determined the Merger to be fair to and in the best interests of the Bank and its stockholders and has approved the Agreement and the transactions contemplated thereby, including the Merger. Consummation of the Merger will permit First BanCorp to fully consolidate its ownership of the Bank and will give Bank stockholders the same ownership interest in First BanCorp.

     Enclosed are a Notice of the Meeting of Stockholders and a Proxy Statement and Prospectus which describes the Merger, its effects, the background of the transaction and provides information on First BanCorp and the Bank. A copy of the Agreement is included as Appendix A to the enclosed Proxy Statement and Prospectus.

     Stockholders of record at the close of business on April 10, 1998 are entitled to notice of and to vote at the Meeting.

     Under the Puerto Rico Banking Law, any stockholder of a bank involved in a merger may object to the consideration offered to him in exchange for his shares. If he so objects and attempts to seek an alternative consideration, the stockholder must strictly follow the procedures outlined in Section 15(i) of the Puerto Rico Banking Law, a copy of which is included as Appendix C to the enclosed Proxy Statement and Prospectus. Failure to strictly adhere to the procedures set forth in Section 15(i) of the Puerto Rico Banking Law may result in the invalidation of any claim against the Bank.

     A vote of two-thirds (2/3) of the issued and outstanding common stock of the Bank is required to approve the Agreement and the transactions contemplated thereby.

                                   Very truly yours,



                                   Angel Alvarez-Perez, Esq.
                                   President and Chief Executive Officer

                      FIRSTBANK PUERTO RICO
                    1519 Ponce de Leon Avenue
                 Santurce, Puerto Rico 00908-0146

                        NOTICE OF MEETING
                               AND
                         PROXY STATEMENT

                FOR ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD MAY 26, 1988

To the Stockholders of First Bank Puerto Rico:

     NOTICE IS HEREBY GIVEN that pursuant to a resolution of our Board of Directors, Section 26 of the Banking Law of Puerto Rico, and Section 2 of our by laws, the 1998 Annual Meeting of Stockholders of FirstBank Puerto Rico (the "Bank") will be held at the Principal Office of the Bank located at 1519 Ponce de Leon Avenue, Santurce, San Juan, Puerto Rico on Tuesday, May 26, 1998 at 2:00 P.M., for the purpose of considering and taking action on the following matters.

     1. To elect three (3) directors for a term of three years or until their successors have been elected and qualified.

     2. Consideration of a proposal to approve the reorganization of the Bank into the bank holding company form of ownership by approving an Agreement and Plan of Merger by which (a) the Bank will become a subsidiary of a newly formed bank holding company called First BanCorp ("First BanCorp"), and (b) every outstanding share of common stock of the Bank will be converted into one share of common stock of First BanCorp.

     3. To ratify the appointment of Price Waterhouse as the Bank's independent auditors for fiscal year 1998.

     4. Transact such other business as may properly come before the meeting or any adjournment thereof.

     The stockholders or their representatives should register their credentials or proxies with the Bank's Secretary on or before 2:00 P.M. of the day of the meeting.

     The Board of Directors has set April 10, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

San Juan, Puerto Rico
April 10, 1998

                By order of the Board of Directors

Antonio R. Escriba-Oliver, Esq.                     Angel Alvarez-Perez, Esq.
        Secretary                                        President & CEO

THE SECURITIES TO BE ISSUED BY FIRST BANCORP IN THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT OR THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      FIRSTBANK PUERTO RICO
                    1519 Ponce de Leon Avenue
                 Santurce, Puerto Rico 00908-0146

                  ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON MAY 26, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FirstBank Puerto Rico (the "Bank") for use at the Annual Meeting of Stockholders to be held at the Bank's main offices located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico on the 26th day of May 1998, at 2:00 p.m., and at any adjournment thereof. This Proxy Statement is expected to be mailed to stockholders of record on or about April 10, 1998.

                   SOLICITATION AND REVOCATION

     Proxies in the form enclosed are solicited by and on behalf of the Board of Directors. The persons named in the proxy form have been designated as proxies by the Board of Directors. Shares represented by properly executed proxies received by the Bank will be voted at the Meeting in accordance with the instructions specified therein. If no contrary instructions are given, each proxy received will be voted for the matters described below. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time before it is exercised by (i) written notification to the Secretary of the Bank, (ii) submitting a duly executed proxy bearing a later date or, (iii) appearing at the Annual Meeting and giving proper notice to the Secretary of his or her intention to vote in person. The proxies hereby solicited may be exercised only at the Annual Meeting and any adjournment thereof.

                        VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting of stockholders. At the close of business on the record date there were 14,793,026 shares of common stock issued and outstanding, each of which is entitled to one vote at the Annual Meeting.

                BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information known to the Bank as to any persons or entities which as of April 10, 1998, by themselves or as a group, as the term is defined by section 13(d)(3) of the Securities Exchange Act of 1934 are the beneficial owners of 5% or more of the issued and outstanding common stock of the Bank.(1)

- ----------------
(1) All information concerning persons who may be beneficial owners of 5% or more of the stock is derived from Schedule 13(D) or 13(G) statements filed and notified to the Bank and information submitted by individual shareholders.

BENEFICIAL OWNERS OF 5% OR MORE:

Name                     Number of Shares         Percentage(2)

FMR Corp.
82 Devonshire Street
Boston, MA 02109            1,500,600                  10.14%

Angel Alvarez-Perez
President and CEO
FirstBank
1519 Ponce de Leon Avenue
Santurce, PR 00908          1,093,801(3)                7.39%


BENEFICIAL OWNERSHIP BY DIRECTORS OR NOMINEES:

     The following table sets forth information with regard to the total number of shares beneficially owned by each member of the Board of Directors and each Executive Officer of the Bank and by all Directors and Executive Officers and Officers of the Bank as a group.(4)

Name                     Number of Shares         Percentage(5)

Directors:

Angel Alvarez-Perez           1,205,801(6)           8.02%
Jose Julian Alvarez               1,025                *
Francisco D. Fernandez           41,867                *
Armando Lopez-Ortiz              50,857                *
German E. Malaret                11,233                *

- ----------------
(2)   As a percentage of 14,793,026 shares issued and outstanding.
(3)   Does not include 112,000 shares subject to outstanding stock options.
      All such options are fully exercisable at this time.
(4) Information as to beneficial ownership by officers and directors is derived from information submitted by each such officers or directors.
(5) As a percentage of 15,060,026 shares. This amount includes 14,793,026 shares issued and outstanding as of April 10, 1998 and 267,000 shares subject to stock options held by officers. All outstanding stock options are fully exercisable at this time.
(6) This amount includes 112,000 shares subject to outstanding stock options. All such stock options are exercisable at this time.

Hector M. Nevares               596,500(7)           3.97%
Antonio Pavia-Villamil           32,511                *
Jose Teixidor                    16,250                *
Angel L. Umpierre               287,895              1.88%
Annie Astor de Carbonell,       245,462(8)           1.63%
Senior E.V.P.

Executive Officers:

Luis M. Beauchamp, Senior E.V.P.   170,012(9)        1.13%
Aurelio Aleman, Executive V.P.      20,000(10)         *
Fernando Batlle, Executive V.P.     20,000(11)         *
Francisco Cortes, Executive V.P.    27,030             *
Myrna Ortiz-Lizardi, Executive V.P.  9,964             *

Directors, Executive Officers and
Officers as a group (20 persons)   2,802,199        18.60%

(*) Represents less than 1%.

       INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTORS,
      DIRECTORS WHOSE TERMS CONTINUE AND EXECUTIVE OFFICERS

     The Bylaws of the Bank provide that the Board of Directors shall consist of such number of directors as established from time to time by resolution of the Board of Directors of the Bank, provided that the total number of directors shall always be an odd number and not less than five (5) or more than fifteen (15). The Board of Directors of the Bank has established that the Board shall be comprised by eleven members, divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class is elected each year on a rotating basis.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted

- ----------------
(7) Under applicable regulations, shares are deemed to beneficially owned by a person if he or she directly or indirectly has or shares power to vote or dispose of the shares. Mr. Hector M. Nevares is the beneficial owner of 71,500 shares; however, Mr. Nevares shares voting power on an additional 525,000 shares over which he disclaims ownership.
(8) This amount includes 44,500 shares, subject to outstanding stock options. All such stock options are exercisable at this time.
(9) This amount includes 47,500 shares, subject to outstanding stock options. All such stock options are exercisable at this time.
(10) This amount represents 20,000 shares subject to stock options granted on February 24, 1998.
(11) This amount represents 10,000 shares subject to stock options granted on November 13, 1997 and 10,000 shares subject to stock options granted on February 24, 1998.

for the election of the nominees listed below. If any nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for the replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed below may not be able to serve as a director if elected.

                          PROPOSAL #1
                     ELECTION OF DIRECTORS
           NOMINEES FOR A THREE-YEAR TERM EXPIRING 2001

Name

Angel Alvarez-Perez, 50
President & Chief Executive Officer
President & Chief Executive Officer of the Bank since September 1990. Acting President, from August 1990 to September 1990. Executive Vice President, from March 1990 to August 1990. Prior to joining the Bank, practicing attorney at law specializing in corporate and commercial law. Partner with the law firm of Vazquez, Vizcarrondo, Alvarez, Angelet & Gonzalez, from 1987 to February 1990. Prior to 1987, a partner with the law firm of Dubon, Dubon & Vazquez. Director of the Federal Home Loan Bank of New York, from December 1993 to January 1995. Member of the Board of Directors of Visa International. Chairman of First Federal Finance Corporation, and CEO and Director of First Leasing & Rental Corporation.(12) Director of the Bank since 1989.

Antonio Pavia-Villamil, 70
Doctor of Medicine. Member of the medical staff of Pavia Hospital in Santurce, Puerto Rico, since 1959. Medical Director and
Chairman of Pavia Hospital Advisory Board. Member of the Board of First Federal Finance Corporation and First Leasing & Rental
Corporation.  Director of the Bank since 1981.

Angel L. Umpierre, 68
Certified Public Accountant. Executive Vice President, director and major stockholder of Pan Pepin, Inc. since 1974, a company engaged in the wholesale production and distribution of bakery products. Mr. Umpierre previously served as director of First Federal Savings Bank from 1988 until 1990. Director of the Bank since 1994.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE NOMINEES BE
ELECTED AS DIRECTORS.  THE VOTE OF THE HOLDERS OF THE MAJORITY OF
THE TOTAL VOTES ELIGIBLE TO BE CAST AT THE ANNUAL MEETING IS
REQUIRED FOR THE ELECTION OF THE NOMINEES.

            MEMBERS OF THE BOARD CONTINUING IN OFFICE

- ----------------
(12) First Federal Finance Corporation (D/B/A Money Express- "La Financiera") and First Leasing & Rental Corporation are subsidiaries of FirstBank doing business as in Puerto Rico.

               Directors Whose Terms Expire in 1999

Francisco D. Fernandez, 70
Consulting Engineer. Founder and Chief Executive Officer of Abacus Corporation, an information systems consulting firm, since 1970. Member of the Consulting Board of Pavia Hospital, Santurce, Puerto Rico, until June 1996. Chairman of First Leasing & Rental Corporation and Director of First Federal Finance Corporation. Director of the Bank since 1981.

German E. Malaret, 69, Chairman
Doctor of Medicine.  Chairman of the Board of Directors of the Bank
since 1990.   Medical Director of the Puerto Rico and Caribbean
Cardiovascular Center. Former State Surgeon for the Puerto Rico National Guard. Past Governor for the District of Puerto Rico of the American College of Physicians and of the American College of Cardiology, and Associate Professor of Medicine of the University of Puerto Rico. Director of the Bank since 1976.

Annie Astor de Carbonell, 40
Senior Executive Vice President and Chief Financial Officer Certified Public Accountant. Executive Vice President and Chief Financial Officer since September 1988. Vice President and Comptroller, from 1983 to 1984. Senior Vice President and Comptroller, from 1984 to 1988. Prior to joining the Bank, Senior Auditor at Peat Marwick Mitchell & Co. Director of Puerto Rico Telephone Company since January 1993, elected Chairperson in 1997. Member of the Board of Trustees of the Sacred Heart University from 1991 to 1995, Chairperson from 1993 to 1995. Director of First Leasing & Rental Corporation and First Federal Finance Corporation. Joined the Bank in 1983. Director of the Bank since July 1995.

               Directors Whose Terms Expire in 2000

Name
Jose Julian Alvarez, 64(13)
President and CEO, La Cruz Azul de Puerto Rico, a non-profit health association, since January 1995. Executive Director, La Cruz Azul de Puerto Rico, from 1981 to December 1994. Member of the Puerto Rico Chamber of Commerce and former president (1990 to 1991). Past member of the Board of Directors of Banco Central Corporation from April 1987 to January 1996. Director of the Bank since November 1996.

Armando Lopez-Ortiz, 68
Consulting Engineer. President of Blythe Industries until retirement in 1981. Member of the Board of Ready Mix Concrete,
Inc. until 1995. Director of First Federal Finance Corporation and First Leasing & Rental Corporation. Director of the Bank since
1986.

Hector M. Nevares, 47

- ----------------
(13)  Not related to the President and CEO Angel Alvarez-Perez.

Vice Chairman Suiza Foods Corp., from 1996 to present. President and Chief Executive Officer of Suiza Dairy Corporation, from 1981 to 1996. Partner in Suiza Realty, S.E. Member of the Board of Directors of the Government Development Bank for Puerto Rico, from 1989 to 1993. Director of the Bank since June 1993.

Jose Teixidor, 44
Executive Vice President and General Manager, B. Fernandez & Hnos., Inc., importers and distributors of grocery products, beer, wines and liquors. Member of the Board of Directors of El Nuevo Dia, Inc. Director of the Bank since January 1994.

         SENIOR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information with respect to senior executive officers of FirstBank who are not directors.

Luis M. Beauchamp, 55
Senior Executive Vice President and Chief Lending Officer
Appointed Executive Vice President in October 1990. General Manager for New York banking operations for Banco de Ponce, from 1988 to 1990. Regional Manager for Ecuador and Colombia operations and corporate finance for Central American operations of The Chase Manhattan Bank, N.A. ("Chase"), from 1968 to 1988, Country Manager for Mexico for Chase, from 1986 to 1988; Manager of wholesale banking in Puerto Rico of Chase, from 1984 to 1986. Member of the Board of Directors of First Federal Finance Corporation. Joined the Bank in 1990.

Aurelio Aleman, 39
Executive Vice President - Consumer Banking
Appointed Executive Vice President in February 1998. Vice President of CitiBank, N.A., responsible for wholesale and retail automobile financing and retail mortgage business, from 1996 to 1998 . Vice President of The Chase Manhattan Bank, N.A., Responsible for managing bank operations and technology for corporate, capital markets and consumer banking environment in Puerto Rico and eastern Caribbean region, from 1994 to 1996. Joined the Bank in February 1998.

Fernando L. Batlle, 31
Executive Vice President
President & Chief Operations Officer of First Federal Finance Corp. Appointed Executive Vice President in October 1997. Managing Director Neva Management Corporation, from April 1996 to October 1997. Senior Vice President of the Investments Department of the Bank, from December 1994 to April 1996. Vice President Secondary Market of the Bank, from December 1994 to April 1996. MBA Program Harvard Business School, from September 1992 to June 1994.
Obtained MBA in June 1994. Assistant Vice President of Puerto Rico Home Mortgage, from 1989 to August 1992. Joined the Bank in December 1994 to April 1996 and re-joined the Bank in October 1997.

Francisco Cortes-Aguayo, 55
Executive Vice President - Residential Mortgage Banking and
Administrative Services

Real Estate Mortgage Division, from December 1990 to December 1996. Senior Vice President/Group Executive of Bank Facilities from 1989 to 1990. Senior Vice President of Operations from 1983 to 1989.
Joined the Bank in 1967.

Myrna Ortiz-Lizardi, 50
Executive Vice President
Branch Banking and Operations
Appointed Executive Vice President of Branch Banking in February
1996.  Senior Vice President of Branch Banking from 1990 to
February 1996. Senior Vice President of Administration Group from 1988 to 1990. Joined the Bank in 1974.

                    OTHER MANAGEMENT OFFICERS

Nicolas Badillo-Vega, 50
Senior Vice President - Information Systems
Appointed Senior Vice President and Information Systems Director in October 1991. Vice President Assistant Director of Information Systems, from December 1990 to December 1996. Prior to that, Vice President and Director of Information Systems, Banco de Ponce. Joined the Bank in 1989.

Luis Cabrera-Marin, 28
Senior Vice President - Treasury and Investments
Appointed Senior Vice President of the Investment and Treasury Department in May 1997 and Executive Trust Officer since January 1998. Director of Asset Management Government Development Bank of Puerto Rico, from August 1995 to 1997. Investment Executive Oriental Financial Services, Inc. Puerto Rico, from August 1994 to August 1995. Financial Consultant CitiBank, N.A., from April 1994 to August 1994. Joined the Bank in 1997.

Antonio R. Escriba-Oliver, 63
Senior Vice President - Secretary
Appointed Secretary of the Board of Directors since 1987.  Legal
Counsel to the Bank, from 1985 to 1987. Prior to joining the Bank, attorney at law in private practice. Secretary of the Boards of First Leasing & Rental Corporation and First Federal Finance
Corporation.  Joined the Bank in 1985.

Aida Garcia, 46
Senior Vice President - Human Resources
Senior Vice President since April 1992.  Director and Vice
President of Human Resources since May 1990.  Second Vice
President, Human Resources, from 1988 to 1990.  Human Resources
Director of Dr. Federico Trilla Hospital in Carolina, Puerto Rico, from 1982 to 1988. Joined the Bank in 1988.

Fernando Iglesias, 60
Senior Vice President - Special Loan Division
Group Executive for Operations for the Bank from 1986 to 1990.
Senior Vice President of Branch Administration from 1986 to 1987.
Joined the Bank in 1985.

Roger Lay, 61
Senior Vice President - Internal Auditor
Internal Auditor of the Bank, from 1984 to present. Comptroller, Caguas Federal Savings Bank, From 1982 to 1984. Joined the Bank in 1984.

John A. Ortiz, 42
Senior Vice President/Consumer Lending
Joined the Bank as Senior Vice President Consumer Lending in
October 1997.  Regional Strategic and Compliance Manager CitiBank
N.A.,  from March 1996 to September 1997.   Vice President Customer
Services & Quality Manager CitiBank, N.A., from February 1995 to
February 1996.  Branch Director CitiBank, N.A., from 1991 to
February 1995.

Haydee Rivera, 43
Senior Vice President, Branch Banking Operations
Appointed Senior Vice President in December 1996.  Vice President
Branch Operations, from 1993 to 1996.  Joined the Bank in 1981.

Jose H. Rodriguez, 47
Senior Vice President, Branch Administration
Appointed Senior Vice President in March 1996.  Vice President,
Branch Administration, from 1992 to March 1996. Joined the Bank in 1974.

Josianne Rossello, 43
Senior Vice President, Marketing & Public Relations Director Appointed Senior Vice President in January 1997. Vice President/Marketing Director, Banco Santander de Puerto Rico, from November 1994 to January 1997. Marketing Manager, Sprint United Telephone, Orlando, Florida, from October 1993 to October 1994. President, CitiCorp Card Services, Puerto Rico, from 1985 to 1990. Joined the Bank in January 1997.

Angel Suarez Ortiz, 41
Senior Vice President, Automobile Financing
Vice President, Automobile Financing, f rom June 1992 to June 1996. Joined the Bank in October 1988.

Laura Villarino-Tur, 39
Senior Vice President - Comptroller
Certified Public Accountant. Appointed Senior Vice President -
Comptroller in 1987.  Vice President, Assistant Comptroller from
1984 to 1987.  Prior to joining the Bank, Staff Auditor with Peat
Marwick Mitchell & Co.  Joined the Bank in 1984.

                BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held 12 regular meetings and 3 special meetings during fiscal 1997. Each of the incumbent directors, attended in excess of 75% of the aggregate of the total meetings of the Board of Directors and meetings of the committees on which they served.

                       EXECUTIVE COMMITTEE

     In accordance with the Bylaws of the Bank, the Board of Directors has established an Executive Committee, which, during the intervals between meetings of the Board, may exercise the powers of the Board of Directors except with regard to a limited number of matters, which include: the declaring of dividends; amending the Charter or Bylaws of the Bank; approving or recommending to the stockholders a plan of merger, consolidation or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Bank or its dissolution. All actions of the Executive Committee are submitted to the full Board for review and ratification. The members of the Executive Committee are German E. Malaret, Chairman, Angel Alvarez-Perez, President and CEO Armando Lopez-Ortiz, Antonio Pavia-Villamil, Francisco D. Fernandez, Hector M. Nevares, and Angel L. Umpierre. The Executive Committee did not meet during fiscal 1997.

                         AUDIT COMMITTEE

     The Bank has a standing Audit Committee composed of four outside directors who are not and have never been involved in the day-to-day management of the Bank. The functions of the Audit Committee include review of the reports of examination from the Bank's regulatory agencies, examinations and comments from the Bank's independent accountants, the Bank's Internal Auditor and Compliance Officer regarding their findings and comments on the internal controls of the Bank, audit procedures and actions taken by management with regards to such matters. The Committee has the power at its discretion to order interim and surprise audits. The members of the Committee are German E. Malaret, Chairman; Armando Lopez-Ortiz; Francisco D. Fernandez; and Jose Julian Alvarez. During fiscal 1997 the Audit Committee met a total of 12 times.

                  INTERNAL LOAN REVIEW COMMITTEE

     The Internal Loan Review Committee is composed of three outside directors who are responsible for monitoring the Bank's Internal Loan Review Program, which evaluates the quality of the Bank's assets and provides for an early identification of possible problem assets. The Committee also monitors the corrective actions taken to minimize loss potential from such loans and makes recommendations to the Board of Directors with regard to the adequacy of reserves. The members of the Committee are Antonio Pavia-Villamil, Chairman; Francisco D. Fernandez and Angel L. Umpierre. During fiscal 1997 the Internal Loan Review Committee met a total of four times.

   EXPANDED ASSETS LIABILITY MANAGEMENT & INVESTMENT COMMITTEE

     The Board of Directors has designated three outside directors who together with the members of Management's Investment Committee comprise the Committee. The Committee is responsible for monitoring the investment performance of the Bank and for the formulation of investment strategy, including issues related to liquidity and asset and liability management. The members of the Committee include outside directors Francisco D. Fernandez, Chairman; Hector M. Nevares and Jose Teixidor as well as Angel Alvarez-Perez, President & CEO; Annie Astor de Carbonell, Senior Executive Vice President; Luis M. Beauchamp, Senior Executive Vice President; Fernando Batlle, Executive Vice President; Luis M. Cabrera, Senior Vice President; and Alan Udall, Chief Economist.

During fiscal 1997, the Expanded Assets Liability Management &
Investment Committee met a total of 11 times.

                      EDP STEERING COMMITTEE

     The Board of Directors has designated four outside directors to participate with management in the EDP Steering Committee. The Committee is responsible for establishing guidelines for the strategic direction of the Information Services of the Bank and ensuring that such development is in accordance with the business strategies of the Bank. The Committee evaluates and recommends to the Board of Directors all major electronic equipment and information systems products and monitors their development, and monitors all new developments in the Bank's Business Resumption process. The Committee is also responsible for evaluating the process of the Bank's year 2000 project. The Members of the EDP Steering Committee are outside directors Francisco D. Fernandez, Chairman, Jose Julian Alvarez, German E. Malaret, and Jose Teixidor, as well as Angel Alvarez-Perez, President and CEO; Annie Astor de Carbonell, Executive Vice President; Luis M. Beauchamp, Senior Executive Vice President; Aurelio Aleman, Executive Vice President; Fernando Batlle, Executive Vice President; Francisco Cortes-Aguayo, Executive Vice President; Myrna Ortiz-Lizardi, Executive Vice President; and Nicolas Badillo, Senior Vice President. The Committee met nine times during fiscal 1997.

                      COMPENSATION COMMITTEE

     The Compensation Committee is responsible for administering the Bank's executive compensation program, including the stock option plans, and for evaluating the performance of the Bank's key executives, including that of the President and CEO. The members of the Compensation Committee are German E. Malaret, Francisco D. Fernandez and Antonio Pavia-Villamil. During fiscal 1997 the Compensation Committee met once.

                         CREDIT COMMITTEE

     The Board has established a Credit Committee composed of at least three outside members of the Board, the President and CEO and the Chief Lending Officer. The Credit Committee evaluates loan applications in excess of $1 million and may approve loans up to a maximum of $5 million. The members of the Credit Committee are Antonio Pavia-Villamil, Chairman; Armando Lopez-Ortiz; Jose Teixidor; Hector M. Nevares; Angel Alvarez-Perez; Luis M. Beauchamp; Aurelio Aleman; and Fernando Batlle. During fiscal 1997 the Credit Committee met a total of 13 times.

                       NOMINATING COMMITTEE

     Pursuant to Article I, Section 14, of the Bylaws of the Bank, the Board of Directors acts as the Nominating Committee for selecting the nominees for the election of directors at the next succeeding Annual Meeting of Stockholders. No nominations for directors except those made by the Nominating Committee shall be voted upon at the Annual Meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Bank at least thirty (30) days prior to the date of the annual meeting. Upon delivery, such nominations by stockholders shall be posted in a conspicuous place in each branch of the Bank and ballots bearing the names of such nominee or nominees will be provided for use by the stockholders at the Annual Meeting.

                    COMPENSATION OF DIRECTORS

     During fiscal 1997 Non-employee Directors of FirstBank were entitled to a fee of $900 per each regular meeting of the Board attended and $500 per each special or extraordinary meeting of the Board or of any standing committee of the Board attended, with the exception of the Chairman, who receives $1,800 for each regular meeting of the Board attended. Officers of the Bank do not receive any fees for service on the Board of the Bank, its subsidiaries or any committee.

                COMPENSATION OF EXECUTIVE OFFICERS

     The summary compensation table set forth below discloses compensation for the Bank's Chief Executive Officer and the most highly paid executive officers of FirstBank or its subsidiaries who worked with the Bank or such subsidiaries, during any period of such fiscal year and whose total cash compensation for fiscal 1997 exceeded $100,000 (named executives).

                       Summary Compensation

-----------------------------------------------------------------------------
Name & Principal Position      Year    Salary($)   Bonus($)   Other(14)
                                                              Compensation($)
-----------------------------------------------------------------------------
Angel Alvarez-Perez,           1997    550,007     300,000    5,700
President and CEO              1996    547,987     175,000    3,780
                               1995    475,000     150,000    4,660
-----------------------------------------------------------------------------
Mike E. Romeu(15)              1997    319,646       -0-      1,895
Former Senior                  1996    322,673     100,000    3,780
Executive Vice President       1995    280,000      80,000    4,423
-----------------------------------------------------------------------------
Annie Astor de Carbonell,      1997    265,000      80,000    5,555
Executive Vice President       1996    261,661      75,000    3,780
and Chief Financial Officer    1995    240,000      60,000    4,484
-----------------------------------------------------------------------------
Luis M. Beachamp,              1997    265,008      90,000    5,320
Executive Vice President       1996    244,334      75,000    3,780
and Chief Lending Officer      1995    200,000      50,000    5,223
-----------------------------------------------------------------------------

- ----------------
(14) Represents Bank's pro rata contribution to the executive's participation in the Bank's Defined Contribution Retirement Plan.
(15) Mr. Mike E. Romeu resigned as Senior Executive Vice President effective October 27, 1997 and as director of the Bank effective January 19, 1998.

-----------------------------------------------------------------------------
Myrna Ortiz-Lizardi,          1997     130,000      40,000    4,935
Executive Vice President      1996     128,308      42,500    3,777
Branch Banking                1995     112,733      25,000    4,134
-----------------------------------------------------------------------------
Senior Executive Officers and 1997   2,035,834     642,192   59,364
Other Management Officers     1996   2,172,753     585,219   59,571
as a group (17 persons)       1995   2,008,000     497,879   69,106
-----------------------------------------------------------------------------

                        STOCK OPTION PLAN

     On April 27, 1987 the Stockholders adopted the Bank's first stock option plan (the "1987 Plan"). On January 21, 1997 the tenth anniversary of its effective date, the 1987 plan expired and no new stock options may be granted under such Plan. As of expiration of the Plan there remained 150,000 shares of common stock subject to unexercised stock options granted during the life of the plan. At such expiration date there also remained 1,449,352 shares still available for stock options. This amount was set aside for the new 1997 Plan which was approved by the Stockholders of the Bank on April 19, 1997 (the "1997 Plan"). Any options granted after the Expiration of the 1987 Plan must be granted under the 1997 Plan.
No options granted under the 1997 Plan prior to stockholder approval was exercisable prior to such approval.

     The 1997 Stock Option Plan, as well as its predecessor the 1987 Plan, hereinafter collectively referred to as (the "Plans"), are intended to encourage optionees to remain in the employ of the bank and to assist the Board of Directors and Management in its effects to attract and to recruit qualified officers to serve the Bank and/or its subsidiaries.

     The Plans, enables the Bank to grant options for the purchase of shares of the stock of the Bank to officers and other employees (i.e. persons employed 1,000 hours or more per year) of the Bank and/or Subsidiaries. The stock subject to such stock options shall be authorized but unissued shares of the Bank's $1.00 par value common stock. The number of shares for which options may be granted under the 1997 Plan is 1,449,352 shares, subject to adjustment for any stock dividend, stock split or any other relevant change in the Bank's capitalization.

     The Plans are administered by the Compensations Committee (the "Committee"), whose members are all outside directors appointed by the Board of Directors. All members of the Committee meet the criteria of "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Act"). The Committee has absolute discretion to select which eligible persons will be granted stock options, the number of shares of common stock that may be subject to such options, whether stock appreciation rights will be granted for such options and generally to determine the terms and conditions in accordance with the Plan. Effective January 21, 1987 no new options may be granted under the 1987 Plan. According to the terms of the Plans all options must be granted within ten years of the effective dates of the Plans. All options granted expire on the date specified in each individual option agreement which date will not be later than the tenth anniversary of the date the option was granted.

     The 1997 Plan may be amended at any time by the Board of Directors, subject to any applicable regulatory limitation or regulatory approval requirement. However, shareholder approval is required if an amendment increase the number of shares of common stock that may be subject to options materially changes the eligibility criteria, changes the minimum purchase price or increases the maximum term of the options.

     The Plans provide that no person shall be eligible for a stock option grant if at the date of such grant such person beneficially owns more than ten percent (10%) of the outstanding common stock of the Bank. In addition, pursuant to the change of control provisions contained in Section 12 of the Banking Law of Puerto Rico as amended (7 L.P.R.A. Sec.39), to the extent that by the exercise of an option a person would acquire the beneficial ownership of five percent (5%) or more of then issued and outstanding common stock of the Bank, such person most obtain the approval of the Commissioner of Financial Institution prior to the exercise of such option. An eligible person may hold more than one option at the time. The purchase price of options granted shall not be less than the fair market value of the Bank's common stock at the date of the grant.

     Options granted under the Plans are not transferable other than by will or the laws of descent and distribution. During the life of the optionee the options may be exercised only by such optionee. In the event of the death or disability of an optionee, options may be exercised whether or not exercisable at the time of such death within one year after the date of such death or disability, but not later than the date when the option would otherwise have expired.

     If the employment of an employee is terminated by retirement in accordance with the Bank's normal retirement policies or is voluntarily or involuntarily terminated within one year after the date of a change in control. the option may be exercised within three months of such occurrence whether or not the option is exercisable at such time, but not later than the date that the option would otherwise have expired.

     Options may be exercised by payment of the fair market price per share established in the Option Agreement, as adjusted for any changes in capitalization if applicable. Payment may be in cash or at the election of the optionee, common stock of the Bank having an aggregate fair market value to or less than the total option price (i.e. purchase price multiplied by the number of shares bought), plus cash. At the discretion of the Committee the optionee could be granted stock appreciations rights with respect to an option.

     As of December 31, 1997 there were a total of 117,000 shares subject to unexercised options granted under the 1987 Plan and 120,000 under the 1997 plan. Except to the extent limited by the Puerto Rico Internal Revenue Code of 1994, as amended, all outstanding options are exercisable now.

               OPTION/GRANTS IN LAST FISCAL YEAR

     The table set forth below discloses the information regarding the stock options granted to the Bank's chief executive officers and the most highly paid executives during 1997 under the Bank's
Stock Option Plan.

                         Shares      %
                       Underlying  Granted    Exercise              Value(1)
                      Options/SAR  in Fiscal  Base     Expiration  Grant Date
Name                     Granted   Year       Price    Date        Present

Angel Alvarez Perez       52,000     43%      31.25    11/13/2007   $501,956
Luis Beauchamp            19,000     16%      31.25    11/13/2007    183,407
Annie Astor de Carbonell  16,000     13%      31.25    11/13/2007    153,008
Fernando Batlle           10,000      8%      31.25    11/13/2007     96,530
Myrna Ortiz Lizardi        3,000      2%      31.25    11/13/2007     28,959

                           Total     82%

     (1) The Black/Scholes pricing model was used to value these stock options. Options were granted at $31.25 which was the market date on the date of grant of November 13, 1997. Options were granted for a term of ten years and, except to the extent limited by the stock option plan, are exercisable at any time during the term of the option.

     In calculating the value of such options, the following assumptions were made:

     *    Risk free rate (5.830%): obtained from a U.S.
          Federal Government obligation maturing close to expiration date of the options.

     *    Volatility (29.917): Volatility assumption of
          27.917 is the historical price volatility of the Bank's closing stock price as measured by standard deviation of day-to-day logarithmic price changes.

     * The historical growth rates of dividends were used to project future dividends.

     Based on the above assumptions, the theoretical value of the stock options granted on November 13, 1997 is $9.653.
     This valuation does not take into account the non-transferability or forfeiture provisions of the Stock
     Option Plan.

     The table set forth below discloses the aggregated the options/SAR exercises and value realized and the number of unexercised options SAR's and the value thereof with regards to FirstBank's Chief Executive Officer and the most highly paid executives (named executives) as of December 31, 1997 under the Plans.

       AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
              AND FISCAL YEAR-END OPTIONS/SAR VALUES

                                                 Number of      Unexercised In
                                                 Unexercised    the-Money
                      Shares                     Options at     Options at
                      Acquired        Value      12/31/97(1)    12/31/97
Name                  on Exercise(#)  Realized   Exercisable(#) Exercisable($)

Angel Alvarez-Perez         -0-         -0-        112,000       1,496,312
Annie Astor de Carbonell    -0-         -0-         44,500         666,188
Luis M. Beauchamp           -0-         -0-         47,500         673,313
Fernando Batlle             -0-         -0-         10,000          23,250
Myrna Ortiz-Lizardi         -0-         -0-          3,000           7,125
Mike E. Romeu(2)         33,000     696,761         10,000             -0-

(1) As of December 31, 1997 the average price at which the named executives could have exercised their outstanding options was $11.5833 for options granted on 11/28/94 and $31.25 for options granted on 11/13/97. As of 12/31/97 the following named executives had outstanding options granted on 11/28/94: Angel Alvarez-Perez 60,000; Annie Astor de Carbonell, 28,500; Luis M. Beauchamp,
28,500.  The following hold options granted on 11/13/97:   Angel Alvarez-Perez
52,000; Annie Astor de Carbonell 16,000; Luis M. Beauchamp 19,000; Annie Astor de Carbonell 28,500; Fernando Battle 10,000 and Myrna Ortiz Lizardi 3,000. All options were granted at an exercise price equal to the market price of FirstBank's common stock of the Stock Option Plans which provides for adjustments in the number and price of options due to changes in capitalization resulting from stock dividends or splits, the options granted on November 28, 1994 have been adjusted to reflect the stock split distributed in June 1995.
(2) During fiscal 1997 Mr. Mike E. Romeu exercised his options to acquire 33,000 shares of FirstBank Common Stock at an average price of $11.5833, such options were granted at an exercise price equal to the market price of FirstBank stock on the date of grant. Mr. Romeu resigned his position as Senior Executive Vice President effective October 27, 1997.


                      EMPLOYMENT AGREEMENTS

     The following discloses information regarding the employment agreements of the named executives with FirstBank.

Name                Effective Date  Current Base Salary($)   Term of Years
Angel Alvarez-Perez      03-01-90            550,000              3
Annie Astor de Carbonell 09-28-89            265,000              3
Luis M. Beauchamp        10-01-90            265,000              3
Aurelio Aleman           02-24-98            200,000              4
Fernando Batlle          10-27-97            200,000              3
Myrna Ortiz-Lizardi      08-16-90            130,000              3

     The agreements provide that the term of each will be automatically renewed on the second anniversary of the agreement. Notwithstanding such contract, FirstBank will be able to terminate the contracting officer at any time; however, unless such termination is for cause, the contracting officer will continue to be entitled to the compensation provided in the contract for the remaining term thereof. "Cause" is defined to include personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order or any material breach of any provision of the Employment Agreement..

     In the event of a "change in control" of the Bank as defined in the employment agreements, and if the contracting officer is terminated other than for cause within two years after the occurrence of such "change of control," such officer will be entitled to a lump sum severance payment equal to his or her then current annual salary multiplied by the term of years for which such contracting officer's employment agreement was to be effective on the date into which it was entered. The severance payment that each of the contracting officers would have received if his or her agreement had been terminated as of December 31, 1997, pursuant to a change of control of the Bank, was: Angel Alvarez-Perez, $1,650,000; Annie Astor de Carbonell, $795,000; Luis M. Beauchamp, $795,000; Myrna Ortiz-Lizardi, $390,000; Aurelio Aleman, $800,000; and Fernando Batlle, $600,000.

     Pursuant to the employment agreements, a "change in control" shall be deemed to have taken place if: a third person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the Bank having 25% or more of the total number of votes which may be cast for the election of directors of the Bank or which, by cumulative voting, if permitted by the Bank's charter or Bylaws, would enable such third person to elect 25% or more of the directors of the Bank; or if, as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bank before such transactions shall cease to constitute a majority of the Board of the Bank or any successor institution.

               DEFINED CONTRIBUTION RETIREMENT PLAN

     The Bank has a Defined Contribution Retirement Plan under
Section 165(e) of Puerto Rico's Internal Revenue Law(16) which provides participating employees with retirement, death, disability and termination of employment benefits in accordance with their participation. The Plan is administered by State Mutual Life Assurance Company of America. The plan complies with the "Employee Retirement Income Security Act of 1974 (ERISA)" and the "Retirement Equity Act of 1984 (ERA)." The Bank's employees are eligible to participate in the plan after completing one year of service and there is no age requirement. An individual account is maintained for each participant and benefits are paid based solely on the amount of each participant's account.

     Participating employees may defer from 1% to 10% of their annual salary, up to a maximum of $7,500.00 into the plan on a pre-tax basis as employee salary savings contributions. Commencing

- ----------------
(16)  Section 165(e) of the Commonwealth of Puerto Rico Internal Revenue
      Law is similar to Section 401(k) of the Federal Internal Revenue Code.

in fiscal 1997 the Bank contributed 25% of each eligible participants salary savings contribution to the Plan, however no match is provided for salary savings contributions which are in excess of 4% of compensation. In addition, at the end of the fiscal year, the Bank may make, but is not obligated to do so, additional contributions in an amount determined by the Board of Directors; however, the maximum of any additional contribution in any year may not exceed 15% of the total compensation of all eligible employees participating in the plan and no basic monthly or additional annual matches need be made on years during which the Bank incurs a loss.

     All contributions to the plan are invested in the Allamerica Retirement and Investment Service Family of Funds, which comprises five investment funds; a Managed Stock Fund, an Indexed Stock Fund, a Diversified Bond Fund, A Government Security Fund, and a Money Market Fund. Participants' direct investments of both employee and employer contributions into one or more of the investment funds. Each quarter, participants are allowed to change their investment selections for future contributions or transfer existing account balances between funds.

     In fiscal 1997 the total contribution to the Plan by the Bank amounted to $540,000, which funds were distributed on a pro rata basis among all participating employees. The table below sets forth the total of the Bank's contribution during fiscal 1997 to the named executives of the Bank who participate in the Plan.

                    Name                Total Bank Contribution(17)
               Angel Alvarez-Perez                $5,700
               Mike E. Romeu                      $4,046
               Annie Astor de Carbonell           $5,555
               Luis M. Beauchamp                  $5,320
               Myrna Ortiz-Lizardi                $4,935

               REPORT OF THE COMPENSATION COMMITTEE

     FirstBank's executive compensation program is administered by the Compensation Committee of the Board of Directors which is composed by Messrs. German E. Malaret, Antonio Pavia-Villamil and Francisco D. Fernandez, none of whom is, or has ever been an employee of the Bank.

Executive Compensation Policy

     The Bank operates in a highly competitive industry where the quality, creativity and professionalism of its executives is of utmost importance to the success, profitability and growth of the institution. The underlying philosophy of any effective compensation program must be to retain and recruit top executives who will make significant contributions to the promotion and achievement of the institutional goals which will ultimately result in enhanced shareholder value.

- ----------------
(17) Pro rata Bank contributions to the Plan of named executives are included in the Summary Compensation Table.

     Accordingly, FirstBank has put in place a compensation policy which is designed to retain and reward key executives who demonstrate the capacity to lead the Bank in achieving its business objectives in this highly competitive industry.

Objectives

* Stimulate behavior that will lead to the attainment of the Bank's goals.
* Provide additional short-term and long-term variable compensation to enable implementation of a pay-for-performance package.

     During fiscal 1997 the Committee met once to review the Bank's performance as a whole and the performance of the named executives in relation with the performance goals previously set forth. The Committee took into consideration the Performance of FirstBank in comparison with the performance of other bank's in the community as well as the performance of the Bank in relation to other institutions of similar size and complexity of loan portfolio and other assets. On the basis of their analysis the Committee took the following actions with regard to the Names Executives.

Incentive Bonus

     The Executive Compensation program provides for an incentive bonus plan whose purpose is to maximize the efficiency and effectiveness of the operation of the Bank. The Committee has designated the CEO and the Executive Vice Presidents of the Bank as plan participants. The incentive bonus is linked to the performance of the Bank as a whole as well as the achievement of individual goals. On November 13, 1997 the Committee recommended performance Bonus to the following Names Executives: Luis M. Beauchamp, Senior Executive Vice President $90,000; Annie Astor de Carbonell, Senior Executive Vice President $80,000; Myrna Ortiz Lizardi, Executive Vice President $40,000; Francisco Cortes, Executive Vice President $21,623.

Long Term Compensation

     The Executive Compensation Plan also contemplates long-term incentive compensation in the form of stock options under the Bank's Employee Stock Option Plan (the "SOP"). The Compensations Committee has absolute discretion to select which of the eligible persons will be granted stock options, whether stock appreciation rights will be granted with such options and generally to determine the terms and conditions of such options in accordance with the
provisions the SOP.    On November 13, 1997 the Committee granted
the following options to purchase common stock of the Bank to Names Executives Luis M. Beauchamp, 19,000; Annie Astor de Carbonell, 16,000; Fernando L. Batlle, 10,000; Myrna Ortiz Lizardi, 3,000; Francisco Cortes, 3,000. All options were granted at an exercise price of $31.25, which amount represents the price of the Stock as of the close of business on the date the options were granted.

     On March 25, 1997 Mr. Luis M. Beauchamp was promoted to Senior Executive Vice President and his salary was adjusted from the previous $245,000 to $265,000.

Compensation of Chief Executive Officer

     Mr. Angel Alvarez-Perez has served as President and Chief Executive Officer since September 1990. On November 13, 1997 the Committee granted the President an incentive cash bonus of $300,000 as well as a long term compensation in the form of a 10 year option to purchase 52,000 share of FirstBank common stock. The price per share of such grant was $31.25. The incentive compensation granted was determined in accordance with the Bank's compensation policy described above. In making such determination the Committee took into consideration the Bank's performance as a whole, including significant increase in earnings experienced during fiscal 1997, continued control of operating expenses and the achievement of goals which are geared to ensure the Bank's continued long term growth and the enhancement of stockholder value.

German E. Malaret
Francisco D. Fernandez
Antonio Pavia-Villamil


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has served as an officer or employee of the Bank or of a subsidiary of the Bank.

                    OTHER EMPLOYMENT BENEFITS

     The Bank's executive officers are provided life, hospitalization and medical insurance under group plans on generally the same basis as for all other full-time employees of the Bank. The Bank offers to all of its employees life insurance coverage of 250% of the employees' annual salaries up to a maximum coverage of $500,000. In the event of accidental death, the coverage is twice that amount. In addition, the Bank offers all of its employees a contributory medical and hospitalization plan. The plans are provided through Servicios de Seguros de Salud (SSS,Inc.) and Blue Cross and Blue Shield Association of Puerto Rico.

             INDEBTEDNESS OF DIRECTORS AND MANAGEMENT

     Directors and officers and related parties thereof were customers of and had transactions with the Bank in the ordinary course of business during 1997.

     Each of the loans and other extensions of credit made to directors and officers of the Bank during 1997 were made in the normal course of business on substantially the same terms as those prevailing at the time they were made, including interest rates. None such loans or other extensions of credit present more than the normal risk of collectibility or other unfavorable features.

             BUSINESS TRANSACTIONS BETWEEN FIRSTBANK
     OR ITS SUBSIDIARIES AND EXECUTIVE OFFICERS OR DIRECTORS

     Other than loan transactions in the normal course of the Bank's business as stated above, the Board of Directors is not aware of any business transaction between the Bank or its Subsidiaries and any one of its Directors or Executive Officers.

             PERFORMANCE OF FIRSTBANK'S COMMON STOCK

[Lineal graph of the values of the table below to represent the performance of FirstBank's Common Stock]


          12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
FirstBank    $100   $237      $250      $483      $571      $761
S&P 500      $100   $110      $111      $153      $189      $251
S&P Regional $100   $103      $94       $142      $188      $276
Banks

     The stock performance graph above compares the cumulative total shareholder return of the Bank's common stock from December 31, 1992 to December 31, 1997 with the cumulative total return of the S&P 500 Markets Index and the S&P Regional Banks Index. The S&P 500 Market Index is a broad index which includes a wide variety of issuers and industries representatives of a cross section of the market. The S&P Regional Banks Index is an index which includes financial institutions comparable to the Bank.

                           PROPOSAL #2
       PROPOSED REORGANIZATION INTO A BANK HOLDING COMPANY

     At the Meeting, the Board of Directors will present for shareholder approval a proposal for the reorganization of the Bank into a bank holding company (the "Reorganization"). The
Reorganization is described in detail in the Prospectus accompanying this Proxy Statement. By the terms of the Reorganization, the affirmative vote of at least two-thirds of the outstanding common stock of the Bank is required for approval. Proxies received in favor of the Board of Directors will be voted to approve the proposed Reorganization.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE
REORGANIZATION AS DESCRIBED IN THE PROSPECTUS ACCOMPANYING THIS
PROXY STATEMENT.  THE VOTE OF TWO-THIRDS OF OUTSTANDING SHARES OF
THE BANK IS REQUIRED FOR THE APPROVAL OF THIS PROPOSAL.

                           PROPOSAL #3
      RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Price Waterhouse has been selected as the independent accountants of the Bank for the fiscal year ending December 31, 1998. The firm will be represented at the Annual Meeting and representatives will have the opportunity to make a statement, if they so desire, and also will be available to respond to appropriate questions. The affirmative vote of a majority of the total votes eligible to be cast at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS OF THE BANK FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998. THE VOTE OF THE HOLDERS OF THE MAJORITY OF THE TOTAL VOTES ELIGIBLE TO BE CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE APPROVAL OF THIS PROPOSAL.

                       STOCKHOLDER PROPOSAL

     Any proposal that a stockholder wishes to have presented at the next Annual Meeting of the Bank must be received at the main offices of the Bank not later than November 28, 1998. If such proposal is in compliance with all of the requirements of FDIC Regulation 335.211 (12 CFR 335.211) of the Securities Exchange Act of 1934 (the "Act"), it will be included in the Proxy Statement and set forth in the form of proxy issued for the next Annual Meeting of Stockholders. All such proposals should be sent by certified mail, return receipt requested, to the attention of the Secretary.

                          OTHER MATTERS

     Management for the Bank does not know of any business to be brought before the Annual Meeting other than that specified herein. However, if any other matters are properly brought before the Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person voting the proxies.

     The cost of solicitation of proxies will be borne by the Bank. FirstBank has retained the services of Kissel-Blake, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee arranged with Kissel-Blake, Inc. is in the amount of $5,000 plus reimbursement for out-of-pocket expenses.
The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Bank's common stock. In addition to solicitation by mail, directors, officers and employees of the Bank may solicit proxies personally or by telephone without additional compensation.

                          ANNUAL REPORT

     Stockholders will be sent a copy of the Bank's Annual Report to Stockholders for the fiscal year ended December 31, 1997, prior to or accompanying the Proxy Statement. Such Annual Report is not part of the proxy solicitation material. Upon receipt of a written request, the Bank will furnish to any stockholder, without charge, a copy of the Bank's Annual Report under Section 13 of the Securities Exchange Act of 1934 on FDIC's Form 10-K and the list of exhibits thereto required to be filed with the Federal Deposit Insurance Corporation under applicable law. Such written request must set forth a good faith representation that the person making the request is, as of March 13, 1998, the owner of record of shares of common stock entitled to vote at the Annual Meeting and should be directed to Antonio R. Escriba-Oliver, Secretary, FirstBank, 1519 Ponce de Leon Avenue, Santurce, Puerto Rico 00908-0146.

BY ORDER of the Board of Directors
April 10, 1998

                          FIRST BANCORP


             PROSPECTUS ACCOMPANYING PROXY STATEMENT


     This Prospectus which accompanies the Proxy Statement of FirstBank Puerto Rico (the "Bank") of the same date, is being furnished to the holders of the common stock of the Bank, a bank incorporated under the laws of the Commonwealth of Puerto Rico, in connection with the solicitation of proxies by the board of directors of the Bank for use at the Annual Meeting (the "Meeting") of stockholders to be held on May 26, 1998.

     This Prospectus and the Proxy Statement also serve as the Prospectus of First BanCorp ("First BanCorp"), a Puerto Rico corporation, under the Securities Act of 1933 with respect to the issuance of a maximum of approximately 14,800,000 common stock, par value $1.00 per share, in the proposed reorganization of the Bank into a bank holding company (the "Reorganization") described herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECU-RITIES AND EXCHANGE COMMISSION, BY THE FEDERAL DEPOSIT INSURANCE
    CORPORATION ("FDIC") OR BY THE COMMISSIONER OF FINANCIAL
      INSTITUTIONS OF PUERTO RICO NOR HAVE THE COMMISSION,
         THE FDIC OR THE COMMISSIONER PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.

   THE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING
                            POSSIBLE
                LOSS OF THE PRINCIPAL INVESTED.

THE SECURITIES OFFERED ARE NOT DEPOSITS AND ARE NOT INSURED BY
     THE FDIC OR ANY OTHER GOVERNMENTAL OR PRIVATE AGENCY.

The Bank is subject to the information reporting requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports, proxy statements and other information filed by the Bank can be inspected and copied at the public reference facilities maintained by the FDIC at the Federal Deposit Insurance Corporation, 550 17th Street N. W., Washington, D.C. 20429. Also, said documents may be obtained by writing the FDIC's Registration, Disclosure and Securities Operations Unit at 550 17th Street, Rm. F-6043, Washington, D.C. 20429 or by calling (202) 898-8913 of by fax at (202) 898-3909. The common stock of the Bank is listed on the New York Stock Exchange ("NYSE"). Reports, proxy statements and other information concerning the Bank can inspected and copied at the office of the New York Stock Exchange at 20 Board Street, New York, New York 10005.

     First BanCorp will not be subject to the information requirements of the 1934 Act until after the Reorganization, and thus has made no filings thereunder. Upon completion of the Reorganization, First BanCorp common shares will be listed for trading on the New York Stock Exchange, and First BanCorp will be subject to the information requirements of the 1934 Act and will file reports, proxy statements and other information with Securities and Exchange Commission (the "Commission"). At the time of such listing, the shares of common stock of the Bank will be withdrawn from listing and registration under the 1934 Act.

                      AVAILABLE INFORMATION

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement and Prospectus and, if given or made, such information or representation must not be relied as having been given. This Proxy Statement and Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction in which it is unlawful to make such an offer or solicitation.

     Neither the delivery of this Proxy Statement and Prospectus nor any transfer made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Bank since the date of this Proxy Statement and Prospectus.


             INFORMATION INCORPORATED BY REFERENCE

     The Bank's definitive proxy statement in connection with the annual meeting of stockholders of the Bank to be held on May 26, 1998 relating to the formation of a bank holding company, filed with the FDIC is incorporated in this Prospectus by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon written or oral request, the Corporation will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents described above, other than exhibits thereto not incorporated by reference into such documents. Such requests should be addressed to First BanCorp, 1719 Ponce de Leon Avenue, San Juan, Puerto Rico 00908, telephone (787) 729-8200, attention:
Corporate Secretary.

                             SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere, or incorporated by reference, in this Proxy Statement and Prospectus and exhibits attached hereto.

The Bank

     FirstBank Puerto Rico (the "Bank") is a publicly owned full service commercial bank chartered under the laws of the Commonwealth of Puerto Rico that provides a wide range of financial services for retail and institutional clients. Its principal executive offices are located at 1519 Ponce de Leon Avenue, San Juan, Puerto Rico and its telephone number is (787) 729-8200. The Bank operates under the regulations of the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Commissioner of Financial Institutions of Puerto Rico (the "Commissioner"). The deposits of the Bank are insured by the FDIC to the full extent provided by law.

Structure of the Reorganization

     Under the auspices of the Bank, First BanCorp has been incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company in the Reorganization. To facilitate the Reorganization, First Interim Bank (the "Interim") will be established as a Puerto Rico banking corporation and a wholly-owned subsidiary of First BanCorp. Pursuant to the Reorganization, (i) Interim will be merged into the Bank, which will thereafter continue the business of the Bank as a wholly-owned subsidiary of First BanCorp and (ii) the common stockholders of the Bank will receive one share of the common stock of FirstBanCorp in exchange for each common share of the Bank's capital stock held by them at the time of the merger. (See "PROPOSED FORMATION OF BANK HOLDING COMPANY -- Plan of Reorganization and Description of Proposed Merger").

Reason for the Reorganization

     The Reorganization will give the Bank greater flexibility in continuing those services it presently provides to its customers and in responding in the future to changing market conditions and the changing needs of the community. (See "PROPOSED FORMATION OF BANK HOLDING COMPANY - Reasons for the Reorganization".)

Federal and Puerto Rico Income Tax Consequences

     It is intended that the Reorganization will be treated as a tax-free reorganization and that the exchange by the Bank's shareholders of their shares of the Bank's common stock for First BanCorp common shares will constitute a tax-free exchange under sections 1112(b)(3) and 1112(g)(1)(B) of the Puerto Rico Internal Revenue Code of 1994, as amended ("PRIRC"). It is also intended that the Reorganization will be treated as a tax-free reorganization under sections 368(a)(1)(B), 361 and 367 of the United States Internal Revenue Code of 1986, as amended ("USIRC") and that the exchange by the Bank's shareholders, other than United States persons (within the meaning of section

7701(a)(30) of the USIRC) who own more than 5% of the Bank's common stock, of their shares of the Bank's common stock for First BanCorp common shares will constitute a tax-free exchange for purposes of United States income tax laws. United States shareholders who own more than 5% of the Bank's shares prior to the Reorganization may not be subject to current taxation under United States income tax laws if they comply with the notification requirements in Section 6038B of the USIRC and enter into gain recognition agreement with the United
States Internal Revenue Service.   Moreover, it is intended that
United States shareholders who own more than 5% of the Bank's common stock prior to the Reorganization and who are Puerto Rico resident individuals will be entitled to exclude from gross income for federal income tax purposes, any gain from the exchange of Bank shares for First BanCorp common shares, in accordance with Section
933 of the USIRC. See "PROPOSED FORMATION OF BANK HOLDING COMPANY-Tax Consequences of the Reorganization."

Certain Changes Affecting Stockholders

     The rights of the Bank's stockholders are governed by the Puerto Rico Banking Law (the "Banking Law") whereas the rights of the shareholders of First BanCorp will be governed by the Puerto Rico General Corporation Law (the "General Corporation Law"). This change in applicable law will in itself cause some changes in stockholder rights. In addition, the Articles of Incorporation and By-Laws of FirstBanCorp contain certain provisions in connection with the removal of directors and the approval of business combinations that were not included in the Articles of Incorporation and By-Laws of the Bank. See "PROPOSED FORMATION OF BANK HOLDING COMPANY-Differences in Stockholders Rights."

Differences in the rights of Stockholders

     As a result of the Reorganization, certain differences arise from the change of governing law, as well as from distinctions between the articles of incorporation and by-laws of the Bank and the articles of incorporation and by-laws of First BanCorp. The following is a summary of the material differences in the rights of Stockholders. See "PROPOSED FORMATION OF BANK HOLDING COMPANY-Differences in Stockholder Rights."

     Issuance of Capital Stock. Under the articles of incorporation of the Bank, the authorized capital stock of the Bank is 200,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. Under the articles of incorporation of First BanCorp, the authorized capital stock of First BanCorp is 250,000,000 shares of common stock, par value $1.00 per share and 50,000,000 shares of preferred stock, par value $1.00 per share.

     Payment of Dividends. The ability of the Bank to pay dividends on its common stock is restricted by the Banking Law, by the Federal Deposit Insurance Act and by FDIC regulations. In general terms, the Banking Law provides that when the expenditures of a bank are greater than receipts, the excess of expenditures over receipts shall be charged against the undistributed profits of the bank and the balance, if any, shall be charged against the required reserve fund of the Bank. If there is no sufficient reserve fund to cover such balance in whole or in part, the outstanding amount shall be charged against the bank's capital account. The Banking Law provides that until said capital has been restored to its original amount, and the reserve fund is restored to twenty prevent (20%) of the original capital, the bank may not declare any dividends. In general terms, the Federal Deposit Insurance Act and FDIC regulations restrict the payment of dividends when a bank is undercapitalized, when the bank has failed to pay FDIC insurance assessments, or when there are safety and soundness concerns regarding such bank.

     First BanCorp will not be subject to these restrictions on its ability to pay dividends, and will be subject only to certain restrictions generally imposed on Puerto Rico corporations (i.e., that dividends may be paid out only from the corporation's net assets in excess of capital or in the absence of such excess, from the corporation's net earnings for such fiscal year and/or the preceding fiscal year). The Federal Reserve Board has also issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. It is important to point out that after the Reorganization, First BanCorp's principal source of income initially will consist of dividends, if any, from the Bank, and the existing restrictions on the Bank's ability to pay dividends will continue in effect.

     Indemnification of Directors and Officers. The articles of incorporation of First BanCorp requires First BanCorp to indemnify any director, officer, employee or agent of First BanCorp for liability and for the expenses incurred in defending against such liability arising from actions taken in respect of his position if such actions were taken in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of First BanCorp, or with respect to a criminal proceeding, if he had no reasonable cause to believe that his action was unlawful.

     Special Meetings of the Shareholders. Under the Bank's articles of incorporation, a Special Meeting of stockholders may be called by the President or the Board of Directors if either is of the opinion that such a meeting is necessary or by the request of stockholders representing twenty percent (20%) of the paid-in capital entitled to vote at the meeting. The General Corporation Law and the articles of incorporation of First BanCorp do not specify a procedure for calling a Special Meeting of stockholders. The by-laws of First BanCorp provide that a Special Meeting of stockholders may be called by the President or the Board of Directors.

     Stockholder Approval of Mergers and Appraisal Rights.
Although under the General Corporation Law, First BanCorp can accomplish a merger or consolidation or a transfer of all its assets with approval of the holders of a majority of the issued and outstanding voting stock, First BanCorp's articles of incorporation requires that business combinations, which include mergers, reorganizations, consolidations and sales of substantially all of the assets of First BanCorp, must be approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the total number of outstanding shares of First BanCorp to the extent such business combinations have not been approved by the majority of the directors of the board of directors of First BanCorp.

     Amendment of Articles of Incorporation and By-laws.  Under
First BanCorp's articles of incorporation, amendments to the articles of incorporation require the approval of not less than a majority of the total number of outstanding shares of capital stock (both common and preferred voting in the aggregate) of First
BanCorp and, if such amendment concerns provisions of the articles of incorporation which relates to the removal of directors or governs the approval of business combinations, the approval of not less than seventy-five percent (75%) of the total number of outstanding shares of capital stock of First BanCorp is required. An absolute majority of the Board of Directors has the power to adopt, amend or repeal the by-laws of First BanCorp; provided that any by-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of First BanCorp.

     Notice of Stockholders Meeting. The General Corporation Law and the by-laws of First BanCorp require that notice be sent to stockholders at least ten (10) days, but not more than sixty (60) days, prior to the date for each such meeting. The General Corporation Law does not require that notices to stockholders' meeting be published in newspapers.

     Board of Committees. The General Corporation Law and the by-laws of First BanCorp provide that the Board of Directors of the Bank may, by resolution adopted by a majority of the full Board, from time to time appoint, any number of committees composed of one
(1) or more directors.

     New Business at Annual Meetings. The by-laws of the Bank provide that any new business proposed by a shareholder to be taken up at an annual meeting shall be stated in writing and filed with the Secretary of the Bank at least five (5) days before the date of the annual meeting. First BanCorp has no similar provisions in its by-laws.

Government Regulation and Supervision

     After the Reorganization, First BanCorp will be subject to the Federal Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and will be subject to regulation adopted by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to its operations as a bank holding company. The Bank will continue to be subject to regulation by the FDIC and the Commissioner. The deposits of the Bank will continue to be insured by the FDIC to the full extent provided by law. See "SUPERVISION AND REGULATION"

Rights of Dissenting Stockholders

     The rights of dissenting stockholders are governed by the Banking Law. Any stockholder of the Bank shall be entitled to receive from the Bank payment of the value of his shares if the Reorganization is consummated if he or she (1) does not vote in favor of the Reorganization, (2) records with the Bank at the time of the Annual Meeting, or within twenty days thereafter, his or her opposition to the Merger and (3) demand payment for his or her shares. Once the Reorganization is consummated, such dissenting shareholder may petition the Superior Court of Puerto Rico to have the value of his shares appraised. See "PROPOSED FORMATION OF BANK HOLDING COMPANY-Rights of Dissenting Stockholders.

Board of Directors

     The Board of Directors of First BanCorp is comprised of the same persons who are presently the directors of the Bank. Approval of the Reorganization by the holders of the Bank's common stock will be deemed to be a confirmation by First BanCorp's shareholders of such persons as the directors of First BanCorp without further action and without changes in classes or terms.

Capitalization Structure After the Reorganization

     After the Reorganization, the Bank will continue to have the same number of shares outstanding that it had outstanding prior to the Reorganization. All shares of common stock of the Bank will be held by First BanCorp. Immediately after the Reorganization, First BanCorp will have outstanding the same number of shares of common stock of the Bank that were issued and outstanding immediately prior to the Reorganization. First BanCorp common shares will be held by the persons who were common shareholders of the Bank prior to the Reorganization.

Stock Exchange Listing

     The shares of common stock of the Bank are currently traded on the New York Stock Exchange under the stock symbol "FBP". It is a condition precedent to the Reorganization that First BanCorp common shares be listed for trading on the New York Stock Exchange. See "PROPOSED FORMATION OF BANK HOLDING COMPANY--Market Price and Dividends of Bank's Stock and listing of First BanCorp Common Shares."

        VOTING RIGHTS AND THE VOTE REQUIRED FOR APPROVAL
                      OF THE REORGANIZATION

     Only holders of record of the common stock of the Bank at the close of business on April 10, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting with respect to the Reorganization. On the Record Date, 14,793,026 shares of the Bank's common stock were outstanding and eligible to be voted at the Meeting on this issue. Approval of the Reorganization requires the affirmative vote of holders of two-thirds of the outstanding shares of common stock of the Bank. With respect to the Reorganization each share of common stock is entitled to vote on the matter will have one vote.

            PROPOSED FORMATION OF BANK HOLDING COMPANY

   PLAN OF REORGANIZATION AND DESCRIPTION OF PROPOSED MERGER

     The Reorganization will be accomplished pursuant to an Agreement and Plan of Merger dated as of March 31, 1998 (the "Merger Agreement"). A copy of the Merger Agreement is attached hereto as Appendix A. The following discussion does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. All stockholders are urged to read the Merger Agreement in its entirety.

     First BanCorp is a newly organized Puerto Rico corporation which was formed under the auspices of the Bank solely for the purpose of effecting the Reorganization and, therefore, First BanCorp has no prior operating history. First BanCorp has organized First Interim Bank ("Interim") as its wholly-owned subsidiary. If the Reorganization is approved by the stockholders of the Bank, and subject to satisfaction of all other conditions set forth in the Merger Agreement, Interim will be merged with and into the Bank, with the Bank as the surviving entity (the "Merger"). Upon the Effective Date (as defined herein) of the Reorganization, each share of common stock of the Bank outstanding immediately prior to the Reorganization (other than shares as to which dissenters' rights are perfected as described below in "Rights of Dissenting Stockholders") will automatically by operation of law be exchanged for shares of First BanCorp common stock equal to the number of shares of common stock of the Bank that were issued and outstanding immediately prior to the Effective Date of the Reorganization.

     After the Reorganization, the former holders of the outstanding common stock of the Bank (who do not exercise their dissenters' rights) will be the holders of all of the outstanding First BanCorp common shares. First BanCorp will own all of the outstanding common stock of the Bank. Thus, because First BanCorp will hold all of the issued and outstanding voting stock of the Bank, the Bank is described as a "wholly-owned" subsidiary of First BanCorp following the Reorganization.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of First
BanCorp and the consolidated capitalization, assets, liabilities, income and financial statements of First BanCorp immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The articles of incorporation and the by-laws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The name "FirstBank
Puerto Rico" will continue to be utilized. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization.

     The Board of Directors of the Bank and First BanCorp believe that the Reorganization is in the best interests of the shareholders of the Bank, as further detailed below under "Reasons for the Reorganization." The Merger Agreement has been approved by the Board of Directors of the Bank and the Board of Directors of First BanCorp and Interim, and has been executed by authorized officers of each company. If the Bank's shareholders approve the Merger Agreement and Reorganization and the other conditions described below under "Conditions Precedent to the Reorganization" are satisfied, the Merger and Reorganization will become effective upon the filing of the Merger Agreement with Secretary of State of the Commonwealth of Puerto Rico (the "Effective Date").

                  REASONS FOR THE REORGANIZATION

     The reasons for the Reorganization are to permit greater flexibility to the Bank in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. Generally, Puerto Rico banks are not permitted to own or operate other banks or to engage in any business other than banking, whereas bank holding companies are permitted to acquire and operate more than one bank and to engage in activities closely related to banking. Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located within and without Puerto Rico. For examples of the types of activities closely related to banking in which bank holding companies are permitted to engage, see "Supervision and Regulation," below. While First BanCorp is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, and while no assurance can be given that any such acquisitions will be made, the Board of Directors of the Bank believes that the possibility of making acquisitions, afforded by the bank holding company reorganization for which proxies are being solicited, represents a potentially attractive growth possibility. The Board of Directors of the Bank also believes that First BanCorp may provide additional funding sources for the Bank, as well as better access to diverse money and capital markets. Additionally, a bank holding company, in the opinion of the Board of Directors of the Bank, will be in a better position to respond to the competitive environment in which it is operating, characterized in larger part by the activities of bank holding companies in Puerto Rico as well as nationally. In general, the Board of Directors of the Bank believes that operating as a bank holding company will serve the interests of the banking public and the shareholders of the Bank by improving the capability for service in a highly competitive environment.

                 TREATMENT OF STOCK CERTIFICATES

     After the Reorganization, the former holders of the Bank's common stock (who do not exercise their dissenters' rights) will be entitled to exchange their Bank stock certificates for new certificates evidencing the same number of First BanCorp common shares. Until so exchanged, the Bank stock certificates will, for all purposes, represent the same number of First BanCorp Common

Shares as the number of shares of the Bank's common stock previously represented, and the holders of such certificates (who do not exercise their dissenters' rights) will have all of the rights of holders of First BanCorp common shares.

     Instructions with respect to the exchange of stock certificates will be sent to all holders or record on the Effective Date of the Reorganization of shares of the Bank's common stock as soon as practicable after the consummation of the Reorganization. The Bank of New York, the transfer agent for the Bank's common stock, will act in the same capacity for First BanCorp's common stock.

            CONDITIONS PRECEDENT TO THE REORGANIZATION

     The following conditions must be met before the Reorganization will be consummated: (1) the approval of the Merger Agreement by the votes of two-thirds of the shares of the aggregate issued common stock of the Bank; (2) the approval of the Merger Agreement by the votes of two-thirds of the shares of the issued common stock of Interim; (3) the approval of the merger of the Bank and Interim by the Commissioner and the filing of the Merger Agreement so approved with the Secretary of State of the Commonwealth of Puerto Rico; (4) the lapse of any applicable waiting period required after giving notice to, or receiving approval from, the Federal Reserve Board of First BanCorp's notice to become a bank holding company;
(5) the approval of the FDIC of the Bank's and Interim's application to merge and the lapse of any applicable waiting period; (6) the Bank's receipt of a ruling from the Secretary of the Treasury of Puerto Rico or an opinion letter from Fiddler, Gonzalez & Rodriguez, LLP, counsel to the Bank, with respect to the Puerto Rico income tax consequences of the Reorganization; (7) the Bank's receipt of a ruling from the United States Internal Revenue Service or an opinion letter from Fiddler, Gonzalez & Rodriguez, LLP, counsel to the Bank, with respect to the United States income tax consequences of the Reorganization; and (8) First BanCorp common shares are approved for listing by the New York Stock Exchange.

                DIFFERENCES IN STOCKHOLDER RIGHTS

     As a result of the Reorganization, holders of the common stock of the Bank, whose rights are presently governed by the Banking Law and the articles of incorporation and by-laws of the Bank, will become stockholders of First BanCorp, a Puerto Rico corporation. Accordingly, their rights will be governed by the General Corporation Law and the articles of incorporation and by-laws of First BanCorp. Certain differences arise from this change of governing law, as well as from distinctions between the articles of incorporation and by-laws of the Bank and the articles of incorporation and by-laws of First BanCorp. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes material differences in stockholder rights. The articles of incorporation and by-laws of First BanCorp and the articles of incorporation and by-laws of the Bank are attached hereto as Appendix B. All stockholders are urged to read the articles of incorporation and by-laws of First BanCorp and the articles of incorporation and by-laws of the Bank.

     Issuance of Capital Stock. Under the articles of incorporation of the Bank, the authorized capital stock of the Bank is 200,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. Under the articles of incorporation of First BanCorp, the authorized capital stock of First BanCorp is 250,000,000 shares of common stock, par value $1.00 per share and 50,000,000 shares of preferred stock, par value $1.00 per share.

     Payment of Dividends. The ability of the Bank to pay dividends on its common stock is restricted by the Banking Law, by the Federal Deposit Insurance Act and by FDIC regulations. In general terms, the Banking Law provides that when the expenditures of a bank are greater than receipts, the excess of expenditures over receipts shall be charged against the undistributed profits of the bank and the balance, if any, shall be charged against the required reserve fund of the Bank. If there is no sufficient reserve fund to cover such balance in whole or in part, the outstanding amount shall be charged against the bank's capital account. The Banking Law provides that until said capital has been restored to its original amount, and the reserve fund is restored to twenty prevent (20%) of the original capital, the bank may not declare any dividends. In general terms, the Federal Deposit Insurance Act and FDIC regulations restrict the payment of dividends when a bank is undercapitalized, when the bank has failed to pay FDIC insurance assessments, or when there are safety and soundness concerns regarding such bank.

     First BanCorp will not be subject to these restrictions on its ability to pay dividends, and will be subject only to certain restrictions generally imposed on Puerto Rico corporations (i.e., that dividends may be paid out only from the corporation's net assets in excess of capital or in the absence of such excess, from the corporation's net earnings for such fiscal year and/or the preceding fiscal year). The Federal Reserve Board has also issued a policy statement that provides that insured banks and bank holding companies should generally pay dividends only out of current operating earnings. It is important to point out that after the Reorganization, First BanCorp's principal source of income initially will consist of dividends, if any, from the Bank, and the existing restrictions on the Bank's ability to pay dividends will continue in effect.

     Indemnification of Directors and Officers. The articles of incorporation of the Bank authorize indemnification of directors and officers. The Banking Law exempts directors of bank from personal liability for their acts as directors of the Bank, unless such acts were willful violations of laws or the statutes of the Bank or were willful infractions of any lawful resolution adopted by the shareholders of the Bank. Under the General Corporation Law, directors and officers of First BanCorp are liable if they knowingly cause to be published or give out any written statement or report of the condition of First BanCorp that is false in any material respect. The articles of incorporation of First BanCorp requires First BanCorp to indemnify any director, officer, employee or agent of First BanCorp for liability and for the expenses incurred in defending against such liability arising from actions taken in respect of his position if such actions were taken in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of First BanCorp, or with respect to a criminal proceeding, if he had no reasonable cause to believe that his action was unlawful. Under certain circumstances, First BanCorp may advance to such person amounts to cover the expenses or litigation. The articles of incorporation of First BanCorp contain provisions eliminating the personal liability of directors and officers of First BanCorp for monetary damages to the fullest extent permitted by the General Corporation Law.

     Special Meetings of the Shareholders. Under the Bank's articles of incorporation, a Special Meeting of stockholders may be called by the President or the Board of Directors if either is of the opinion that such a meeting is necessary or by the request of stockholders representing twenty percent (20%) of the paid-in capital entitled to vote at the meeting. The General Corporation Law and the articles of incorporation of First BanCorp do not specify a procedure for calling a Special Meeting of stockholders. The by-laws of First BanCorp provide that a Special Meeting of stockholders may be called by the President or the Board of Directors. The General Corporation Law, in contrast to the Banking Law, does permit stockholders to take action in lieu of a meeting if the required amount of stockholders necessary to approve such action consent to such action in writing and such consent is filed in the designated office of the corporation.

     Stockholder Approval of Mergers and Appraisal Rights. Under the articles of incorporation of the Bank, the approval required for a merger or consolidation is that established by the Banking Law, which is two-thirds of the holders of the Bank's capital stock. Although under the General Corporation Law, First BanCorp can accomplish a merger or consolidation or a transfer of all its assets with approval of the holders of a majority of the issued and outstanding voting stock, First BanCorp's articles of incorporation requires that business combinations, which include mergers, reorganizations, consolidations and sales of substantially all of the assets of First BanCorp, must be approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the total number of outstanding shares of First BanCorp to the extent such business combinations have not been approved by the majority of the directors of the board of directors of First BanCorp. Under the Banking Law, holders of the Bank's outstanding capital stock who do not approve a merger or consolidation are entitled to appraisal rights. Under the General Corporation Law, the stockholders of First BanCorp who do not approve a merger or consolidation are also entitled to appraisal rights.

     Amendment of Articles of Incorporation and By-laws. Under the Banking Law, the Bank may amend its articles of incorporation if such amendment is approved by the votes of the majority of their entire capital stock of the Bank and if such amendment is approved by the Commissioner and is filed with the Secretary of State of the Commonwealth of Puerto Rico. The by-laws of the Bank may be amended under the Banking Law by a majority vote of the capital stock of the Bank present at a general meeting of the stockholders of the Bank if more than one-half of the capital stock is present at such meeting. Under First BanCorp's articles of incorporation, amendments to the articles of incorporation require the approval of not less than a majority of the total number of outstanding shares of capital stock (both common and preferred voting in the aggregate) of First BanCorp and, if such amendment concerns provisions of the articles of incorporation which relates to the removal of directors or governs the approval of business combinations, the approval of not less than seventy-five percent (75%) of the total number of outstanding shares of capital stock of First BanCorp is required. An absolute majority of the Board of Directors has the power to adopt, amend or repeal the by-laws of First BanCorp; provided that any by-laws adopted, amended or repealed by the Board of Directors may be amended or repealed, and any by-laws may be adopted, by the stockholders of First BanCorp.

     Notice of Stockholders Meeting. The Banking Law and the by-laws of the Bank require that notice be provided to stockholders of not less than thirty (30) days before a meeting of stockholders and that such notice be published twice a week for four consecutive weeks immediately preceding the date of the meeting in two newspapers of general circulation in Puerto Rico. The General Corporation Law and the by-laws of First BanCorp require that notice be sent to stockholders at least ten (10) days, but not more than sixty (60) days, prior to the date for each such meeting. The General Corporation Law does not require that notices to stockholders' meeting be published in newspapers.

     Board of Committees. The Banking Law and the by-laws of the Bank provide that the Board of Directors of the Bank may, by resolution adopted by a majority of the full Board, from time to time appoint, any number of committees composed of not less than three (3) directors. The General Corporation Law and the by-laws of First BanCorp provide that the Board of Directors of the Bank may, by resolution adopted by a majority of the full Board, from time to time appoint, any number of committees composed of one (1) or more directors.

     New Business at Annual Meetings. The by-laws of the Bank provide that any new business proposed by a shareholder to be taken up at an annual meeting shall be stated in writing and filed with the Secretary of the Bank at least five (5) days before the date of the annual meeting. First BanCorp has no similar provisions in its by-laws.

              TAX CONSEQUENCES OF THE REORGANIZATION

Puerto Rico Tax Consequences of the Reorganization

     The Bank filed a ruling request with the Secretary of Treasury of Puerto Rico on February 26, 1998 requesting the following rulings, among others, in connection with the Reorganization: (1) that the Reorganization, including the creation and merger of Interim into the Bank, will be treated as a tax-free reorganization under Sections 1112(b)(3) and 1112(g)(1)(B)of the Puerto Rico
Internal Revenue Code ("PRIRC"). The Reorganization shall be considered as one in which First BanCorp transferred shares of its voting stock to the holders of shares of stock in the Bank (other than dissenters) in exchange for the shares of stock of the Bank held by such holders on a one to one basis; (2) each of Bank, Interim and First BanCorp shall constitute a "party to a reorganization" for purposes of Section 1112(g)(3); (3) that pursuant to Sections 1112(b)(3), 1112(b)(4) and 1112(o) no gain or loss will be recognized by the Bank, Interim, First BanCorp, or by the stockholders of the Bank upon the exchange of shares of the Bank's common stock for First BanCorp Common Shares; (4) that pursuant to Section 1114(a)(7) the basis of First BanCorp Common
Shares received by each stockholder of the Bank will be the same as the basis of the shares of the Bank's common stock held by such stockholder immediately prior to the Reorganization; (5) that the basis of First BanCorp in the Bank's common stock shall be the same as the basis of said shares in the hands of the Bank shareholders;
(6) that pursuant to Section 1112(b)(2) the holding period of First BanCorp Common Shares received by each stockholder of the Bank will include the holding period of the shares of the Bank's common stock held by such stockholder immediately prior to the Reorganization; (7) that the holding period of First BanCorp in the shares of the Bank's common stock shall include the period for which the previous owner of such shares held the same; (8) that pursuant to Section 1112(a) Bank shareholders who exercise their rights as dissenters will have to recognize gain or loss on the exchange of shares of stock for cash equal to the difference between the amount of cash received and the adjusted basis of their Bank stock surrendered in the exchange; (9) any income realized on the Reorganization by Non-Resident Shareholders that exercise the Offshore Option shall constitute income from sources without Puerto
Rico under Section 1123(e) and pursuant to Sections 1147 and 1150, no income tax withholding at the source shall be required on any part of any payments or other transfers made to, or in respect of, such shareholders; (10) any income realized on the Reorganization by any Non-Resident Shareholders that exercise the Offshore Option shall not be subject to income tax if such shareholders are alien individuals and such income is effectively connected with a trade or business in Puerto Rico of such shareholders; and (11) before and after the Reorganization, the Bank shall constitute one and the same taxpayer with the same tax attributes. There can be no assurance that the Secretary of the Treasury of Puerto Rico will issue the rulings as requested by the Bank. As mentioned above, it is a condition precedent to the Reorganization that the Bank receives a ruling from the Secretary of the Treasury of Puerto Rico or an opinion letter from Fiddler, Gonzalez & Rodriguez, LLP, counsel to the Bank, with respect to the Puerto Rico income tax consequences of the Reorganization.

United States Tax Consequences of the Reorganization

     The Bank filed a ruling request with the United States Internal Revenue Service (the "IRS") on February 18, 1998 requesting certain rulings. If these rulings are issued: (1) the exchange by the Bank's shareholders (other than United States shareholders who own 5% or more of both the total voting power and the total value of the Bank's common stock) of the Bank's common stock for First BanCorp Common Shares will constitute a tax-free exchange for purposes of Section 367 of the United States Internal Revenue Code ("USIRC"), and (2) United States shareholders who own 5% or more of both the total voting power and the total value of the Bank's common stock and who are Puerto Rico resident individuals for the entire taxable year in which the Reorganization occurs will be able to exclude from gross income for federal income tax purposes any gain from the exchange of the Bank's common stock for First BanCorp Common Shares. There can be no assurance that the IRS will issue the rulings as requested by the Bank. As mentioned above it is a condition precedent to the Reorganization that the Bank receives a ruling from the IRS or an opinion letter from Fiddler, Gonzalez & Rodriguez, LLP, counsel to the Bank, with respect to the United States income tax consequences of the Reorganization.

     United States shareholders who are not Puerto Rico resident individuals and who own 5% or more of both the total voting power and the total value of the Bank's shares prior to the Reorganization may not be subject to current taxation under United States income tax laws if they comply with the reporting requirement in Section 6038B of the USIRC and enter into gain recognition agreement with the IRS. Pursuant to such gain recognition agreement the 5% or more shareholder would have to file an amended income tax return to recognize gain if First BanCorp were to dispose of the Bank within a certain period of time. The term of the gain recognition agreement would be five years (if United States shareholders own less than 50% of the total voting power and the total value of the stock) or ten years (if United States shareholders own more than 50% of the total voting power and the total value of the stock). If the aforementioned requirements are not complied with the shareholder will recognize gain on the Reorganization and incur a penalty of 25% of the gain recognized.

EACH BANK STOCKHOLDER SHOULD CONSULT ITS TAX COUNSEL AS TO THE SPECIFIC FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION, IF ANY, TO SUCH STOCKHOLDERS. GAIN OR LOSS FOR UNITED STATES INCOME TAX PURPOSES MAY BE RECOGNIZED IN THE CASE OF ANY BANK STOCKHOLDER WHO

RECEIVES PAYMENT IN CASH FOR THE VALUE OF SHARES AS A RESULT OF
THE EXERCISE OF RIGHTS AS A DISSENTING STOCKHOLDER.

                       REGULATORY APPROVALS

     Puerto Rico. Under the Banking Law, the Commissioner has all supervisory powers over commercial banks to carry out the policies contained in such law. These powers include the issuance of rules and regulations, issuance of branch and other permits, annual inspections and examinations, the levying and collection of fines, the filing of certain reports and the approval of certain actions and transactions.

          (1) Change in Control. Section 12 of the Banking Law requires the prior approval of the Commissioner to obtain control of any bank organized under the Banking Law.

     In any transfer of voting and outstanding capital stock of any bank organized under the laws of Puerto Rico to any person or entity that, upon consummation of the transfer, will become the owner, directly or indirectly, of more than 5% of the voting and outstanding capital stock of said bank, the parties to the transfer are required under Section 12 of the Banking Law to inform the Commissioner of the details thereof at least 60 days prior to the date said transfer is to be effected. The Banking law does not contain any provision allowing for the extension of such 60-day time period, nor does it preclude the Commissioner from issuing his determination at any time during the 60-day period. The transfer requires the approval of the Commissioner if it results in a change of control of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank.

     Pursuant to Section 12(d) of the Banking Law, as soon as the Commissioner receives notice of a proposed transaction that may result in the control or change of control of a bank, the Commissioner shall have the duty to make the necessary investigations with respect to (1) experience and moral and financial responsibility of the person or entity that is acquiring the control; (2) whether such experience and moral and financial responsibility warrant the efficient functioning of the bank; (3) whether the transfer of control of the bank jeopardizes the interests of the depositors, creditors or stockholders of the bank; and (4) the public interest, if any, involved in the change of control. The Commissioner shall issue authorization for the transfer of control of the bank if the result of his investigations are in his judgment satisfactory. The resolution of the Commissioner is final.

          (2) Approval of the Merger. Section 15(c) of the Banking Law provides that once a merger agreement is approved by the shareholders as required under the Banking Law and the Bank' articles of incorporation, the merger agreement shall be submitted to the Commissioner for approval or disapproval. In making the determination, the Commissioner shall consider, among other factors, the public interest. The Commissioner is required to serve notice of his determination by registered mail within the term of 90 days from the date the merger agreement is submitted to him. The Banking Law does not contain any provision allowing for the extension of such 90-day period, nor does it preclude the Commissioner from issuing his determination before the end of said 90-day period. The merger becomes effective upon the filing of the merger agreement with the Department of State of the Commonwealth of Puerto Rico in accordance with the Banking Law.

     On March 3, 1998, the Bank filed with the Commissioner a notice under Section 12 of the Banking Law. The notice under
Section 12 requests the Commissioner's determination that the Reorganization will not result in a change of control of the Bank for purposes of Section 12 of the Banking Law. There can be no assurance that the Commissioner will issue a favorable determination under Section 12 of the Banking Law, or that such determination will not contain unacceptable conditions. The final approval of the Merger will be requested from the Commissioner concurrent with or after the Reorganization and Merger are approved by the Bank's Stockholders at the Annual Meeting.

     Federal Deposit Insurance Corporation. The Merger also requires the approval of the FDIC under the Bank Merger Act. The Bank Merger Act requires the FDIC to take into consideration, among other things, the financial and managerial resources and future prospects of the entities involved and the convenience and needs of the communities to be served.

     The Bank Merger Act prohibits the FDIC from approving the Merger if it results in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if the effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would in any other manner be in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act the FDIC must take into account the record of performance of the institutions in meeting the credit needs of the entire community.

     Under the Bank Merger Act, the Merger may not be consummated until the 15th calendar day following the date of FDIC approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the FDIC's approval unless a court specifically orders otherwise. In any such action, the court would review de novo the issues presented.

     The Bank Merger Act also provides for the publication of notice and public comment on the application and interested parties may comment on or request a hearing on the application. The granting of a hearing or the comments of third parties could delay the FDIC approval required for completion of the Merger (and thus the Reorganization). In addition, court challenges to the FDIC approval, if any, could delay the consummation of the Merger (and thus the Reorganization).

     On April 1st, 1998 the Bank and Interim filed an application with the FDIC under the Bank Merger Act. There can be no assurance that the FDIC will approve the Merger or that such approval, if granted, will not contain unacceptable conditions.

     Federal Reserve Board. Notice of the Reorganization must be given to the appropriate Federal Reserve Bank not less than 30 days prior to the Effective Date, pursuant to the expedited notice procedure under Section 3(a)(5) of the Bank Holding Company Act, and after the Effective Date First BanCorp must register as a bank holding company. Section 3(a)(5) of the Bank Holding Company Act was added by the Riegle Community Development and Regulatory Improvement Act of 1994 to provide a simplified notice procedure alternative to the bank holding company application process under
Section 3(a) of the Bank Holding Company Act for certain reorganizations in which the owners of a bank seek to reorganize their ownership interests into a bank holding company structure.
The applicable regulation issued by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") provides that the Reorganization can be effected if during the thirty day period neither the appropriate Federal Reserve Bank nor the Federal
Reserve Board objects to the proposal or requires that an application be filed requesting the prior approval of the Federal Reserve Board under Section 3(a) of the Bank Holding Company Act.

     First BanCorp filed a notice with the Federal Reserve Bank of New York under the expedited notice procedure on April 1, 1998. There can be no assurance that neither the Federal Reserve Bank of New York nor the Federal Reserve Board will object to the Reorganization or will require that an application be filed under
Section 3(a) of the Bank Holding Company Act.

     Neither First BanCorp nor the Bank is aware of any other governmental approvals or actions that are required for consummation of the Merger and the Reorganization except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approval or actions are obtained, there can be no assurance as to the timing thereof.

                RIGHTS OF DISSENTING SHAREHOLDERS

     Pursuant to the Banking Law, holders of the Bank's capital stock may demand payment of the value of their shares of the Bank's capital stock instead of receiving First BanCorp Common Shares, in the case of common stockholders of the Bank. A full description of appraisal rights of dissenting stockholders is contained in Section 15(i) of the Banking Law, as amended, which is attached hereto as Appendix C. A shareholder electing to make such a demand must (i) not vote in favor of the Merger Agreement; (ii) record his opposition to the Reorganization at the time of the annual Meeting or within twenty days thereafter; and (iii) demand payment of his shares. If the Reorganization is carried out, such stockholder may, within sixty days after the Effective Date of the Reorganization and upon ten days written notice to the Bank, petition the Court of the First Instance, Superior Section of San Juan of the Commonwealth of Puerto Rico for the appointment of one appraiser who shall estimate and determine the value of the stockholder's shares. Upon due appointment and the completion of the valuation the appraiser shall deliver to the Bank, and to such stockholder if he demands it, a copy of their report. The Bank shall pay the determined value and the stockholder shall cease to be a stockholder of the Bank or to have any interest therein.

                        STOCK OPTION PLANS

     The Bank maintains a stock related plan, the 1997 Stock Option Plan (the "1997 Plan"). From and after the Effective Date, First
BanCorp common shares will be used in lieu of shares of the

Bank's common stock whenever stock is required in connection with the Bank's 1997 Stock Option Plan. Amendments to the 1997 Plan to provide for the foregoing will take effect of the Effective Date.

     The approval of the Merger and the Reorganization also will constitute shareholder approval of amendments to the 1997 Plan providing for the future use of First BanCorp common shares in lieu of shares of the Bank's common stock thereunder.

                     AMENDMENT OR TERMINATION

     The Board of Directors of either the Bank or Interim may cause the Merger Agreement to be terminated or deferred if such Board determines in its sole discretion that such termination or deferral would be advisable. Such deferral or termination may occur at any time prior to the Effective Date and may occur notwithstanding shareholder approval. Any amendment to the Merger Agreement that would materially alter the terms of the Reorganization as presented to shareholders in this Prospectus would require shareholder approval.

                            DIVIDENDS

     It is the intention of First BanCorp to follow the Bank's policy of declaring and paying a cash dividend quarterly. The following table sets forth the cash dividends paid by the Bank each of the past previous five years.

                        1993      1994     1995        1996        1997

Common Shares                           15,541,751  15, 203,851  14,957,651
(Outstanding as of 12/31)
Per Share                                    $0.08        $0.10       $0.12


     The declaration and payment of future dividends by First BanCorp on its common stock will depend upon its earnings and financial condition and upon other factors not determinable at present. After the Reorganization, it is anticipated that First BanCorp will obtain the funds needed for payment of its dividends and expenses from the Bank, chiefly in the form of dividends.

             MARKET PRICE OF THE BANK'S CAPITAL STOCK

     The common stock of the Bank is traded in the New York Stock
Exchange. The following table set forth the range of market prices for the Bank's stock over the last two years.

                                        Period
                         Close     High    Low

1997 Quarter Ended

     March 31            25.38          28.75        25.00

     June 30             23.38          27.25        23.38
     September 30        32.50          35.50        25.06
     December 31         34.06          37.63        30.25

1996 Quarter Ended

     March 31            24.00          24.25        20.63
     June 30             23.00          24.13        20.13
     September 30        25.58          23.13        20.00
     December 31         26.00          28.38        22.25

     It is a condition precedent to the Reorganization that the common stock of First BanCorp be listed by the New York Stock
Exchange.

                            MANAGEMENT

Directors

     Upon completion of the Reorganization the directors of First
BanCorp will continue to be, the same persons who are at present directors of the Bank.

     The following list set forth certain information with respect to persons who are directors of the Bank.

               Directors Whose Terms Expire in 2001
                  (if approved in the Meeting)
Name

Angel Alvarez-Perez, 50
President & Chief Executive Officer
President & Chief Executive Officer of the Bank since September 1990. Acting President, from August 1990 to September 1990. Executive Vice President, from March 1990 to August 1990. Prior to joining the Bank, practicing attorney at law specializing in corporate and commercial law. Partner with the law firm of Vazquez, Vizcarrondo, Alvarez, Angelet & Gonzalez, from 1987 to February 1990. Prior to 1987, a partner with the law firm of Dubon, Dubon & Vazquez. Director of the Federal Home Loan Bank of New York, from December 1993 to January 1995. Member of the Board of Directors of Visa International. Chairman of First Federal Finance Corporation, and CEO and Director of First Leasing & Rental Corporation(18). Director of the Bank since 1989.

Antonio Pavia-Villamil, 70
Doctor of Medicine. Member of the medical staff of Pavia Hospital in Santurce, Puerto Rico, since

- ----------------
(18) First Federal Financial Corporation (D/B/A Money Express-"La Financiera" and First Leasing & Rental Corporation are subsidiaries of FirstBank doing business in Puerto Rico.

1959. Medical Director and Chairman of Pavia Hospital Advisory Board. Member of the Board of First Federal Finance Corporation and First Leasing & Rental Corporation. Director of the Bank since 1981.

Angel L. Umpierre, 68
Certified Public Accountant. Executive Vice President, director and major stockholder of Pan Pepin, Inc. since 1974, a company engaged in the wholesale production and distribution of bakery products. Mr. Umpierre previously served as director of First Federal Savings Bank from 1988 until 1990. Director of the Bank since 1994.

               Directors Whose Terms Expire in 1999

Francisco D. Fernandez, 70
Consulting Engineer. Founder and Chief Executive Officer of Abacus Corporation, an information systems consulting firm, since 1970. Member of the Consulting Board of Pavia Hospital, Santurce, Puerto Rico, until June 1996. Chairman of First Leasing & Rental Corporation and Director of First Federal Finance Corporation. Director of the Bank since 1981.

German E. Malaret, 69, Chairman
Doctor of Medicine.  Chairman of the Board of Directors of the Bank
since 1990.   Medical Director of the Puerto Rico and Caribbean
Cardiovascular Center. Former State Surgeon for the Puerto Rico National Guard. Past Governor for the District of Puerto Rico of the American College of Physicians and of the American College of Cardiology, and Associate Professor of Medicine of the University of Puerto Rico. Director of the Bank since 1976.

Annie Astor de Carbonell, 40
Senior Executive Vice President and Chief Financial Officer Certified Public Accountant. Executive Vice President and Chief Financial Officer since September 1988. Vice President and Comptroller, from 1983 to 1984. Senior Vice President and Comptroller, from 1984 to 1988. Prior to joining the Bank, Senior Auditor at Peat Marwick Mitchell & Co. Director of Puerto Rico Telephone Company since January 1993, elected Chairperson in 1997. Member of the Board of Trustees of the Sacred Heart University from 1991 to 1995, Chairperson from 1993 to 1995. Director of First Leasing & Rental Corporation and First Federal Finance Corporation.
 Joined the Bank in 1983.  Director of the Bank since July 1995.

               Directors Whose Terms Expire in 2000

Name
Jose Julian Alvarez, 64(19)
President and CEO, La Cruz Azul de Puerto Rico, a non-profit health association, since January 1995. Executive Director, La Cruz Azul de Puerto Rico, from 1981 to December 1994. Member of the Puerto Rico Chamber of Commerce and former president (1990 to 1991). Past member of the

- ----------------
(19)  Not related to the President and CEO Angel Alvarez-Perez.

Board of Directors of Banco Central Corporation from
April 1987 to January 1996.  Director of the Bank since November
1996.

Armando Lopez-Ortiz, 68
Consulting Engineer. President of Blythe Industries until retirement in 1981. Member of the Board of Ready Mix Concrete,
Inc. until 1995. Director of First Federal Finance Corporation and First Leasing & Rental Corporation. Director of the Bank since
1986.

Hector M. Nevares, 47
Vice Chairman Suiza Foods Corp., from 1996 to present. President and Chief Executive Officer of Suiza Dairy Corporation, from 1981 to 1996. Partner in Suiza Realty, S.E. Member of the Board of Directors of the Government Development Bank for Puerto Rico, from 1989 to 1993. Director of the Bank since June 1993.

Jose Teixidor, 44
Executive Vice President and General Manager, B. Fernandez & Hnos., Inc., importers and distributors of grocery products, beer, wines and liquors. Member of the Board of Directors of El Nuevo Dia, Inc. Director of the Bank since January 1994.

     Approval of the Reorganization by holders of the Bank's common stock will be deemed to be the confirmation by First BanCorp shareholders of such persons as directors of First BanCorp, without further action and without changes in classes or terms.

Officers

     The officers of First BanCorp are, and upon completion of the Reorganization will continue to be, the following persons, each of whom holds identical positions with the Bank:

     Name                          Title

Angel Alvarez Perez, Esq.          President and Chief Executive Officer
Luis M. Beauchamp                  Senior Executive Vice President
Annie Astor de Carbonell           Senior Executive Vice President
Aurelio Aleman                     Executive Vice President
Fernando Batlle                    Executive Vice President
Francisco Cortes-Aguayo            Executive Vice President
Mayra Ortiz-Lizardi                Executive Vice President
Antonio Escriba-Oliver, Esq.       Senior Vice President and Secretary
Laura Villarino-Tur, CPA           Senior Vice President

                PRINCIPAL SHAREHOLDERS OF THE BANK

Beneficial Ownership of Capital Stock of the Bank

     The following table sets forth information known to the Bank as to any persons or entities which as of April 10, 1998, by themselves or as a group, as the term is defined by section 13(d)(3) of the Securities Exchange Act of 1934 are the beneficial owners of 5% or more of the issued and outstanding common stock of the Bank.(20)

BENEFICIAL OWNERS OF 5% OR MORE:

Name                     Number of Shares         Percentage(21)

FMR Corp.
82 Devonshire Street
Boston, MA 02109             1,500,600              10.14%

Angel Alvarez-Perez
President and CEO
FirstBank
1519 Ponce de Leon Avenue
Santurce, PR 00908           1,093,801(22)           7.39%

Beneficial Ownership by Directors or Nominees of the Bank:

     The following table sets forth information with regard to the total number of shares beneficially owned by each member of the Board of Directors and each Executive Officer of the Bank and by all Directors and Executive Officers and Officers of the Bank as a group.(23)

Name                     Number of Shares         Percentage(24)

Directors:

- ----------------
(20) All information concerning persons who may be beneficial owners of 5% or more of the stock is derived from Schedule 13(D) and 13(G) statements filed and notified to the Bank and information submitted by individual stockholders.
(21)  As a percentage of 14,793,026 shares issued and outstanding.
(22) Does not include 112,000 shares subject to outstanding stock options. All such options are fully exercisable at this time.
(23) Information as to beneficial ownership by officers and directors is derived from information submitted by each such officers or directors.
(24) As a percentage of 15,060,026 shares. This amount includes 14,793,026 shares issued and outstanding as of April 10, 1998 and 267,000 shares subject to stock options held by officers. All outstanding stock options are fully exercisable at this time.

Angel Alvarez-Perez                    1,205,801(25)       8.02%
Jose Julian Alvarez                        1,025            *
Francisco D. Fernandez                    41,867            *
Armando Lopez-Ortiz                       50,857            *
German E. Malaret                         11,233            *
Hector M. Nevares                        596,500(26)       3.97%
Antonio Pavia-Villamil                    32,511            *
Jose Teixidor                             16,250            *
Angel L. Umpierre                        287,895           1.88%
Annie Astor de Carbonell, Senior E.V.P.  245,462(27)       1.63%

Executive Officers:

Luis M. Beauchamp, Senior E.V.P.         170,012(28)       1.13%
Aurelio Aleman, Executive V.P.            20,000(29)        *
Fernando Batlle, Executive V.P.           20,000(30)        *
Francisco Cortes, Executive V.P.          27,030            *
Myrna Ortiz-Lizardi, Executive V.P.        9,964            *

Directors, Executive Officers and
Officers as a group (20 persons)       2,802,199          18.60%

(*) Represents less than 1%.

- ----------------
(25) This amount includes 112,000 shares subject to outstanding stock options. All such stock options are exercisable at this time.
(26) Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Mr. Hector M. Nevares is the beneficial owner of 71,500 shares; however, Mr. Nevares shares voting power on an additional 525,000 shares over which he disclaims ownership.
(27) This amount includes 44,500 shares, subject to outstanding stock options. All such stock options are exercisable at this time.
(28) This amount includes 47,500 shares, subject to outstanding stock options. All such stock options are exercisable at this time.
(29) This amount represents 20,000 shares subject to stock options granted on February 24, 1998.
(30) This amount represents 10,000 shares subject to stock options granted on November 13, 1997 and 10,000 shares subject to stock options granted on February 24, 1998.

                             THE BANK

General

     The Bank is the second largest independent commercial bank headquartered in the U.S. Commonwealth of Puerto Rico and the fourth largest depository institution in Puerto Rico based on total assets. The Bank had total assets of $3.327 billion, total deposits of $1.595 billion and total tangible stockholders' equity of $236.4 million at December 31, 1997. First chartered in 1948, FirstBank was originally the first savings and loan association established in Puerto Rico. It has been a stockholder-owned institution since January 1987. Effective at the close of business on October 31, 1994, FirstBank converted to Puerto Rico chartered commercial bank. The Bank employs approximately 1,600 full time professionals.

     The Bank's strategy emphasizes in consumer lending, primarily auto loans, personal loans and credit cards. In addition, the Bank continues to develop commercial mortgage lending as a secondary area of concentration. In pursuit of profitable growth in these selected lines of business consistent with effective risk management, the Bank has strengthened its capital base, built reserves for possible loan losses and improved asset/liability management. During the past two years the Bank has also increased its portfolio of asset based commercial loans. Management believes that the Bank has accomplished these goals while maintaining a low cost, highly efficient operating structure.

     The Bank conducts its business through its main office located in San Juan, Puerto Rico, 34 full-service banking branches in Puerto Rico and two in the U.S. Virgin Islands of St. Thomas and St. Croix. The Bank also has 12 loan origination offices in Puerto Rico focusing on personal loans and credit cards, and nine loan origination offices focusing on auto loans. The Bank views these loan offices as an effective, low cost method of accessing geographical areas where the Bank currently does not have a branch. This strategy also allows the Bank to test an area's potential before making the capital commitment necessary to establish a full-service banking branch. In addition, through its wholly-owned subsidiaries, the Bank operated 26 loan offices in Puerto Rico specializing in small personal loans and three offices specializing in vehicle rental as of December 31, 1997.

     FirstBank is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation, which insures its deposits through the Savings Association Insurance Fund ("SAIF").

History of the Bank

     The Bank was organized in 1948 as Puerto Rico's first federally-chartered mutual savings and loan association, adopted a federal savings bank charter in 1983 and converted to stock form in 1987. The Bank was the largest thrift institution in Puerto Rico at the time of its conversion to a commercial bank in October 1994.

     Prior to 1982, FirstBank's business, like that of most thrift institutions, consisted of attracting deposits from the general public and making long-term, fixed-rate residential mortgage loans.
From 1983 to 1987, the Bank diversified its asset base through the origination of consumer and commercial loans as permitted by the Garn-St. Germain Act of 1982. During 1987, the Bank converted from mutual to stock form of ownership. The capital infusion resulting from this conversion enabled the Bank to exceed its then-applicable minimum regulatory capital requirements. However, the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") in August 1989 had a significant adverse impact on the Bank's regulatory capital. FIRREA required the Bank to deduct from its regulatory capital $34.3 million of cumulative preferred stock held by the Federal Savings and Loan Insurance Corporation Resolution Fund, a division of the FDIC. Accordingly, under the Office of the Thrift Supervision ("OTS") capital regulations that became effective in December 1989 as a result of FIRREA, the Bank failed to meet the minimum capital requirements.

     By 1990, the greatly increased volume of commercial loans in the Bank's portfolio began to evidence deterioration, primarily due to poor operational and administrative infrastructure, poor lending decisions and a failure to implement the management controls and effective loan review systems necessary to handle the growth in the commercial loan portfolio. In June 1990, the Bank was required to enter into a Supervisory Agreement with the OTS. Thrift regulatory authorities have barred certain of these former executive officers from working in the banking industry because of their conduct of the business of the Bank up to 1990. On November 21, 1995, the former President of the Bank was indicted by a federal grand jury on six counts of bank fraud, misapplication of funds, conspiracy and related charges. This individual has not been employed by or involved in any way in the management of the Bank since 1990 to the present. Thrift authorities and the Department of Justice did not bring any charges against the Bank and the Bank's insurer agreed to indemnify the Bank for any losses arising out of the activities of these former executive officers.

     In August 1990, Angel Alvarez-Perez, Esq., and his management team assumed the leadership of the Bank. The new management team took several specific steps to increase the Bank's regulatory capital, control costs, improve asset quality, increase reserves and refocus the operations of the Bank. Effective July 1991, the Bank exchanged its original cumulative preferred stock and warrants to purchase common stock of the Bank in order to qualify the outstanding amount as tier 1 capital. With this change, the Bank was able to return to full regulatory capital compliance by the first quarter of 1992. The Bank repurchased the preferred stock and warrants from the FDIC in August 1993, and was released from the Supervisory Agreement in October 1993. The Bank also launched a major cost-cutting program that reduced operating expenses by $5.2 million in 1991 as compared to 1990. This focus on cost control is now part of the corporate culture of the Bank. The new management also thoroughly revised the Bank's underwriting standards and implemented various compliance initiatives. In addition, management made a strategic decision to focus the Bank's efforts on consumer lending and away from unsecured commercial and construction lending activities. The Bank's conversion from a thrift to a commercial bank charter in October 1994 was an important step in the implementation of this strategic plan. A thrift charter is designed for an institution that concentrates on mortgage lending and places limitations on consumer and commercial lending. Management believes that the Bank's commercial bank charter, which does not have such limitations, gives the Bank significantly more flexibility to pursue its strategy.

     Management's efforts have led to consistent increases in the Bank's earnings. The Bank's retention of such earnings has enabled it to develop capital ratios significantly in excess of those required by the FDIC. At December 31, 1997, the Bank's capital ratios qualified it as "well capitalized", the highest ranking available under the capital standards set by the FDIC. Through significantly improved cost controls, the Bank has been able to achieve an efficiency ratio of approximately 45%, a level significantly below the averages for both local Puerto Rico and mainland United States depository institutions. Also, the Bank's non-performing assets have decreased from a high of $104.4 million in 1991 to $64.5 million at December 31, 1997, while the allowance for loan losses as a percent of non-performing loans has increased from 32.3% to 89.5% in the same time period.

Market Area and Competition

     Puerto Rico is the main service area of the Bank, accounting for substantially all of the Bank's earnings. The Puerto Rico banking market is highly competitive. As of December 31, 1997, Puerto Rico had 16 banking institutions with a total of approximately [$____] billion in assets according to industry statistics published by the Commissioner. The Bank ranked fourth based on total assets as of December 31, 1997. The other largest banks in order of size were Banco Popular de Puerto Rico, Banco Santander Puerto Rico and CitiBank, N.A. Puerto Rico banks are subject to the same federal laws, regulations and supervision that apply to similar institutions on the United States mainland.

     In addition, the Bank competes with brokerage firms with retail operations, credit unions, cooperatives, small loan companies, mortgage banks and savings institutions in Puerto Rico.

     The Bank encounters intense competition in attracting and retaining deposits and in its consumer and commercial lending. The Bank competes for loans with other financial institutions, some of which are larger and have available resources greater than those of the Bank. There can be no assurance that in the future the Bank will be able to continue to increase its deposit base or originate loans in the manner or on the terms on which it has done so in the past.

     Management believes that the Bank has been able to compete effectively for deposits and loans by offering a variety of transaction account products and loans with competitive features, by pricing its products at competitive interest rates and by offering convenient branch locations and emphasizing the quality of its service. The Bank's ability to originate loans depends primarily on the rates and fees charged and the service it provides to its borrowers in making prompt determinations as to whether it will fund particular loan requests.

Subsidiaries

     The Bank has two wholly-owned subsidiaries: First Federal
Finance Corp. D.B.A. Money Express "La Financiera" ("Money
Express") and First Leasing and Rental Corporation ("First
Leasing").

     Money Express is engaged in the origination of small personal loans, and at December 31, 1997 was operating through 26 offices in Puerto Rico.

     First Leasing is engaged in leasing various types of vehicles, and to a lesser extent, in the daily rental of vehicles. First
Leasing operates through a centralized service facility and three other strategically located offices.

Branches and Offices

     As of December 31, 1997 the Bank owned three main offices premises, 11 branch premises, and four loan centers. All these premises are located in Puerto Rico. In addition, as of December 31, 1997, the Bank leased in Puerto Rico 23 branch premises, 40 loan centers and seven other banking facilities. In addition, the Bank leased two branch premises in the Virgin Islands. Management believes that the Bank's properties are well maintained and are suitable for the Bank's business as presently conducted. See Appendix D for a list of the properties owned and leased by the Bank.

              INFORMATION CONCERNING FIRST BANCORP

     First BanCorp was incorporated on March 17, 1998 under the General Corporation Law. Its principal office is at 1519 Ponce de Leon, Santurce, San Juan, Puerto Rico 00908 and its phone number is
(787) 729-8200.

     First BanCorp is authorized to issue 250,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Prior to the Reorganization, there will be no shares of First BanCorp issued and outstanding.

     Immediately prior to the Reorganization, First BanCorp will own the original issue of 10,000 shares of Interim's common stock. This stock will be acquired with the proceeds of a loan in the amount of $10,000 from the Bank. On the Effective Date, each of those shares of Interim's common stock held by First BanCorp will be converted into the right to receive from the Bank $1.00 per share. First BanCorp will apply the $10,000 received due to such conversion to retire its loan from the Bank. Immediately thereafter, the Bank will issue to First BanCorp a number of shares of its common stock equal to the number of shares of common stock of the Bank issued and outstanding immediately prior to the Reorganization. After the Reorganization, First BanCorp will own all the common stock of the Bank.

          DESCRIPTION OF FIRST BANCORP'S CAPITAL STOCK

First BanCorp Common Stock

     The holders of First BanCorp Common Shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Each share of First BanCorp common stock has the same relative rights as, and in identical in all respect with, each other share of First BanCorp common stock. The Board of Directors without stockholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the common stockholders. See "DESCRIPTION OF FIRST BANCORP'S CAPITAL STOCK - Preferred Stock" below.

     Subject to the rights of holders of any outstanding shares of preferred stock in the event of the liquidation, dissolution or distribution of assets of First BanCorp, the holders of First BanCorp common shares are entitled to share ratably in the assets of First BanCorp legally available for distribution to stockholders. First BanCorp common shares have no redemption, conversion or sinking fund privileges, and holders of First BanCorp common shares have no preemptive rights to subscribe for other shares issued by First BanCorp.

     Subject to any dividend preferences which may be established with respect to preferred stock, the holders of First BanCorp common shares are entitled to receive, pro rata, dividends when and as declared by the Board of Directors out of funds legally available therefor. The shares of First BanCorp common stock to be issued as part of the Reorganization will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

First BanCorp Preferred Stock

     First BanCorp articles of incorporation authorize its Board of Directors to fix the designation, voting powers, preferences, limitations and relative rights of First BanCorp's preferred stock or series of preferred stock at the time of issuance. The holders of First BanCorp common shares may be adversely affected since preferred stock issued in the future may be designated with special rights or preference by the Board of Directors over holders of First BanCorp common shares as to dividends, liquidation right, voting rights (e.i., separate class right to approve a merger or sale of substantially all the assets of First BanCorp's and other matters). The issuance of preferred stock under certain circumstances may have the effect of delaying or preventing a change in control of First BanCorp.

Restrictions on Acquisition of First BanCorp

     Certain provisions of First BanCorp's articles of incorporation and by-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire the business of First BanCorp. The following discussion is a general summary of those provisions of First BanCorp's articles of incorporation and by-laws which might be deemed to have a potential "anti-takeover" effect. Reference should be made in each case to First BanCorp's articles of incorporation and by-laws or to the Bank's articles of incorporation and by-laws, which are attached hereto as Appendix B.

     Classified Board of Directors.   First BanCorp's articles of
incorporation contain provisions relating to the Board of Directors that provide, among other things, that the Board of Directors shall be divided into three classes as nearly equal in number as possible with the term of office in each class expiring each year. Such provision will provide a greater likelihood of continuity, knowledge and experience on the Board of Directors because at any one time, one third of the Board of Directors would be in its second year of service and one third of the Board of Directors would be in its third year of service. In addition, such a provision would cause any person who may be attempting to take over First BanCorp to have to deal with the current Board of Directors because such person, even if it owns a majority of the shares, would be unable to change the majority of the Board of Directors in any one Annual Meeting.

     Vacancies on the Board of Directors. First BanCorp's articles of incorporation provides that any vacancy occurring in the Board of Directors (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall serve for the remainder of the term to which the director has been elected and until such director's successor shall have been elected and qualified.

     Removal of Directors. Both the articles of incorporation and by-laws of First BanCorp provide that other than a removal required by regulatory authorities or by law, directors may be removed only for cause at a meeting of stockholders called expressly for that purpose by a vote of seventy-five percent (75%) of the shares then entitled to vote at an election of directors. These provisions were not part of the articles of incorporation and by-laws of the Bank.

     Approval of Business Combinations. One significant difference between the articles of incorporation of the Bank and that of First BanCorp is that articles of incorporation of First BanCorp require in cases of Business Combinations (as the term is defined in the article Tenth of the articles of incorporation of First BanCorp) that such transactions must be approved by the affirmative vote of holders of not less than seventy-five percent (75%) of the total number of outstanding shares of First BanCorp. Under the Banking Law and the Bank's articles of incorporation, the approval of the holders of two-thirds of the Bank's capital stock is required for a merger or consolidation and under the General Corporations Act the established voting requirement is the majority of the outstanding capital. Therefore the voting requirements under the articles of incorporation of First BanCorp in connection with Business Combinations is higher than was required under the Bank's articles of incorporation, the Banking Law and the General Corporations Act.

     Amendment of Articles of Incorporation. Under First BanCorp's articles of Incorporation, amendments to the articles of incorporation require the approval of not less than a majority of the total number of outstanding shares of capital stock of First BanCorp and, if such amendment concerns provisions of the articles of incorporation which governs the removal of directors and the approval of Business Combinations, the approval of not less than seventy-five percent (75%)of the total number of outstanding shares of capital stock of First BanCorp. Under the Banking Law and the Bank's articles of incorporation, the Bank may amend its articles of incorporation if such amendment is approved by the votes of the majority of the entire capital stock of the Bank and if such amendment is approved by the Commissioner and if filed with the Secretary of State of the Commonwealth of Puerto Rico. The amendments to the articles of incorporation of First BanCorp need not be approved by the Commissioner.

                      INFORMATION ON INTERIM

     Through the efforts of the Bank, Interim was organized as a Puerto Rico banking corporation solely to facilitate the Reorganization. Interim is a non-operating bank and will be merged with and into the Bank as a result of the Reorganization. Its principal office is the principal office of the Bank, located at 1519 Ponce de Leon Avenue, Santurce, San Juan, Puerto Rico 00908-0146, and its phone number is (787) 729-8200.

     Interim is authorized to issue 1,000,000 shares of common stock, par value $1.00 per share. Interim has issued 10,000 shares of its common stock to First BanCorp. On the Effective Date, each such share will be converted into the right to receive from the Bank $1.00 per share.

                    CAPITALIZATION OF INTERIM

     An ordinary borrowing of $10,000 from the Bank to First
BanCorp to capitalize Interim will be repaid upon the Reorganization and will not affect the capitalization or results of operations of First BanCorp on a pro forma basis.

                    SUPERVISION AND REGULATION

First BanCorp

     Bank Holding Company Activities and Other Limitations. Once First BanCorp acquires the shares of the Bank and thereby becomes a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "Bank Holding Company Act"), it will be subject to ongoing regulation, supervision, and examination by the Federal Reserve Board, and will be required to file with the Federal Reserve Board periodic and annual reports and other information concerning its own business operations and those of its subsidiaries. In addition, under the provisions of the Bank
Holding Company, a bank holding company must obtain Federal Reserve Board approval before it acquires directly or indirectly ownership or control of more than 5% of the voting shares of a second bank, and Federal Reserve Board approval must also be obtained before such a company acquires all or substantially all of the assets of a second bank or mergers or consolidates with another bank holding company. The Federal Reserve Board also has authority to issue cease and desist orders against holding companies and their non-bank subsidiaries.

     A bank holding company is prohibited under the Bank Holding Company Act, with limited exceptions from engaging, directly or indirectly, in any business unrelated to the business of banking or of managing or controlling banks. One of the exceptions to these prohibitions permits ownership by a bank holding company of the shares of any company if the Federal Reserve Board, after due notice and opportunity for hearing, by regulation or order has determined that the activities of the company in question are so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. Specific non-banking activities which the Federal Reserve Board has found to be sufficiently closely related to the business of banking are as follows: (1) making and servicing loans, including consumer finance, credit cards, mortgages, commercial finance and factoring;
(2) operating as an industrial bank; (3) performing the functions of a trust company; (4) acting as an investment or financial advisor (including portfolio investment advice); (5) finance leasing; (6) making investments to promote community welfare; (7) providing bookkeeping or data processing services; (8) acting as agent, principal or broker for insurance that is directly related to credit extensions; (9) owning and operating a savings association; (10) providing courier services for the internal operations of the holding company system for checks and certain other instrument exchanges among banks and for audit and accounting media of a banking or financial nature; (11) providing certain kinds of management consulting advice to depository institutions, on an explicit fee basis; (12) issuance and sale at retail of money orders, savings and bonds and travelers checks; (13) real estate and personal property appraising; (14) arranging commercial real estate equity financing; (15) providing securities brokerage services; (16) underwriting and dealing in government obligations and money market instruments; (17) providing foreign exchange advice and foreign exchange transactional services; (18) futures commission merchant for nonaffiliated persons (subject to limitations); (19) investment advice on financial futures and options on futures; (20) consumer financial counseling (may be combined with portfolio advice and brokerage services); (21) tax planning and preparation; (22) authorizing check guaranty services for merchants; (23) operating a collection agency; and (24) operating a credit bureau.

     Limitations on Transactions with Affiliates.   Transactions
between financial institutions such as the Bank and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act.
An affiliate of a financial institution is any company or entity which controls, is controlled by or is under common control with the financial institution. In a holding company context, the parent bank holding and any companies which are controlled by such parent holding company are affiliates of the financial institution. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other
similar transaction.   In addition to the restrictions imposed by
Sections 23A and 23B of the Federal Reserve Act, no financial institution may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or
(ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of an affiliate, except for affiliates which are subsidiaries of the financial institution.

     In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under -section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a financial institution, and certain affiliated interests of these, may not exceed, together with all other outstanding loans to such person and affiliated interests, the financial institution's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.

     Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve Board capital adequacy guidelines generally require bank holding companies to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier I or core capital and up to one-half of that amount consisting of Tier
II or supplementary capital. Tier I capital for bank holding companies generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less goodwill and, with certain exceptions, intangibles. Tier II capital generally consists of hybrid capital instruments, perpetual preferred stock which is not eligible to be included as Tier I capital; term subordinated debt an intermediate-term preferred stock; and, subject to limitations, generally allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by a bank holding company, including multi-family residential and commercial real estate loans, commercial business loans and commercial loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

     In addition to the risk-based capital requirements, the Federal Reserve Board requires bank holding companies to maintain a minimum leverage capital ratio of Tier I capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The Federal Reserve Board has announced that the 3.0% Tier I leverage capital ratio requirement is the minimum for the top-rated bank holding companies without an supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other bank holding companies will br expected to maintain Tier I leverage capital ratios of at least 4.0% or more, depending on their overall condition.

     First BanCorp will be in compliance with the above-described
Federal Reserve Board regulatory capital requirements after the Effective Date of the Reorganization.

The Bank

     As a Puerto Rico commercial bank, the Bank is subject to, and after the Reorganization will continue to be subject to, supervision, examination and regulation of the Commissioner and the FDIC. The deposits of the Bank are and will continue to br insured by the FDIC to the maximum extent provided by law.

     Federal and local banking laws comprehensively regulate banks including, among other things, the scope of a bank's business and activities, the types of loans and investments a bank may make, the reserve against deposits it must maintain, the nature and amount of collateral it mus require for certain loans, the maximum interest rates it may pay on certain deposits, the establishment of branches and the activities of a bank with respect to mergers and consolidation.

     FDIC Capital Requirements. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like the Bank, will not be members of the Federal Reserve System. These requirements are substantially similar to those adopted by the Federal Reserve Board regarding bank holding companies, as described above.

     The FDIC's capital regulations establish a minimum 3.0% Tier leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other bank to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite I under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

     The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general
allowances for loan and lease losses.    Allowance for loan and
lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. overall, the amount of capital counted toward supplementary capital cannot exceed 100% of ore capital. As of December 31, 1997, the Bank exceeded each of its capital requirements and was a well-capitalized institution as defined in the FDIC regulations.

     Set forth below are the Bank's capital ratios at December 31, 1997 based on existing FDIC guidelines.

     Total Capital to risk weithed assets            17.26%
     Tier 1 capital to risk weithed assets           11.07%
     Tier 1 Capital to average assets                 7.44%

     In August 1995, the FDIC and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing capital adequacy of a bank. Under the final rule, the FDIC must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank's capital adequacy. In addition, in August 1995, the FDIC and the other federal banking agencies published a joint policy statement for public comment that describes the process the banking agencies will use to measure and asses the exposure of a bank's net economic value to changes in interest rates. Under the policy statement, the FDIC will consider results of supervisory and internal interest rate risk models as one factor in evaluating capital adequacy. The FDIC intends, at a future date, to incorporate explicit minimum requirements for interest rate risk in its risk-based capital standards through the use of a model developed from the policy statement, a future proposed rule and the public comments received therefrom.

     Activities and Investments. The activities and equity investments of FDIC-insured, state-chartered banks such as the Bank are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and
(iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national ban unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

     Puerto Rico Banking Law.   As a commercial bank organized
under the laws of Commonwealth, the Bank is subject to supervision, examination and regulation by the Commissioner pursuant to the Banking Law.

     Section 16 of the Banking Law requires every bank to maintain a legal reserve which shall not be less than twenty percent (20%) of its demand liabilities, except government deposits (federal, state and municipal) which are secured by actual collateral. The reserve is required to be composed of any of the following securities or combination thereof: (1) legal tender of the United States; (2) checks on banks or trust companies located in any part of Puerto Rico, to be presented for collection during the day following that on which they are received; (3) money deposited in other banks or depository institutions, subject to immediate collection; (4) federal funds sold to any Federal Reserve Bank and Securities purchased under agreement to resell executed by the bank with such funds that are subject to be repaid to the bank on or before the close of the next business day; and (5) any other asset that the Commissioner determines from time to time.

     Section 17 of the Banking Law permits Puerto Rico commercial banks to make loans to any one person, firm, partnership or corporation, up to an aggregate amount of fifteen percent (15%) of paid-in capital, reserve fund of the commercial bank and any other components that the Commissioner may determine from time to time. If such loans are secured by collateral worth at least twenty-five percent (25%) more than the amount of the loan, the aggregate maximum amount may reach one third of the paid-in capital of the commercial bank, plus its reserve fund and any other components that the Commissioner may determine from time to time. There are no restrictions under Section 17 of the Banking Law on the amount of loans which are wholly secured by bonds, securities and other evidences of indebtedness of the Government of the United States, of the Commonwealth of Puerto Rico, or by bonds, not in default, of authorities, instrumentalities or dependencies of the Commonwealth of Puerto Rico or its municipalities.

     Section 17 of the Banking Law also prohibits Puerto Rico commercial banks from making loans secured by their own stock, and from purchasing their own stock, unless such purchase is necessary to prevent losses because of a debt previously contracted in good faith. The stock so purchased by the Puerto Rico commercial bank must be sold by the bank in a public or private sale within one year from the date of purchase.

     Section 25 of the Banking Law provides that no officers, directors, agents or employees of a Puerto Rico commercial bank may serve or discharge a position of officer, director, agent or employee of another Puerto Rico commercial bank, financial company, savings and loan association, trust company, company engaged in granting mortgage loans or any other institution engaged in the money lending business in Puerto Rico; provided, however, that this prohibition shall not apply to affiliates of the bank, to public financial institutions, to cooperatives, the Economic Development Bank for Puerto Rico and the Government Development Bank for Puerto Rico.

     Section 27 of the Banking Law requires that Puerto Rico commercial banks strike each year a general balance of their operations, and to submit such balance for approval to a regular general meeting of stockholders, together with an explanatory report thereon. Section 27 of the Banking Law also requires that at lest ten percent (10%) of the yearly net income of a Puerto Rico commercial bank be credited to a reserve fund.

     Section 27 of the Banking Law also provides that when the expenditures of a Puerto Rico commercial bank are greater than receipts, the excess of the expenditures over receipts shall be charged against the undistributed profits of the bank, and the balance, if any, shall be charged against the reserve fund, as a reduction thereof. If there is no reserve fund sufficient to cover such balance in whole or in part, the outstanding amount shall be charged against the capital account and no dividends shall be declared until said capital has been restored to its original amount and the reserve fund to twenty percent (20%) of the original capital.

                            LITIGATION

     The Bank is involved as plaintiff or defendant in a variety of routine litigation incidental to the normal course of business.
The Bank's Board of Directors believes that it has adequate defense or insurance protection with respect to such litigation and that any losses therefrom, whether or not insured, would not have a material adverse effect on the business or financial condition of the Bank.

     Neither Interim nor First BanCorp is involved in any litigation.

                          LEGAL OPINIONS

     Legal matters relating to the authorization, issuance and delivery of First BanCorp common shares pursuant to the Reorganization and certain Federal and Puerto Rico tax matters will be passed upon by Fiddler, Gonzalez & Rodriguez, LLP, counsel to the Bank.

                         ANNUAL REPORTS

     An annual Report for the Bank, which contains financial statements of the Bank for the fiscal years ended December 31, 1997 and 1996 prepared in conformity with generally accepted accounting principles is included hereto as Appendix E.

                           ACCOUNTANTS

     The financial statements of the Bank as of December 31, 1997 and 1996 and for each of the two years ended included hereto have been examined by Price Waterhouse, independent certified public accountants. Such financial statements and the accountants' report thereon have been so included in reliance upon the report of Price Waterhouse and upon the authority of said firm as experts in accounting and auditing.

                           APPENDIX A

                   AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of March 31, 1998, among FIRSTBANK PUERTO RICO, a bank organized under the laws of the Commonwealth of Puerto Rico (the "Bank"), FIRST INTERIM BANK, a bank organized under the laws of the Commonwealth of Puerto Rico (the "Commonwealth") for the sole purpose of consummating the transactions provided for herein (the "Interim Bank") for the sole purpose of consummating the transactions provided for herein (the "Interim Bank") and FirstBanCorp Puerto Rico, a Interim Bank organized under the laws of the Commonwealth of Puerto Rico ("Holding").

     WHEREAS, the Bank is a bank duly organized under the Banking Law of the Commonwealth, Act No. 55 of May 12, 1933, as amended (the "Banking Law"), with its principal office and place of business at 1519 Ponce de Leon Avenue, Santurce, San Juan, Puerto Rico, with an authorized capital of 200,000,000 shares of common stock, par value $1.00 per share and 20,000,000 shares of preferred stock, par value $1.00 per share;

     WHEREAS   , the Interim Bank is a corporation duly organized
under the General Corporation Act, as amended, with its principal office at the same address as that of Bank, with an authorized capital of 500,000 shares of common stock, par value $1.00 per share, with all of the shares of capital stock of the Interim Bank to be issued prior to the consummation of the transactions described herein to be held by Holding (except for any shares that may be required to be held by the directors of the Interim Bank as directors' qualifying shares); and

     WHEREAS, Holding is a general business corporation organized under the laws of the Commonwealth, with its principal office at the same address as that of Bank, and having an authorized capital of 250,000,000 shares of Common Stock, par value $1.00 per share and 50,000,000 shares of Preferred Stock, par value $1.00 per share, none of which have been issued or are currently outstanding; and

     WHEREAS, the Bank, the Interim Bank and Holding desire to establish a bank holding company structure and in order to implement that desire, the Boards of Directors of the Bank, the Interim Bank and Holding have each respectively agreed unanimously to a merger of the Interim Bank into the Bank (the "Merger") and the issuance of shares of Holding common stock as consideration for value received by Holding from the Merger;

     NOW, THEREFORE, in consideration of the premises, the Bank, the Interim Bank and Holding hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying it into effect, including the rights and obligations of Holding in connection therewith, as follows:

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

                            ARTICLE I

                            DEFINITION

     Section 1.01 Definitions. The following terms, as used herein, have the following respective meanings:

     "Bank" means FirstBank Puerto Rico prior to the Effective
Date.

     "Bank Shares" mans the shares of common stock of the Bank, par value $1.00 per share.

     "Commissioner" mean the Commissioner of Financial Institutions of the Commonwealth.

     "Continuing Bank" means FirstBank Puerto Rico on and after the Effective Date.

     "Dissenting Shares" shall have the meaning set forth in
Section 6.01.

     "Effective Date" shall have the meaning set forth in Section
4.02.

     "Exercise" shall have the meaning set forth in Section 2.03.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Holding" means First BanCorp Puerto Rico, a general business corporation organized under the laws of the Commonwealth.

     "Holding Shares" means the shares of common stock of Holding, par value $1.00 per share.

     "Interim Bank" means First Interim Bank, a corporation organized under the laws of the Commonwealth for the sole purpose of consummating the transactions provided for herein.

     "Prospectus" shall have the meaning set forth in Section
3.04(b).

     "Proxy Statement" shall have the meaning set forth in Section
3.04(a).

                           ARTICLE III

                            THE MERGER

     Section 2.01 Merger. On the Effective Date, the Interim Bank shall be merged into the Bank and the Bank (hereinafter referred to as the "Bank" prior to the Effective Date and as the "Continuing Bank" on or after the Effective Date) shall receive into itself the Interim Bank pursuant o the provisions of and with the effects provided in Section 15 of the Banking Law.

     Section 2.02   Conversion.  Upon the Effective Date:

          (a) Each Bank Share issued and outstanding immediately prior to the Effective Date shall, without any further action on the part of the Bank, the Interim Bank, Holding, or any other person, constitute and be converted into and there shall be allocated to the record holder thereof a Holding Share.

               (i) Such conversion and allocation shall not in any way preclude or prevent any such holder from exercising his or her statutory right to dissent from the Merger and to receive from the Continuing Bank payment of the value of his or her Bank Shares and such other rights and benefits as are provided by law.

               (ii) On the Effective Date, each outstanding certificate which theretofore had represented Bank
          Shares, shall henceforward be deemed for all corporate purposes as evidence of the ownership of an equal number of Holding Shares into which the Bank Shares have been so converted.

          (b) Each share of common stock of the Interim Bank issued on the Effective Date shall without any further action on the part of the Bank, the Interim Bank Holding, or any other person constitute and be converted into the right to receive $1.00 from the Continuing Bank and such sums shall be delivered to the record holder thereof.

          (c) On the Effective Date, the Continuing Bank shall issue to Holding the same number of shares of its common stock as are issued and outstanding as of the Effective Date.

     Section 2.03 Certificate After the Effective Date.

          (a) Upon the Effective Date, each outstanding certificate that prior to the Effective Date had represented
     Bank Shares shall henceforward be deemed for all corporate purposes as evidence of the ownership of Holding Shares.

          (b) At any time after the Effective Date, any holder of one or more of the certificates that prior to the Effective Date had represented Bank Shares may surrender such certificate or certificates in proper form to Holding or to its transfer agent and receive in exchange therefor a certificate or certificates (as the holder requests) bearing the name and representing an identical number of Holding Shares.

     Section 2.04 Stock Options. At the Effective Date, each outstanding option to purchase shares of the Bank under the Bank's 1997 Stock Option Plan will be assumed by Holding. Each such option will be exercisable in accordance with its existing terms for the same number of shares of Holding as the number of shares of the Bank subject to such option.

     Section 2.05 Effects of the Merger.  Upon the Effective Date:

          (a) The name of the Continuing Bank shall be FirstBank Puerto Rico. The main office, principal place of business, officers and other personnel of the Continuing Bank shall be the same as the main office, principal place of business, officers and other personnel of the Bank immediately prior to the Effective Date;

          (b) The articles of incorporation of the Continuing Bank shall be the articles of incorporation of the Bank, and the by-laws of the Continuing Bank shall be the by-laws of the Bank;

          (c) The Bank and the Interim Bank shall be considered as one sole corporate entity under the name of the Continuing Bank, and the Continuing Bank shall thenceforth enjoy all the rights, privileges and franchises and shall be subject o all the restrictions, obligations and duties of the Bank and the Interim Bank, except for the alterations provided herein;

          (d) Each and all the property, shares, rights, franchises, powers and privileges of the Bank and the Interim Bank shall become the property of the Continuing Bank, and the Continuing Bank shall have, as regards such property, shares, rights, franchises, powers and privileges, the same rights as the Interim Bank and the Bank each possessed;

          (e) The Continuing Bank shall assume each and every obligation of the Bank and the Interim Bank and shall have all the obligations and shall be liable for all debts and the fulfillment of all contracts and obligations of the Bank and the Interim Bank, just as they were prior to the Effective Date. Any reference to the Bank or the Interim Bank in any contract, will or document, whether executed or taking effect before or after the Merger, shall be considered a reference to the Continuing Bank if not inconsistent with the other provision of the contract, will or document. The stockholders of the Bank and the Interim Bank shall continue to be subject to the same obligations, claims and demands as existed against them, if any, on or before the Effective Date;

          (f) All suits, actions or other proceedings pending in any court on the Effective Date shall continue to their termination just as if no merger had taken place; provided, however, that the Continuing Bank may be substituted in place of either the Bank or the Interim Bank by order of the court taking cognizance of the proceedings;

          (g) The directors of the Continuing Bank shall consist of the directors of the Bank on and as of the Effective Date (the names and addresses of the current directors of the Bank as of the date hereof are listed in Appendix I attached hereto), which directors shall hold office in the Continuing Bank, unless sooner removed or disqualified, until their successors are elected at the next annual meeting of the stockholders of the Continuing Bank or are appointed in accordance with the by-laws of the Continuing Bank and have qualified; and

          (h) All deposit accounts of the Bank shall be and will become deposits in the Continuing Bank without change in their respective terms, interest rates, maturities, minimum required balances or withdrawal rates. After the Effective Date, the Continuing Bank will continue to issue deposit accounts on the same basis as the Bank immediately prior to the Effective Date.

                           ARTICLE III

                           UNDERTAKINGS

     Section 3.01. Bank Stockholder Approval. The Bank undertakes to submit this Agreement for consideration to its shareholders at a meeting called for this purpose pursuant to Section 15(b) of the Banking Law, or in any other manner permitted by law. Without limiting the preceding sentence, the Bank agrees (unless such action is not required by law):

          (a) To send to the post-office address of each of the holders of issued and outstanding Bank Shares written notice of such meeting not less than thirty days prior to the date fixed for the meeting. The notice shall specify the place and purpose of the meeting at which this Agreement will be considered;

          (b) To hold a vote of the shareholders at said meeting, in which each Bank Shares shall entitle each holder thereof to one vote to be cast by the stockholder himself or by proxy;

          (c) To cause its secretary to certify under seal of the Ban that (i) this Agreement has been approved by the vote of the directors of the Bank, and (ii) this Agreement has been approved by the votes of at least three-fourths of the Bank Shares; and

          (d) To submit the Agreement as certified pursuant to subsection (c) of this Section 3.01 to the Commissioner for his approval or disapproval.

     Section 3.02. Interim Bank Stockholder Approval. Holding will vote all of its shares of common stock of the Interim Bank in favor of the approval of this Agreement.

     Section 3.03 Regulatory Approvals. Each of Holding, the Bank and the Interim Bank shall (i) proceed expeditiously and cooperate fully in determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from, governmental or regulatory authorities of the Commonwealth and the United States (collectively, the "Regulatory Approvals") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely makes all such filings and timely seek all regulatory Approvals; and take all other action and do all things necessary, prior or appropriate to consummate and make effective all transactions contemplated by this Agreement as soon as possible.

     Section 3.04 Securities Matters.

          (a) The Bank undertakes to prepare and file promptly a proxy statement (the "Proxy Statement") which complies with the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder by the FDIC, and which complies will all applicable federal, state and Puerto Rico law requirements for the purpose of submitting this Agreement to its shareholders for approval, ratification and confirmation;

          (b)  Holding undertakes to prepare a Prospectus (the
"Prospectus") related to the Holding Shares, which shall be distributed to the shareholders of the Bank; and

          (c) Holding and the Bank shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Prospectus or the Proxy Statement and shall cause its counsel and auditors to cooperate in the preparation of the Prospectus and the Proxy Statement, and the Bank shall distribute the Proxy Statement and the Prospectus to the Bank's shareholders in accordance with applicable federal and state law requirements.

     Section 3.05 Other Undertakings. If at any time (whether before or after the Effective Date) the Bank or the Continuing Bank considers that any further assignment, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Continuing Bank the title to any property or rights of the Bank or the Interim Bank, or otherwise to carry out the provisions hereof, the Bank and the Interim Bank hereby undertake through their proper officers and directors to execute and deliver immediately any and all proper deeds, assignments and assurances on law, and to do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Continuing Bank and otherwise to carry out the provisions hereof.

                            ARTICLE IV

                       CONDITIONS PRECEDENT

     Section 4.01 Conditions Precedent to the Merger. The consummation of the Merger contemplated by this Agreement is subject to the satisfaction of the following conditions:

          (a) The votes of at lest three-fourths (3/4) of the issued and outstanding Bank Shares shall have been cast
     (whether cast by holders of such shares in person or by proxy) in favor of this Agreement at a meeting of the Bank's stockholders called pursuant to Section 3.01;

          (b) All Regulatory Approvals (or waiver or exemption therefrom) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained and all statutory waiting periods shall have expired, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of Holding or the Continuing Bank following the Effective Date so as to render inadvisable the consummation of such transaction.

          (c) The Bank shall have received a ruling or rulings from the appropriate tax authorities and/or an opinion letter from Fiddler, Gonzalez & Rodriguez, LLP, counsel to

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

     the Bank, satisfactory to the Bank in form and substance, with respect to the Puerto Rico and United States income tax consequences of the Merger; and

          (d) The Holding Shares shall have been approved for listing by the New York Stock Exchange.

     Section 4.02 Effective Date. The Merger provided for herein shall become effective on the date (the "Effective Date") as soon as practicable after each condition precedent listed in Section
4.01 shall have been satisfied. The Merger shall become effective at the time this Agreement is properly perfected and filed in accordance with the Banking Law.

                            ARTICLE V

                     TERMINATION AND DEFERRAL

     Section 5.01 Termination of the Merger.  Prior to the
Effective Date, this Agreement may be terminated at any time by written notice by either the Bank or the Interim Bank to the other that its Board of Directors is of the opinion that:

          (a) The number of Bank Shares that voted against approval of this Agreement, the number of Bank Shares with respect to which the holders thereof recorded their opposition to the Merger or the number with respect to which demand for payment of shares has been made is such that the consummation of the Merger is, in the sole opinion of such Board of Directors, inadvisable,

          (b) Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make consummation of the Merger, in the sole opinion of such Board of Directors, inadvisable;

          (c) It is likely that a Regulatory Approval, in the sole opinion of such Board of Directors, will not be obtained, or if obtained, will contain or impose any condition or requirement that would materially and adversely affect the operations or business prospects of Holding or the Continuing Bank following the Effective Date so as to render inadvisable the consummated of the Merger; or

          (d) Any other reason exists that makes consummation of the Merger in the sole opinion of such Board of Directors, inadvisable.

     Upon such determination, this Agreement shall be void and there shall be no liability hereunder or on account of such termination on the part of the Bank, the Interim Bank, Holding, or the directors, officers, employees, agents or stockholders or any of them, except that in such event the Bank will pay fees and expenses incurred by itself, the Interim Bank and Holding in connection with the proposed reorganization.

     Section 5.02 Deferral of Effective Date. Consummation of the Merger herein provided may

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

be deferred by the Board of Directors of the Bank for a reasonable period of time if the Board of Directors determines, in its sole discretion, that such deferral would be in the best interest of the Bank and the shareholders of the Bank.

                            ARTICLE VI

                         APPRAISAL RIGHTS

     Section 6.01 Dissenters' Rights. Any stockholder of the Bank who complies with all applicable provisions of law, including without limitation Section 15(d) of the Banking Law, shall be entitled to receive the value of the Bank Shares held by such stockholder as provided by Section 15(d) of the Banking Law, provided that:

          (a) Any Bank Shares held by a holder who has demanded appraisal of this Bank Shares and as of the Effective Date has neither effectively withdrawn not lost his right to such appraisal (the Dissenting Shares") shall not be converted in the manner set forth in Section 2.02, but the holder thereof shall only be entitled to such rights as are granted by the Banking Law.

          (b) Notwithstanding the provisions of paragraph (i) of this Section 6.01, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted as provided in Section 2.02.

                           ARTICLE VII

                          MISCELLANEOUS

     Section 7.01   Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth.

     Section 7.02 Amendment. This Agreement and the Exhibits hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Board of Directors at any time before or after approval by the stockholder of the parties; provided, however tat after such approval, no amendment, modification or waiver shall affect the consideration to be received by any party or their respective shareholders. Any such amendment, modification or waiver must be by an instrument in writing and signed on behalf of each of the partes.

     IN WITNESS WHEREOF, the Bank, the Interim Bank and Holding have caused this Agreement to be executed in multiple copies, by their duly authorized officers, and have caused their corporate seals to be hereto affixed, as of the date first above written.

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

                         FIRSTBANK PUERTO RICO



                         By: ________________________

                         Title: Chairman of the Board


                         FIRST INTERIM BANK


                         By: ________________________

                         Title: President



                         FIRST BANCORP PUERTO RICO



                        By: __________________________

                        Title: President

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                           APPENDIX B

                    ARTICLES OF INCORPORATION
                         OF FIRST BANCORP


                              FIRST

     The name of this corporation is "First BanCorp." (hereinafter the "Corporation").

                              SECOND

     The principal office of the Corporation shall be located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico 00908. The
Resident Agent of the Corporation is Angel Alvarez Perez, at the same address above.

                              THIRD

     The term of existence of the Corporation is indefinite.

                              FOURTH

     The purpose of the Corporation is to engage, for profit, in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the Commonwealth of Puerto Rico, as amended from time to time (hereinafter, as so amended, the "Corporation Law").

                              FIFTH

     (a) The business and activities of the Corporation shall be under the authority of a board of directors composed of the number of directors fixed from time to time by resolution of an absolute majority of the board of directors within the limits established in the By-Laws, provided that the number of directors shall always be an odd number and not less than five (5) nor more than fifteen
(15). The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually. A majority of the directors holding office shall constitute a quorum at meetings of the board of directors.

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

     (b) The directors shall have such qualifications, shall be subject to such responsibilities, shall comply with such requirements and shall hold office pursuant to the provisions of the Corporation Act and the By-Laws of the Corporation.
     (c) Any vacancy in the board of directors may be filled by a majority of the votes of the directors in function. The directors so elected shall meet all of the conditions and shall be subject to the same responsibilities of the directors elected by the stockholders and shall remain in their office until the next general meeting of stockholders is held and their successors have been duly elected and are sworn in their offices.
     (d) A director may be removed only for cause at a meeting of stockholders called expressly for that purpose by a vote of seventy-five percent (75%) of the shares then entitled to vote at such in election of directors. Notwithstanding the above, directors may be removed if required by regulatory authorities or by law.
     (e) The board of directors, by resolution approved by an absolute majority, may appoint one or more Committees, each one composed of one or more directors of the Corporation, and such executive or administrative officers as the board of directors may assign. Such committees shall and may exercise those powers that the board of directors may so delegate.

                              SIXTH

     The authorized capital of the Corporation shall be THREE
HUNDRED MILLION DOLLARS ($300,000,000) represented by TWO HUNDRED FIFTY MILLION (250,000,000) shares of common stock, ONE DOLLAR ($1.00) par value per share, and FIFTY MILLION (50,000,000) shares of Preferred Stock, ONE DOLLAR ($1.00) par value per share. The shares may be issued by the Corporation from time to time as authorized by the board of directors without the further approval of shareholders, except as otherwise provided in this Article Sixth or to the extent that such approval is required by governing law, rule or regulations.
     No shares of capital stock (including shares issuable upon conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to officers, directors or controlling persons of the Corporation other than as part of a general public offering, unless their issuance or the plan
(including stock option plans) under which they would be issued has been approved by a majority of the total votes to be cast at a legal meeting of stockholders.
     The board of directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers; and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the board of directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:
     (a)  the designation of such series;
     (b) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;
     (c) whether the shares of such series shall be subject to redemption by the Corporation, and if made subject to such redemption, the terms and conditions of such redemption;
     (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     (e) whether the shares of such series shall be convertible and if provision be made for conversion, the terms of such conversion;

     (f) the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than vote for each such share;
     (g) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and
     (h) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Corporation, which rights may be different in the case of a voluntary dissolution.

                             SEVENTH

     Holders of capital stock of the Corporation, common and preferred stock, shall not have any preemptive or preferential right of subscription to or purchase of any shares, nor to any obligations convertible into any shares of the Corporation; whether now or hereafter authorized, except as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

                              EIGHTH

     The Corporation shall hold at least one general annual meeting of stockholders each year, at such place and date prescribed by the By-Laws of the Corporation, and such other special meetings necessary in the opinion of the President or the board of directors.
     The general annual meetings shall be convened by mailing a notice to each stockholder at least ten (10) days, but no more than 60 days prior to the dates set forth for such meeting.
     Notices of special meetings of stockholders shall contain the same information as notices of general annual meetings of stockholders, but shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and

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

voted upon at the meeting. Notices prepared in accordance with these provisions shall be required in order to hold a valid stockholders' meeting, and dispensing therewith shall be excused only by the written consent of the stockholders.
     To form quorum at general annual meetings and at special meetings, more than half of the paid-in capital must be represented by shareholders in person or by proxy. If no quorum is present a second call shall be made in accordance with the Corporation Act and the By-Laws.
     Action shall be taken only by a majority vote of stockholders present, by vote or proxy, except as otherwise provided in the preceding paragraph, and in such other cases provided by law.

                              NINTH

     (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
     (3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

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

     (4) Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
     (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.
     (6) The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or

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

agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.
     (8) Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it relates to the imposition of a fine for an infraction or violation of any provision of the law.

                             TENTH

                     BUSINESS COMBINATIONS

A.   Definitions and Related Matters:
     1. Affiliate. An "Affiliate" of, or a Person "affiliated with," a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
     2. Associate. The term "Associate" used to indicate a relationship with any Person means:
          (a) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;
          (b) Any trust or other state in which such Person has a ten percent (10%) or greater beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;
          (c) Any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person; or

          (d)  Any investment company registered under the
Investment Company Act of 1940 for which such Person or any
Affiliate or Associate of such Person serves as investment adviser.
     3.   Beneficial Owner.   A person shall be considered the
"Beneficial Owner" of any shares of stock (whether or not owned of record):
          (a) With respect to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares
(i) voting power, including the power to vote or to direct the voting of such shares of stock and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock;
          (b) Which such Person or any Affiliate or Associate of such Person has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or (ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or
          (c) Which are Beneficially Owned within the meaning of paragraphs (a) or (b) of this subsection 3 by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any Substantial Part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.
          For the purpose only of determining whether a Person is the Beneficial Owner of a percentage specified in this Article
TENTH of the outstanding Voting Shares, such shares shall be deemed to include any Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this subsection 3.
     4.   Business Combination.  A "Business Combination" means:
          (a) The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of its or their assets or business (including without limitation, any securities issued by a subsidiary);
          (b) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person;
          (c) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;
          (d) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting
Shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person or any Affiliate or Associate of such Related Person, or any partial or complete liquidation, spin off, split off or split up

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

of the Corporation or any Subsidiary thereof;
          (e) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person or any Affiliate or Associate of such Related Person of Voting Shares or securities convertible into Voting Shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing Voting Shares or voting securities of a Subsidiary.
          As used in this definition, a "series of related transactions" shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.
     5.   Continuing Director.  A "Continuing Director" shall mean:
          (a) A person who was a member of the Board of Directors of the Corporation elected by the public stockholders prior to the time that a Related Person acquired in excess of ten percent (10%) of the stock of the Corporation entitled to vote in the election of directors, or
          (b) A person designated (before his initial election as a director) as a Continuing Director by a majority of the then Continuing Directors.
     6. Date of Determinations. The term "Date of Determination" means:
          (a) The date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of stockholders to approve such transaction) is entered into by the Corporation, as authorized by its Board of Directors, and another Person providing for any Business Combination; or
          (b) If such an agreement as referred to in paragraph (a) of subsection 6 is amended so as to make it less favorable to the Corporation and its stockholders, the date on which such

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

amendment is approved by the Board of Directors of the Corporation; or
          (c) In cases where neither paragraphs (a) or (b) of this subsection 6 shall be applicable, the record date for the determination of stockholders of the Corporation entitled to notice of and to vote upon the transaction in question.
          A majority of the Continuing Directors shall have the power and duty to determine the Date of Determination as to any transaction under this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.
     7.   Independent Majority of Stockholders.  "Independent
Majority of Stockholders" shall mean the holders of a majority of the outstanding Voting Shares that are not Beneficially Owned or controlled, directly or indirectly, by a Related Person.
     8. Person. The term "Person" shall mean any person, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnership, syndicate, association or group shall be deemed a "Person."
     9. Related Person. "Related Person" means any Person which is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination of ten percent (10%) or more of the Voting Shares.
     10. Substantial Part. The term "Substantial Part" as used with reference to the assets of the Corporation, of any Subsidiary or of any Related Person means assets having a value of more than ten percent (10%) of the total consolidated assets of the Corporation and its Subsidiaries or of

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

the Related Person as of the end of the Corporation's or the Related Person's most recent fiscal year ending prior to the time the determination is being made.
     11. Subsidiary. "Subsidiary" shall mean any corporation or other entity of which the Person in question owns not less than fifty percent (50%) of any class of equity securities, directly or indirectly.
     12. Voting Shares "Voting Shares" shall mean shares of the Corporation entitled to vote generally in the election of directors.
     13. Whole Board of Directors. The total number of directors which the Corporation would have if there were no vacancies.
     14.  Certain Determinations with Respect to Article TENTH.
          (a) A majority of the Continuing Directors shall have the power to determine for the purposes of this Article TENTH, on the basis of information known to them: (i) the number of Voting
Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial
Owner" as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a "Substantial Part" as hereinabove defined, (v) whether two or more transactions constitute a "series of related transactions" as hereinabove defined, (vi) any matters referred to in paragraph (b) of this subsection 14 below, and (vii) such other matters with respect to which a determination is required under this Article TENTH.
          (b) A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became a Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person

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

under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (ii) the market price of the shares in question (as determined by a majority of the Continuing Directors) at the time when the Related Person became the Beneficial Owner thereof.
     15. Fiduciary Obligations. Nothing contained in this Article TENTH shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

B.   Approval of Business Combinations:
     1. Except as provided in subsection 2 below, neither the Corporation nor any of its Subsidiaries shall become party to any Business Combination without the prior affirmative vote at a meeting of the Corporation's stockholders of:
          (a) The holders of not less than seventy-five (75%) of the outstanding Voting Shares, voting separately as a class, and
          (b)  An Independent Majority of Stockholders.
          Such favorable votes shall be in any stockholder vote which would be required without reference to this Section B and shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or otherwise.
     2. The provisions of subsection 1 above shall not apply to a particular Business Combination, and such Business Combination shall require only such stockholder vote (if any) as would be required without reference to this Section B, if all of the conditions set forth in paragraphs (a) through (e) below are satisfied:
          (a) The ratio of (i) the aggregate amount of the cash and the fair market value of

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the other consideration to be received per share of Common Stock of the Corporation in such Business Combination by holders of Common
Stock other than the Related Person involved in such Business Combination, to (ii) the market price per share of the Common Stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) which such Related Person has theretofore paid in acquiring any Common Stock prior to such Business Combination, to (y) the market price per share of Common Stock immediately prior to the initial acquisition by such Related Person of any shares of Common
Stock; and
          (b) The aggregate amount of the cash and the fair market value of other consideration to be received per share of Common
Stock in such Business Combination by holders of Common Stock, other than the Related Person involved in such Business
Combination, is not less than the highest per share price
(including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by such Related Person in acquiring any of its holdings of Common Stock; and
          (c) The consideration (if any) to be received in such Business Combination by holders of Common Stock other than the Related Person involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring Common Stock already owned by it; and
          (d) After such Related Person became a Related Person and prior to the consummation of such Business Combination: (i) such Related Person shall have taken steps to insure that the Board of Directors of the Corporation included at all times representation by Continuing Directors proportionate to the ratio that the number of Voting Shares of the Corporation from time to time owned by stockholders who are not Related Persons bears to all Voting Shares of the

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Corporation outstanding at the time in question (with a Continuing
Director to occupy any resulting fractional position among the directors);
(ii) such Related Person shall not have acquired from the Corporation, directly or indirectly, any shares of the Corporation (except (x) upon conversion of convertible securities acquired by it prior to becoming a Related Person or (y) as a result of a pro rata stock dividend, stock split or division of shares or (z) in a transaction consummated after this Article TENTH was added to this Charter and which satisfied all applicable requirements of this Article TENTH);
(iii) such Related Person shall not have acquired any additional
Voting Shares of the Corporation or securities convertible into or exchangeable for Voting Shares except as a part of the transaction which resulted in such Related Person's becoming a Related Person;
and (iv) such Related Person shall not have (x) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation or any Subsidiary, or (y) made any major change in the Corporation's business or equity capital structure or entered into any contract, arrangement or understanding with the Corporation except any such change, contract, arrangement or understanding as may have been approved by the favorable vote of not less than a majority of the Continuing Directors of the Corporation; and
          (e) A proxy statement complying with the disclosure requirements under the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting stockholder approval of such Business Combination. Such proxy statement is not required to be filed with or approved by the applicable regulatory agency unless otherwise required by law.
Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing
Directors, or any of them, may have furnished in writing and, if deemed advisable by a

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majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination from the point of view of the holders of Voting Shares other than any Related Person (such investment banking firm to be selected by a majority of the Continuing Directors to be furnished with all information it reasonably requests, and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).
     3. For purposes of paragraphs (a) and (b) of subsection 2, in the event of a Business Combination upon consummation of which the Corporation would be the surviving corporation or company or would continue to exist (unless it is provided, contemplated or intended that as part of such Business Combination or within one year after consummation thereof a plan of liquidation or dissolution of the Corporation will be effected), the term "other consideration to be received" shall include (without limitation)
Common Stock retained by the stockholders of the Corporation other than Related Persons who are parties to such Business Combination.
     4. The provisions of this Section B shall not apply to any Business Combination approved by a majority of the Whole Board of Directors of the Corporation at any time at which the Person involved who theretofore was or thereafter became a Related Person was not such a Related Person or to any Business Combination approved by a majority of the Whole Board of Directors, including a majority of the Continuing directors, after any time at which the Person involved became a Related Person.
C.   Amendments of this Article TENTH:
     Notwithstanding any other provisions of these articles of incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Corporation) this Article TENTH shall not be

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amended, altered, change or repealed without:
     (a) The favorable vote of a majority of the Whole Board of Directors including a majority of the Continuing Directors; and
     (b) The affirmative vote of (i) the holders of seventy-five percent (75%) or more of the outstanding Voting Shares, voting separately as a class, and (ii) an Independent Majority of Stockholders; provided, however, that this Section C shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to stockholder by the favorable vote of seventy-five percent (75%) if the Whole Board of Directors, including a majority of the Continuing Directors, and any such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of law.

                              ELEVENTH

     The power to make or alter the By-Laws shall be vested at the regular annual meeting of Stockholders, but the board of directors may supply any matters not covered in the By-Laws, or amend them, adopting all such rules as may be necessary for the conduct of the business of the Corporation as circumstances may require.

                             TWELFTH

     In order to amend Article FIFTH on these articles of incorporation, the affirmative vote of the holders of not less seventy-five percent (75%) of the total number of outstanding shares of the Corporation shall be required, notwithstanding that applicable law would otherwise permit such amendment with the approval of fewer shares.
     Unless otherwise provided, on all other amendments to these articles of incorporation, the affirmative vote of the holders of not less than fifty percent (50%) of the total number of outstanding shares of the Corporation shall be required.

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                            THIRTEENTH

     The name, place of residence and postal address of the sole incorporator are as follows:

          Name:               Place of Residence and Postal Address

     Jose Alberto Sosa        100 La Sierra Ave., Apt #95
                              San Juan, Puerto Rico 00926

                              P.O.Box 22652
                              San Juan, Puerto Rico 00931



     I, the undersigned being the sole incorporator hereinbefore named for the purpose of executing these Articles of Incorporation pursuant to the Corporation Law, hereby swear that the statements contained herein are true.

     Given at San Juan, Puerto Rico, this 9th day of March, 1998.




                                 /s/   Jose Alberto Sosa
                                       Jose Alberto Sosa
                                       Sole Incorporator

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

                            BY-LAWS OF
                           FIRSTBANCORP

                            ARTICLE I

                           STOCKHOLDERS

     Section 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal office of the Corporation or at such other place as the board of directors may determine.
     Section 2. Annual Meeting. A meeting of the stockholders of the Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually within 120 days after the end of the Corporation's fiscal year on such date and at such time within such 120-day period as the board of directors may determine.
     Section 3. Special Meeting. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the President or by the board of directors.
     Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by regulations of the board of directors or these By-laws. The board of directors shall designate, when present, either the Chairman of the Board or President to preside at such meetings.
     Section 5. Notice of Meetings. Notice of annual meetings of stockholders shall be mailed to each stockholder of the Corporation at least ten days (10) days, but not more than sixty (60) days prior to the date for each such meeting.
     Section 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders

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entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than fifty (50) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section 6, such determination shall apply to any adjournment thereof.
     Section 7. Voting Lists. At least ten (10) days before each meeting of the stockholders, the officer or agent having charge of the stock transfer books for shares of the Corporation shall make a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. This list of stockholders shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any stockholder at any time during usual business hours for a period of ten (10) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.
     Section 8. Quorum. A majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice; provided that the date of the adjourned meeting shall not be less than eight (8) days after the date for which the first meeting was called. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been at the meeting as originally notified. The

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stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
     Section 9. Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. Proxies must be filed with the Secretary of the Corporation. No proxy shall be valid more than twelve months from the date of its execution except for a proxy coupled with an interest.
     Section 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written instructions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.
     Section 11. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the

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name of a trustee may be voted by him, either in person or be proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which receiver was appointed.
     A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
     Neither treasury shares of its own stock held by the Corporation nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.
     Section 12. Cumulative Voting. Stockholders shall not be entitled to cumulate their votes for the election of directors.
     Section 13. Inspector of Election. In advance of any meeting of stockholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the Chairman of the Board or the President may, and at the request of not fewer than ten percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the Chairman of the Board or the President.
     The duties of such inspectors shall include: (i) determining the number of shares of stock and

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the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; (ii) receiving votes, ballots or consents; (iii) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (iv) counting and tabulating all votes or consents; (v) determining the result; and (vi) such acts as may be proper to conduct the election or vote with fairness to all stockholders.
     Section 14. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the Secretary at least twenty (20) days prior to the date of the annual meeting. No nominations for directors except those made by the nominating committee shall be voted at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Corporation at least thirty (30) days prior to the date of the annual meeting. Ballots bearing the name of all the persons nominated by the nominating committee and by stockholders, shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least twenty (20) days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote and shall be voted upon.

                            ARTICLE II
                        BOARD OF DIRECTORS

     Section 1. General Powers. The business and affairs of the Corporation shall be under the direction of the board of directors. The board of directors shall annually elect a Chairman of the Board and President from among its members and shall designate, when present, either the Chairman of the Board or the President to preside at its meetings.

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

     Section 2. Number and Term. The board of directors shall consist of such number of directors as established from time to time by resolution of the board of directors approved by a majority of directors; provided that, the total number of directors shall always be an odd number and not less than five (5) or more than fifteen (15). The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.
     Section 3. Regular Meetings. All regular meetings of the board of directors shall be held at the principal office of the Corporation or at such other place as the board of directors may determine.
     Section 4. Qualification. Each director shall be of legal age.
     Section 5. Special Meetings. Special meetings of the board of directors may be called by or at the request of the Chairman of the Board, the president or one-third of the directors, and at such place as the board of directors shall designate.
     Section 6. Notice. Written notice of any special meeting shall be given to each director at least two (2) business days previous thereto if delivered personally or by fax or telegram or at least five (5) days previous thereto if delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the U.S. mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the Secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the

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notice or waiver of notice of such meeting.
     Section 7. Quorum. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article II.
     Section 8. Telephonic Meetings Permitted. Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting thereof by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 8 shall constitute presence in person at such meeting.
     Section 9. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by applicable laws or regulations or by these By-laws.
     Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Corporation addressed to the Chairman of the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Chairman of the Board or the President.
     Section 11. Removal. At a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of seventy-five percent (75%) of the shares then entitled to vote at an election of directors.
     Section 12. Vacancies. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be

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

elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors, may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the stockholders.
     Section 13. Compensation. Directors shall receive such reasonable compensation as may be established from time to time by the board of directors by resolution approved by an absolute majority thereof.

                           ARTICLE III
                            COMMITTEES

    Section 1. Appointment. The board of directors, by resolution adopted by a majority of the full Board, may, from time to time appoint, any number of committees, composed of one or more directors and such other administrative and executive officers as the Board may determine.
     Section 2. Authority. These committees shall and may exercise those powers that the board of directors may so delegate and shall have the name or names that from time to time the board of directors may determine by resolution.
     Section 3. Appointment and Term of Office. Members of the committees shall be appointed by the Board for such terms as the Board may determine, and all members of the committees shall serve at the pleasure of the Board.
     Section 4. Quorum. A majority of the members of any committee shall constitute a quorum. A majority of the votes cast shall decide every question or matter submitted to a committee.
     Section 5. Ex Officio Members. The Chairman and the President, and any officer acting in the absence of the President shall be ex officio members of all the committees.

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                            ARTICLE IV
                             OFFICERS

     Section 1. Positions. The officers of the Corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the Chairman of the Board as an officer. The President shall be the Chief Executive Officer, unless the board of directors designates the Chairman of the Board as Chief Executive Officer. The offices of the Secretary and Treasurer may be held by the same person and a Vice President may also be either the Secretary or the Treasurer. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine.
In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.
     Section 2. Election and Term of Office. The officers of the Corporation shall be elected annually at the first meeting of the board of directors held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided.
Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer in accordance with regulations of the Board; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this
Article IV.
     Section 3. Removal. Any officer may be removed by the board of directors whenever, in its judgment, the best interest of the Corporation will be served thereby, but such removal, other than

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for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.
     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.
     Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.

                            ARTICLE V
           STOCK, STOCK CERTIFICATES AND THEIR TRANSFER

     Section 1. Registered Shares. All shares of stock of the Corporation shall be registered shares on the books of the Bank. Notwithstanding the above, a stockholder of the Bank may request that the Corporation issue a Certificate of Stock. In such circumstances the stock certificates shall conform with section 3 of this Article V.
     Section 2. Transfer. Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfer of stock shall be recorded. Every person becoming a stockholder by such transfer shall, in proportion to his or her shares, succeed to all rights and liabilities of the prior holder of such shares.
     Section 3. Stock Certificates. Certificates of stock shall bear the signature of the Chairman, the President or any Vice President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the board of directors for that purpose, to be known as an Authorized Officer, and the seal of the Corporation shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby, is transferable only upon the books of the Corporation properly endorsed.
     Section 4. Owner of Record, Attachment, Pledge. Shares of stock are transferable by all means recognized by law, if there is no attachment levied against them under competent authority, but as long as the transfer is not signed and recorded in the transfer books the Corporation shall be entitled to consider as owner thereof the party who appears as such in said books.
     Section 5. Lost or Destroyed Stock Certificates. In the event any certificate of stock shall be lost or destroyed the Board may order a new certificate to be issued in its place upon receiving such proof of loss and such bond of indemnity therefor as may be satisfactory to the board of directors. New certificates may be issued without requiring any bond when in the judgment of the board of directors it is proper to do so.
     Section 6. Transfer Agent. The board of directors may designate any person, whether or not an officer of the Corporation, as stock transfer agent or registrar of the Corporation with respect to Stock Certificates or other securities issued by the Corporation.

                            ARTICLE VI
                          CORPORATE SEAL

     Section 1. Seal. The board of directors shall provide a suitable seal, bearing the name of the Corporation, which shall be under the custody of the Secretary.

                           ARTICLE VII
                     MISCELLANEOUS PROVISIONS

     Section 1. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.
     Section 2. Dividends. The board of directors may from time to time declare, and the

                                        99
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Corporation may pay dividends in cash or in shares of the capital stock of the Corporation, in the manner and upon the terms and conditions provided by applicable laws and regulations and the Corporation's Articles of Incorporation.
     Section 3.  Conflict with New Laws.  The provisions of these
By-laws in conflict with any and all new statutes shall become revoked without affecting the validity of the remaining provisions hereof.
     Section 4. Unforeseen Cases and Events. Should cases and events not provided for in these By-Laws arise, the board of directors shall decide on the proper action to be taken in accordance with the authority and powers vested upon it by Law, the Articles of Incorporation and these By-Laws.
     Section 5. Amendments. These By-laws may be altered, amended or repealed and new By-laws may be adopted in accordance with applicable provisions of law and of the Corporation's Articles of Incorporation.

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                    ARTICLES OF INCORPORATION
                    OF FIRSTBANK PUERTO RICO

                              FIRST

     The name of this corporation is "FirstBank Puerto Rico"
(hereinafter the "Bank").

                              SECOND

     The principal office of the Bank shall be located at 1519
Ponce de Leon Avenue, Santurce, Puerto Rico.

                              THIRD

     The term of existence of the Bank is indefinite.

                              FOURTH

     The Bank shall have all of the express, implied and incidental powers conferred by the Puerto Rico Banking Law, 7 L.P.R.A. Section 1 et seq., (the "Banking Act") and by all amendatory acts thereof and supplemental thereto, and such other powers as may, from time to time, be granted by the laws of Puerto Rico to corporations organized to carry on the business of banking. In addition, the Bank shall have the general express powers and the incidental powers conferred by law to corporations organized under the laws of Puerto Rico necessary to carry on the business of banking.

                              FIFTH

     (a) The business and activities of the Bank shall be under the authority of a board of directors composed of the number of directors fixed from time to time by resolution of an absolute majority of the board of directors within the limits established in the By-Laws, provided that the number of directors shall always be an odd number and not less than five (5) nor more than fifteen

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(15).  The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually. A majority of the directors holding office shall constitute a quorum at meetings of the board of directors.
     (b) The directors, who shall be bona fide residents of the Commonwealth of Puerto Rico, shall have such qualifications, shall be subject to such responsibilities, shall comply with such requirement and shall hold office pursuant to the provisions of the Banking Act and the By-Laws of the Bank.
     (c) Any vacancy in the board of directors may be filled by a majority of the votes of the directors in function. The directors so elected shall meet all of the conditions and shall be subject to the same responsibilities of the directors elected by the stockholders and shall remain in their office until the next general meeting of stockholders is held and their successors have been duly elected and are sworn in their offices.
     (d) The board of directors, by resolution approved by an absolute majority, may appoint one or more Committees, each one composed of three (3) or more directors of the Bank, and such executive or administrative officers as the board of directors may assign. Such committees shall and may exercise those powers that the board of directors may so delegate.

                              SIXTH

     The authorized capital of the Bank shall be TWO HUNDRED TWENTY MILLION DOLLARS ($220,000,000) represented by TWO HUNDRED MILLION (200,000,000) shares of common stock, ONE DOLLAR ($1.00) par value per share, and TWENTY MILLION (20,000,000) shares of Preferred Stock, ONE DOLLAR ($1.00) par value per share. The share may be issued by the Bank from time to time as authorized by the board of directors without the further approval of

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shareholders, except as otherwise provided in this Article Sixth or to the extent that such approval is required by governing law, rule or regulations.
     No shares of capital stock (including shares issuable upon Conversion, exchange or exercise of other securities) shall be issued, directly or indirectly, to officers, directors or controlling persons of the Bank other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan (including stock option plans) under which they would be issued has been approved by a majority of the total votes to be cast at a legal meeting of stockholders.
     The board of directors is expressly authorized to provide, when it deems necessary, for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers; and with such designations, preferences, rights, qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions of the board of directors, authorizing such issuance, including (but without limiting the generality of the foregoing) the following:
     (a)  the designation of such series;
     (b) the dividend rate of such series, the conditions and dates upon which the dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Bank, and whether such dividends shall be cumulative or non-cumulative;
     (c) whether the shares of such series shall be subject to redemption by the Bank, and if made subject to such redemption, the terms and conditions of such redemption;
     (d) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
     (e) whether the shares of such series shall be convertible and if provision be made for

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Conversion, the terms of such Conversion;
     (f) the extent, if any, to which the holders of such shares shall be entitled to vote; provided, however, that in no event, shall any holder of any series of preferred stock be entitled to more than vote for each such share;
     (g) the restrictions and conditions, if any, upon the issue or re-issue of any additional preferred stock ranking on a parity with or prior to such shares as to dividends or upon dissolution; and
     (h) the rights of the holders of such shares upon dissolution of, or upon distribution of assets of the Bank, which rights may be different in the case of a voluntary dissolution.

                             SEVENTH

     Holders of capital stock of the Bank, common and preferred stock, shall not have any preemptive or preferential right of subscription to or purchase of any shares, nor to any obligations convertible into any shares of the Bank; whether now or hereafter authorized, except as the board of directors, in its discretion, may from time to time determine and at such price as the board of directors may from time to time fix.

                              EIGHTH

     The Bank shall hold at least one general annual meeting of stockholders each year, at such place and date prescribed by the By-Laws of the Bank, and such other special meetings necessary in the opinion of the President or the board of directors, or requested by stockholders representing twenty percent (20%) of the paid-in capital.
     The general annual meetings shall be convened by mailing a notice to each stockholder at least thirty days prior to the dates set forth for such meeting, and in addition, said notice shall be published twice weekly, for four consecutive weeks immediately preceding the date of such meeting, in two

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newspapers of general circulation in Puerto Rico.
     Notices of special meetings of stockholders shall contain the same information as notices of general annual meetings of stockholders, but shall also contain information in connection with the reasons for the call to the meeting and in connection with the different matters to be considered and voted upon at the meeting. Notices prepared in accordance with these provisions shall be required in order to hold a valid stockholders' meeting, and dispensing therewith shall be excused only by the written consent of the stockholders.
     To form quorum at general annual meetings and at special meetings, more than half of the pain-in capital must be represented by shareholders in person or by proxy. If no quorum is present a second call shall be made in accordance with the Banking Act and the By-Laws.
     Action shall be taken only by a majority vote of stockholders present, by vote or proxy, except as otherwise provided in the preceding paragraph, and in such other cases provided by law.

                              NINTH

     The Bank shall indemnify the directors, officers, and employees of itself and its wholly-owned subsidiaries in accordance with the following requirements:
     A.   Definitions and Rules of Construction
     (1) (i) Action. Any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;
     (ii) Court. Includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.
     (iii) Final Judgment. A judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken.
     (iv) Settlement. Includes entry of a judgment by consent or confession or a plea of guilty

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or nolo contendere.
     (2) References in this article to any individual or other person, including the Bank, shall include legal representatives, successors, and assigns thereof.
     B. General. Subject to paragraph (c) of this article, the bank shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer, or employee of the Bank or any wholly-owned subsidiary, for:
     (1) any amount for which that person becomes liable under a judgment in such action; and
     (2) in case of: (i) settlement (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the bank determine that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could reasonably have believed under the circumstances was in the best interests of the bank or its shareholders.
     D. Insurance. The Bank may obtain to protect itself and directors, officers, and employee of the bank or any wholly-owned subsidiary from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts committed in their capacity as directors, officers or employees.
     E. Payment of Expenses. If a majority of directors of the Bank concludes that, in connection with any action, any person ultimately may become entitled to indemnification under this article, the directors may authorize payment of expenses as they deem warranted and in the interests of the Bank. Before making advance payment of expenses under this paragraph, the Bank shall obtain an agreement that the Bank will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

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     F.   Exclusiveness of Provisions.  The Bank shall not
indemnify any person referred to in paragraph B of this article or obtain insurance referred to in paragraph D of this article other than in accordance with this article.

                              TENTH

     The power to make or alter the By-Laws be vested at the regular annual meeting of Stockholders, but the board of directors may supply any matters not covered in the By-Laws, or amend them, adopting all such rules as may be necessary for the conduct of the business of the Bank as circumstances may require, all such rules or amendments to be submitted at the next regular annual meeting of Stockholders for their ratification.

                             ELEVENTH

     The name and addresses of the incorporators and the number of shares held by each of them, are:

Angel Alvarez Perez                     Annie Astor de Carbonell
Calle Jardin S-9                        1720 Gardenia St.
Garden Hills                            San Francisco
Guaynabo, P.R.  00966                   Rio Piedras, P.R.   00927

481,702 shares                          60,497 shares

Mike E. Romeu
J-19 St. No.1
Prado Alto
Guaynabo, P.R.  00966

33,890 shares

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                            BY-LAWS OF
                      FIRSTBANK PUERTO RICO

                            ARTICLE I
                           STOCKHOLDERS

     Section 1. Place of Meetings. All annual and special meetings of stockholders shall be held at the principal office of the Bank of at such other place as the board of directors may determine.
     Section 2. Annual Meeting. A meeting of the stockholders of the Bank for the election of directors and for the transaction of any other business of the Bank shall be held annually within 120 days after the end of the Bank's fiscal year on such date and at such time within such 120-day period as the board of directors may determine.
     Section 3. Special Meeting. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the President or the board of directors, and shall by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than twenty percent
(20%) of the paid-in capital of the Bank entitled to vote at the meeting. The written request specified above shall state the purpose or purposes of the meeting and shall be delivered at the principal office of the Bank addressed to the Chairman of the Board, the President or the Secretary.
     Section 4. Conduct of Meetings. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by regulations of the board of directors or these By-laws. The board of directors shall designate, when present, either the Chairman of the Board or President to preside at such meetings.
     Section 5. Notice of Meetings. Notice of all meetings of stockholders shall be mailed to each stockholder of the Bank at least thirty (30) days prior to the date for each such meeting, and in

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addition, a notice of each meeting of stockholders shall be published twice a week for the four (4) consecutive weeks immediately preceding the date of the meeting in two (2) newspapers of general publication.
     Section 6. Fixing of Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than fifty (50) days prior to the date on which the particular action, requiring such determination of stockholders, is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section 6, such determination shall apply to any adjournment thereof.
     Section 7. Voting Lists. At least ten (10) days before each meeting of the stockholders, the officer or agent having charge of the stock transfer books for shares of the Bank shall make a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. This list of stockholders shall be kept on file at the principal office of the Bank and shall be subject to inspection by any stockholder at any; time during usual business hours for a period of ten (10) days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the stockholders entitled to examine such list or transfer books or to vote at any meeting of stockholders.
     Section 8. Quorum. A majority of the outstanding shares of the Bank entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than

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a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice; provided that the date of the adjourned meeting shall not be less than eight (8) days after the date for which the first meeting was called. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
     Section 9. Proxies. At all meetings of stockholders, stockholder may vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. Proxies must be filed with the Secretary of the Bank. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.
     Section 10. Voting of Shares in the Name of Two or More Persons. When ownership stands in the name of two or more persons, in the absence of written to the Bank to the contrary, at any meeting of the stockholders of the Bank any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.
     Section 11. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by any officer, agent or proxy as the by-laws of such corporation may

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prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or be proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which receiver was appointed.
     A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.
     Neither treasury shares of its own stock held by the Bank nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Bank, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes at any meeting.
     Section 12. Cumulative Voting. Stockholders shall not be entitled to cumulate their votes for the election of directors.
     Section 13. Inspector of Election. In advance of any meeting of stockholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the Chairman of the Board or the President may, and at the request of not fewer than ten percent (10%) of the votes represented at the meeting shall, make such appointment at the meeting. If

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appointed at the meeting, the majority of the votes
present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the Chairman of the Board or the President.
     The duties of such inspectors shall include: (i) determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; (ii) receiving votes, ballots or consents; (iii) hearing and determining all challenges and questions in any way arising in connection with the right to vote; (iv) counting and tabulating all votes or consents; (v) determining the result; and (vi) such acts as may be proper to conduct the election or vote with fairness to all stockholders.
     Section 14. Nominating Committee. The board of directors shall act as a nominating committee for selecting the management nominees of election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the Secretary at least twenty (20) days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each branch of the Bank. No nominations for directors except those made by the nominating committee shall be voted at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Bank at least thirty (30) days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each branch of the Bank. Ballots bearing the name of all the persons nominated by; the nominating committee and by stockholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least twenty (20) days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder

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entitled to vote and shall be voted upon.

                            ARTICLE II
                        BOARD OF DIRECTORS

     Section 1. General Powers. The business and affairs of the Bank shall be under the direction of the board of directors. The board of directors shall annually elect a Chairman of the Board and President from among its members and shall designate, when present, either the Chairman of the Board or the President to preside at its meetings.
     Section 2. Number and Term. The board of directors shall consist of such number of directors as established from time to time by resolution of the board of directors approved majority of directors; provided that the total number of directors shall always be an odd number and not less than five (5) or more than fifteen
(15). The board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.
     Section 3. Regular Meetings. All regular meetings of the board of directors shall be held at the principal office of the Bank or in any other office of the Bank within or without Puerto Rico. Meetings of the board of directors shall not be held less than once each month.
     Section 4. Qualification. Each director shall be of legal age and shall reside in Puerto Rico and shall have registered in his or her name shares of the Bank at a total par value of not less than One Thousand Dollars ($1,000).
     Section 5. Directors' Oath. Each director of the Bank, when appointed or elected, shall take an oath that he will, so far as the duty devolves on him, diligently and honestly administer the affairs of the Bank, and will not knowingly violate, or willingly permit to be violated, any of the provisions of law applicable to the bank and that he is the owner in good faith and in his own right, of the

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number of shares of stock required by law to be
subscribed by him or to stand in his name on the books of the Bank and that the same is not hypothecated, or in any way pledged as security for any loan or debt, and, in case of reelection or re-appointment, that such stock was not hypothecated, or in any way pledged as security by the director making it, and certified by an officer authorized to administer oaths, and immediately transmitted to the Commissioner of Financial Institutions of Puerto Rico.
     Section 6. Special Meetings. Special meetings of the board of directors may be called by or at the request of the Chairman of the Board, the president or one-third of the directors, and at such place as the board of directors shall designate.
     Section 7. Notice. Written notice of any special meeting shall be given to each director at least two (2) business days previous thereto if delivered personally or by fax or telegram or at least five (5) days previous thereto if delivered by mail at the address at which the director is mostly likely to be reached. Such notice shall be deemed to be delivered when deposited in the U.S. mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the Secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.
     Section 8. Quorum. A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of

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any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article II.
     Section 9. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by applicable laws or regulations or by these By-laws.
     Section 10. Resignation. Any director may resign at any time by sending a written notice of such resignation to the principal office of the Bank addressed to the Chairman of the Board or the President. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Chairman of the Board or the President.
     Section 11. Vacancies. Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by;
the board of directors for a term of office continuing only until the next election of directors by the stockholders.
     Section 12. Compensation. Directors shall receive such reasonable compensation as may be established from time to time by the board of directors by resolution approved by an absolute majority thereof.

                           ARTICLE III
                            COMMITTEES

     Section 1. Appointment. The board of directors, by resolution adopted by a majority of the full Board, may, from time to time appoint, any number of committees, composed of not less than three (3) directors and such other administrative and executive officers as the Board may determine.
     Section 2. Authority. These committees shall and may exercise those powers that the board

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of directors may so delegate and shall have the name or names that from time to time the board of directors may determine by resolution.
     Section 3. Appointment. Term of Office. Members of the committees shall be appointed by the Board for such terms as the Board may determine, and all members of the committees shall serve at the pleasure of the Board.
     Section 4. Quorum. A majority of the members of any committee shall constitute a quorum. A majority of the votes cast shall decide every question or matter submitted to a committee.
     Section 5.  Ex Officio Members.  The Chairman and the
President, and any officer acting in the absence of the President shall be ex officio members of all the committees.

                            ARTICLE IV
                             OFFICERS

     Section 1. Positions. The officers of the Bank shall be a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the board of directors. The board of directors may also designate the Chairman of the Board as an officer. The President shall be the Chief Executive Officer, unless the board of directors designates the Chairman of the Board as Chief Executive Officer. The President shall be a director of the Bank. The offices of the Secretary and Treasurer may be held by the same person and a Vice President may also be either the Secretary or the Treasurer. The board of directors may also elect or authorize the appointment of such other officers as the business of the Bank may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.
     Section 2. Election and Term of Office. The officers the Bank shall be elected annually at

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the first meeting of the board of directors held after the annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation or removal in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contractual rights. The board of directors may authorize the Bank to enter into an employment contract with any officer in accordance with regulations of the Board; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article IV.
     Section 3. Removal. Any officer may be removed by the board of directors whenever, in its judgment, the best interest of the Bank will be served thereby, but such removal, other than for cause, shall be without prejudice to the contractual rights, if any, of the person so removed.
     Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.
     Section 5. Remuneration. The remuneration of the officers shall be fixed from time to time by the board of directors.

                            ARTICLE V

              CONTRACTS, LOANS, CHECKS AND DEPOSITS

     Section 1. Contracts. To the extent permitted by applicable laws and regulations, and except as otherwise prescribed by these By-laws with respect to certificates for shares, the board of directors may authorize any officer, employee or agent of the Bank to enter into any contract or execute and deliver any instrument in the name and on behalf of the Bank. Such authority may be general or confined to specific instances.

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     Section 2.  Loans.  No loans shall be contracted on behalf of the Bank and no evidence of indebtedness shall be issued unless authorized by the board of directors. Such authority may be general or confined to specific instances.
     Section 3. Checks, Drafts. All checks, drafts or other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Bank shall be signed by one or more officers, employees or agents of the Bank in such manner as shall from time to time be determined by the board of directors.
     Section 4. Deposits. All funds of the Bank not otherwise employed shall be deposited from time to time to the credit of the Bank in any one of its authorized depositaries as the board of directors select.

                            ARTICLE VI
           STOCK, STOCK CERTIFICATES AND THEIR TRANSFER

     Section 1. Transfer. Shares of stock shall be transferable on the books of the Bank, and a transfer book shall be kept in which all transfer of stock shall be recorded. Every person becoming a stockholder by such transfer shall, in proportion to his or her shares, succeed to all rights and liabilities of the prior holder of such shares.
     Section 2. Stock Certificates. Certificates of stock shall bear the signature of the Chairman, the President or any Vice
President (which may be engraved, printed or impressed), and shall be signed manually or by facsimile process by the Secretary or an Assistant Secretary, or any other officer appointed by the board of directors for that purpose, to be known as an Authorized Officer, and the seal of the Bank shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby, is transferable only upon the books of the Bank properly endorsed.
     Section 3. Owner of Record, Attachment, Pledge. Shares of stock are transferable by all means recognized by law, if there is no attachment levied against them under competent authority, but as long as the transfer is not signed and recorded in the transfer books the Bank shall be entitled to consider as owner thereof the party who appears as such in said books.
     Section 4. Lost or Destroyed Stock Certificates. In the event any certificate of stock shall be lost or destroyed the Board may order a new certificate to be issued in its place upon receiving such proof of loss and such bond of indemnity therefor as may be satisfactory to the board of directors. New certificates may be issued without requiring any bond when in the judgment of the Board it is proper to do so.
     Section 5. Transfer Agent. The board of directors may designate any person, whether or not an officer of the Bank, as stock transfer agent or registrar of the Bank with respect to Stock Certificates or other securities issued by the Bank.

                           ARTICLE VII
                          CORPORATE SEAL

     Section 1. Seal. The board of directors shall provide a suitable seal, bearing the name of the Bank, which shall be under the custody of the Secretary.

                           ARTICLE VIII
                     MISCELLANEOUS PROVISIONS

     Section 1. Fiscal Year. The fiscal year of the Bank shall be the calendar year.
     Section 2. Dividends. The board of directors may from time to time declare, and the Bank may pay dividends in cash or in shares of the capital stock of the Bank, in the manner and upon the terms and conditions provided by applicable laws and regulations and the Bank's Articles of Incorporation.

     Section 3. Conflict with New Laws. The provisions of these By-laws in conflict with any and all new statutes shall become revoked without affecting the validity of the remaining provisions hereof.
     Section 4. Unforeseen Cases and Events. Should cases and events not provided for in these By-Laws arise, the board of directors shall decide on the proper action to be taken in accordance with the authority and powers vested upon it by Law, the Articles of Incorporation and these By-Laws.
     Section 5. Amendments. These By-laws may be altered, amended or repealed and new By-laws may be adopted at any annual or special meeting of stockholders in accordance with applicable provisions of law and of the Bank's Articles of Incorporation.

                           APPENDIX C

     SECTION 15(i) OF THE PUERTO RICO BANKING LAW AS AMENDED
                  DISSENTING STOCKHOLDERS RIGHTS

SECTION 15(i)

     (i) If any stockholder not voting in favor of said merger or consolidation agreement records his opposition to such merger or consolidation at the time of the meeting, or within twenty days thereafter, and demands payment of his shares, and if such merger or consolidation is carried out, in such case said stockholder may, within sixty days after the merger or consolidation, upon written ten-day notice on said operation, petition the Court of First Instance, Superior Section of San Juan to appoint one (1) appraiser to estimate and determine the value of his shares, and the court shall make such appointment. It shall also designate the date and place where the appraiser shall first meet and shall give them such instructions as to such procedure to be followed as the court may deem pertinent. The court shall also specify the date and manner in which the value of said shares shall be paid to the aforesaid stockholder. The appraisers shall meet on the date and at the place designated, and after taking oath, shall proceed to perform the duties imposed on them by the court and to estimate and determine the value of the aforesaid shares. They shall deliver a copy of their report to the corporation and another to the stockholder, if he demands it. All expenses incurred in determining the value of said shares shall be for account of the corporation. When the corporation has paid the value for the aforesaid shares, as the same may have been fixed by the appraisers, said shares shall be canceled and the stockholder shall cease to be a stockholder of the corporation or to have any interest therein, and the corporation may dispose of such shares of stock for its own benefit. In case of emergency, when necessary for a better protection of the interests of the depositors and of the bank, if the merger or consolidation is approved by the votes of the stockholders of two-thirds (2/3) of the shares, such merger or consolidation agreement having been submitted to the consideration for the Commissioner of Financial Institutions and thereby approved, the stockholders who may not have agreed to said merger shall in all respects be subject to, and be bound by, such merger or consideration. The Commissioner of Financial Institutions shall, in these cases, certify that the merger was made on account of an emergency, and that, in his opinion, the same will be beneficial to the public interest. Should the Commissioner disapprove the merger or consolidation agreement made by reasons of emergency, he shall, within he term of ninety days, serve notice of his determination by registered mail on the banks interested in the agreement. The finding of the Commissioner disapproving a merger or consolidation agreement made for reasons of emergency shall be conclusive and not reviewable.

                           APPENDIX D

                   BANK'S PRINCIPAL FACILITIES


Principal facilities owned by the Bank in Puerto Rico

Main offices:

     Santurce

          1519 Ponce de Leon Ave., Santurce, Puerto Rico.

     EDP & Operations Center

          1506 Ponce de Leon Ave., Santurce, Puerto Rico.

     Auto Operations & Collections

          1056 Munoz Rivera Ave., Rio Piedras, Puerto Rico

Branch offices:

     Barrio Obrero

          13 Street No. 521 Plaza Antonio R. Barcelo, Barrio
Obrero, Puerto Rico.

     Carolina

          Fragoso Avenue & Fidalgo Diaz Street, Carolina, Puerto
Rico

     Condado

          1319 Ashford Ave. & Cervantes St., Condado, Puerto Rico

     De Diego

          254 De Diego Ave., Rio Piedras, Puerto Rico.

     Dorado

          A-13 Street C Road No. 697, Lot 1-D, Dorado, Puerto Rico.

     Forest Hill

          State Road No. 167 Km. 1.3, Atenas Street, La Paz Corner, Bayamon, Puerto Rico.

     Isla Verde

          State Road No. 37, Land Lot No. 6, Isla Verde Avenue,
          Isla Verde, Puerto Rico.

     Miramar

          670 Ponce de Leon Ave., Caribbean Tower Building,
Miramar, Puerto Rico.

     Munoz Rivera

          Munoz Rivera Ave. No. 876 Central Avenue Corner, Hato
          Rey, Puerto Rico. (Includes personal lending and branch administration).

     San Francisco

          200 De Diego & Violeta Street, Rio Piedras, Puerto Rico.

     Santurce

          1519 Ponce de Leon Ave., Santurce, Puerto Rico.

     Principal facilities leased by the Bank in Puerto Rico

Branch offices:

     Aguada

          167 La Paz Street, Aguada, Puerto Rico. Lease expiration date 08-31-00.

     Aguas Buenas

          Rafael Laza & Monserrate Street, Aguas Buenas, Puerto
          Rico.  Lease expiration date 08-12-98.

     Arecibo

          Arecibo Shopping Center, Road No. 2, Arecibo, Puerto
          Rico. Lease expiration date 11-30-00.

     Bayamon

          Rexville Plaza Shopping Center, Road No. 167, Bayamon,
          Puerto Rico.  Lease expiration date 04-3099.

     Cabo Rojo

          Cabo Rojo Plaza, State Road No. 100 Km. 7.3, Cabo Rojo,
          Puerto Rico.  Lease expiration date 09-3005.

     Caguas

          Plaza Villa Blanca Shopping Center, Caguas, Puerto Rico. Lease expiration date 04-30-98.

     Caguas III

          Road No. 30, Rafael Cordero Avenue, Caguas, Puerto Rico. Lease expiration date 11-30-99.

     Caguas Consolidated

          Consolidated Mall, Gautier Benitez Ave., Caguas, Puerto
          Rico.  Lease expiration date 11-30-08.

     Carolina II

          Carolina Shopping Center, Road No. 3, Roberto Clemente
          Corner, Carolina, Puerto Rico.  Lease expiration date 09-18-07.

     Cayey

          Cayey Plaza Shopping enter, Road No. 1, Cayey, Puerto
          Rico.  Lease expiration date 05-31-99.

     El Senorial

          El Senorial Shopping Center, Winston Churchil Ave. &
          Parana, Rio Piedras, Puerto Rico.  Lease expiration date
          05-30-01.

     Guayama

          Plaza Guayama Shopping Center, Road No. 3, Guayama,
          Puerto Rico.  Lease expiration date 11-30-00.

     Humacao

          Road 3 Km.83 Boulevard Corner, Humacao, Puerto Rico.
          Lease expiration date 05-31-01.

     Manati

          El Tribal Plaza, Road No. 2, Manati, Puerto Rico. Lease expiration date 11-15-10.

     Mayaguez

          13 McKinley Street, Mayaguez, Puerto Rico. Lease expiration date 10-31-01.

     Plaza Las Americas

          Plaza Las Americas Shopping Center, Roosevelt Ave., Hato Rey, Puerto Rico. Lease expiration date 06-31-04.

     Ponce

          Centro del Sur Shopping Center, Las Americas Ave., Ponce, Puerto Rico. Lease expiration date 07-31-04.

     Rio Hondo

          Comerio Ave., Luis Pales Matos Street, Toa Baja, Puerto
          Rico.  Lease expiration date 05-31-11.

     San Juan

          300 Tanca, San Juan, Puerto Rico. Lease expiration date
08-31-11.

     San Sebastian

          18 Munoz Rivera, San Sebastian, Puerto Rico. Lease expiration date 03-01-00.

     Vega Baja

          8 Munoz Rivera Street, Jose Julian Acosta Corner, Vega
          Baja, Puerto Rico.  Lease expiration date 09-30-00.

     Villa Caparra

          Road No. 2, Km. 7, Juan Domingo Ward, Villa Caparra,
          Guaynabo, Puerto Rico.  Lease expiration date 01-31-99.

     Yauco

          22 Paseo del Cafe, Yauco, Puerto Rico. Lease expiration date 08-23-00.

Principal facilities leased by the Bank in the Virgin Islands

Branch Offices:

     St. Croix

          6 King Street, Christiansted, St. Chris, Virgin Islands. Lease expiration date 02-28-03.

     St. Thomas

          4 Kronprindsens Gade, Charlotte Amalie, St. Thomas,
          Virgin Islands.  Lease expiration date 07-20-98.

                           APPENDIX E

          REPORT OF INDEPENDENT ACCOUNTANTS AND
          CONSOLIDATED FINANCIAL STATEMENTS




The Chase Manhattan Bank Building          Telephone 787 754 9090
P.O. Box 363566
San Juan, PR 00936-3566




      Price Waterhouse



      Report of Independent Accountants


      January 30, 1998

      To the Board of Directors
      and Stockholders of FirstBank Puerto Rico

      In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial Position of FirstBank Puerto Rico and its subsidiaries at December 31, 1997 and 1996, and the results their operations and of their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.






      CERTIFIED PUBLIC ACCOUNTANTS
      (OF PUERTO RICO)
      License No. 10  Expires Dec. 1, 1998
      Stamp 1457834 of the P.R. Society of
      Certified Public Accountants has been
          affixed to the file copy of this report

CONSOLIDATED STATEMENTS OF
FINANCIAL CONDITION



December 31,                                     1997            1996
ASSETS
Cash and due from depository institution    $ 37,666,068     $ 35,188,231
Money market instruments:
    Deposits at interest with banks              514,236          500,000
    Securities purchased under agreements
    to resell                                                 125,184,279
          Total money market instruments         514,236      125,684,279

Debt securities available for sale:
    United States and Puerto Rico Government
    obligations                              448,092,442      448,857,201
    Mortgage backed securities               758,886,800      232,021,479
          Total debt securities available
          for sale                         1,206,979,242      680,878,680

Debt securities held to maturity:
    United States and Puerto Rico Government
    obligations                               59,256,360       12,826,683

Other investment                                                1,440,530

Federal Home Loan Bank (FHLB) stock           10,150,300       10,150,300

Loans held for sale                           10,224,509        7,851,095
Loans receivable                           1,949,076,978    1,888,222,990
  Total loans - net                        1,959,301,487    1,896,074,085
Allowance for loan losses                    (57,711,927)     (55,253,546)
  Total loans - net                        1,901,589,560    1,840,820,539
Other real estate owned                        1,131,808        1,696,008
Premises and equipment - net                  48,447,167       48,989,244
Accrued interest receivable                   13,035,934        9,192,324
Other assets                                  48,664,883       55,280,288
  Total assets                           $ 3,327,435,558  $ 2,822,147,106

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                               $ 1,594,634,683  $ 1,703,925,606
  Federal funds purchased and securities
  sold under agreements to repurchase        969,303,381      589,784,299
  Other short-term borrowings                231,504,896
  Advances from FHLB                          29,000,000       14,100,000
  Term notes                                 132,350,000      143,850,000
  Notes payable                                                42,583,333
  Accounts payable and other liabilities      34,839,908       37,410,405
                                           2,991,632,868    2,531,653,643
Subordinated notes                            99,423,490       99,351,150

Stockholders' equity:
  Common stock, $1.00 par value, authorized
  200,000,000 shares; issued and outstanding
  14,901,826 shares (1996 - 15,116,651)       14,901,826       15,116,651
  Additional paid-in capital                  38,453,561       38,599,960
  Capital reserve                             20,000,000       10,000,000
  Legal surplus                               53,454,469       49,106,995
  Retained earnings                           97,537,900       77,711,586
  Unrealized gain on securities
  available for sale                          12,031,444          607,119
                                             236,379,200      191,142,313
Contingencies and commitments

  Total liabilities and stockholders'
  equity                                 $ 3,327,435,558  $ 2,822,147,106

The accompanying notes are an integral part of these statements.

       CONSOLIDATED STATEMENTS OF INCOME



Year ended December 31,               1997           1996            1995
INTEREST INCOME:
  Loans                            $225,524,452   $213,744,790   $160,336,173
  Money market instruments            3,654,806      1,842,204        337,639
  Debt securities                    55,310,691     40,180,410     46,875,710
  Dividends on FHLB stock               670,156        755,485        938,268
Total interest income               285,160,105    256,522,889    208,487,790

INTEREST EXPENSE:
  Deposits                           72,147,084     70,963,853     62,641,449
  Short-term borrowings              39,460,518     23,319,871     23,550,567
  Advances from FHLB                    863,599      8,454,547      1,044,446
  Notes payable                      17,958,092     17,289,034      9,601,831
Total interest expense              130,429,293    113,027,305     96,838,293
Net interest income                 154,730,812    143,495,584    111,649,497

PROVISION FOR LOAN LOSSES            55,675,500     31,582,401     30,893,500
  Net interest income after
  provision for loan losses          99,055,312    111,913,183     80,755,997

OTHER INCOME:
  Service charges on deposit
  accounts                            7,363,369      6,184,113      5,412,068
  Mortgage banking activities            73,832         76,148         70,011
  Trading income                                       782,860        440,625
  Fees on loans serviced for others   2,669,673      3,993,007      4,205,603
  Other fees on loans                10,898,586     10,651,284      7,899,175
  Gain on sale of investments        11,388,137      4,856,568     20,339,244
  Gain on sale of subsidiary                                        2,745,165
  Gain (loss) on yield enhancement
  program                               744,789     (2,137,633)     1,898,843
  Rental income                       1,935,169      2,356,358      2,116,129
  Other operating income - net        4,791,956      2,851,772      3,141,173
Total other income                   39,865,511     29,614,477     48,268,036

OTHER OPERATING EXPENSES:
  Employees' compensation and
  benefits                           38,644,042     37,358,733     28,944,824
  Occupancy and equipment            16,101,054     14,931,955     12,248,786
  Taxes and insurance                 6,575,896      7,093,764      7,818,204
  Net cost of operations and
  disposition of other real
  estate owned                         (21,128)        218,522        148,253
  Amortization of debt securities
  issuance costs                        787,745        873,420      1,141,019
  Other                              21,180,662     22,021,236     15,326,695
Total other operating expenses       83,268,271     82,497,630     65,627,781

Income before unusual item and
income tax provision                 55,652,552     59,030,030     63,396,252
Unusual item - SAIF assessment                       9,115,000
Income before income tax provision   55,652,552     49,915,030     63,396,252
Income tax provision                  8,125,000     12,281,239     14,295,350
NET INCOME                       $   47,527,552  $  37,633,791  $  49,100,902

EARNINGS PER COMMON SHARE - BASIC        $3.16           $2.44          $3.21
EARNINGS PER COMMON SHARE - DILUTED      $3.15           $2.43          $3.16

The accompanying notes are an integral part of these statements.

        CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,               1997           1996           1995

CASH FLOWS FROM (FOR)
OPERATING ACTIVITIES

Net income                        $  47,527,552  $  37,613,791   $ 49,100,902
Adjustments to reconcile net
income to net cash provided
(used) by operating activities:
  Depreciation                        7,281,936      6,156,487      4,580,397
  Provision for loan losses          55,675,500     31,582,401     30,893,500
  Increase in taxes payable           1,464,869      1,539,279      8,784,694
  Increase in deferred tax asset     (1,765,992)    (7,625,000)    (4,380,102)
  Decrease (increase) in accrued
  interest receivable                (3,843,610)     3,582,598     (2,720,128)
  Increase (decrease) in accrued
  interest payable                   (2,371,552)     4,527,433      3,653,363
  Amortization of deferred loan
  fees                                   30,868            950       (674,271)
  Gain on sale of subsidiary                                       (2,745,165)
  Gain on sale of investments
  securities - net                  (11,388,137)    (4,856,568)   (20,339,244)
  Loss (gain) on yield enhancement
  program                              (744,789)     2,137,633     (1,898,843)
  Originations of loans held
  for sale                           (7,668,575)    (8,455,567)  (123,200,119)
  Proceeds from sale of loans         1,249,543                   274,156,710
  Decrease on traiding activity                                     9,564,063
  Decrease (increase) in other
  assets                              3,294,965       (734,092)   (18,936,917)
  Increase (decrease) in other
  liabilities                        (3,157,333)     3,058,474      4,861,899
  Total adjustments                  37,995,957     30,914,028    161,599,837
     Net cash provided by
     operating activities            85,523,509     68,547,819    210,700,739

CASH FLOWS FROM (FOR INVESTING ACTIVITIES:

  Principal collected on loans      661,129,038    648,321,626    426,021,517
  Loans originated                 (819,802,988)(1,040,643,966)  (752,505,584)
  Purchase of loans                                   (445,917)
  Sales of investments securities
  and deposits at interest with
  banks                             118,004,497    208,657,726    312,078,126
  Maturities of investment
  securities and deposits at
  interest with banks             7,546,823,648  4,742,533,987  2,512,962,870
  Purchases of investment
  securities and deposits at
  interest with banks            (8,079,336,836) 4,999,351,451  2,993,376,753
  Additions to premises and
  equipment                           6,739,859     16,183,784     12,618,811
  Proceeds from sale of other
  real estate owned                   1,105,200      4,780,000      6,323,697
  Proceeds from sale of auto
  repossessions                      44,413,066     19,932,726     10,120,000
  Proceeds from sale of
  subsidiary                                                        9,068,143
  Redemption of FHLB stock                           2,297,100        145,800
     Net cash used by investing
     activities                    (534,404,234)  (430,101,953)  (481,780,995)

CASH FLOWS FROM (FOR) FINANCING ACTIVITIES:

  Proceeds from issuance of
  certificates of deposit and
  savings accounts                  894,793,781    977,210,993  1,762,553,467
  Payments for maturing
  certificates of deposit and
  withdrawals of saving accounts   (961,330,999)   740,699,072)(1,599,989,981)
  Interest credited to deposits     (53,567,387)   (45,258,544)   (32,853,649)
  Proceeds from federal funds
  purchased and securities sold
  under repurchase agreements    14,057,501,079  8,180,227,456  5,888,370,094
  Payments/Maturities of federal
  funds purchased and securities
  sold under repurchase
  agreements                    (13,676,488,479)(8,016,755,718)(5,811,829,913)
  Increase in other short-term
  borrowings                        231,504,896
  FHLB-N.Y. advances taken           29,000,000     14,100,000     24,500,000
  Principal payments on
  FHLB-N.Y. advances                (14,100,000)   (29,500,000)   (24,500,000)
  Payments of term notes and
  notes payable                     (54,083,333)   (17,000,000)    (7,004,420)
  Proceeds from term notes and
  notes payable issued                   72,340     55,572,684     99,278,810
  Decrease (increase) in debt
  securities issuance cost              957,972        327,813     (5,056,076)
  Net increase (decrease) in
  demand deposit accounts            10,813,682     (3,184,250)   (20,981,337)
  Dividends/cash paid on
  fractional shares                  (7,197,417)    (6,140,400)    (2,490,455)
  Repurchase of common stock         (6,899,822)    (9,042,230)
  Exercise of stock options             382,249                     1,116,541
     Net cash provided by
     financing activities           451,358,562    359,858,732    271,113,081
  Net increase (decrease) in cash
  and cash equivalents                2,477,837     (1,695,402)        32,825
  Cash and cash equivalents at
  beginning of year                  35,188,231     36,883,633     36,850,808
  Cash and cash equivalents
  at end of year                  $  37,666,068  $  35,188,231  $  36,883,633

The accompanying notes are integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY

                             Unrealized

                             gain (loss)
                                                     Additional
                            on securities
                                         Common       paid-in        Capital
   Legal       Retained       available
                                         stock        capital        reserve
  surplus      earnings       for sale


BALANCE AT DECEMBER 31, 1994         $10,034,449     $43,840,924   $       0
  $553,194    $65,928,479    $ (341,767)

Net income - 1995
               49,100,902
Change in valuation of
 securities available for sale
                              3,460,062
Addition to legal surplus
44,790,422    (44,790,422)
Common stock split on
June 9, 1995:
  Stock split                          5,017,027      (5,017,027)
Cash paid on fractional shares
                    (4,072)
Stock options exercised                  490,275         626,265
Cash dividends
                (2,486,381)

BALANCE AT DECEMBER 31, 1995          15,541,751      39,450,162            0
45,343,616      67,748,506    3,118,295

Net income - 1996
                37,633,791
Change in valuation of
 securities available for sale
                             (2,511,176)
Addition to legal surplus
 3,763,379      (3,763,379)
Addition to capital reserve                                        10,000,000
               (10,000,000)
Repurchase of common stock             (425,100)        (850,200)
                (7,766,930)
Cash dividends
                (6,140,402)

BALANCE AT DECEMBER 31, 1996         15,116,651        38,599,962  10,000,000
49,106,995      77,711,586      607,119

Net income - 1997
                47,527,552
Change in valuation of
 securities available for sale
                             11,424,325
Addition to legal surplus
 4,347,474      (4,347,474)
Addition to capital reserve                                        10,000,000
               (10,000,000)
Repurchase of common stock            (247,825)          (495,650)
                (6,156,347)
Stock option exercised                  33,000            349,249
Cash dividends
                (7,197,417)

BALANCE AT DECEMBER 31, 1997       $14,901,826        $38,453,561 $20,000,000
$53,454,469    $97,537,900  $12,031,444


The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

FirstBank Puerto Rico (FirstBank) is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. FirstBank is subject to the supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation
(FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

FirstBank conducts its business through its main office located in San Juan, Puerto Rico, 34 full service banking branches in Puerto Rico and two in the U.S. Virgin Islands. It also has loan origination offices in Puerto Rico focusing on consumer loans. In addition, through its wholly owned subsidiaries, FirstBank operates offices in Puerto Rico specializing in small personal loans, auto loans and vehicle rental.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of FirstBank and its subsidiaries (the
Bank) conform with generally accepted accounting principles, and, as such, include amounts based on judgments, estimates and assumptions made by Management that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Following is a description of the more significant accounting policies followed by the Bank:

Principles of consolidation

The consolidated financial statements include the accounts of FirstBank and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from depository institutions.

Segments of an enterprise and related information

In June 1997, the Financial Accounting Standards Board (FASB) issued its Statement of Financial Accounting Standards (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, their activities in different geographic areas, and their reliance on major customers.
  The segments are determined based on the way that Management organizes the segments within the entity for making operating decisions and assessing performance.
  SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management will adopt the statement prospectively. This statement affects only financial statement presentation and, therefore, Management understands that its adoption will not have a material effect, if any, on the Bank's financial position or results of operations.

 Transfers and servicing of financial assets and extinguishments of liabilities

In June 1996, the FASB issued its SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement establishes accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings.
    SFAS No. 125 was issued to be effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS No. 127 to postpone the effective date of the accounting requirements of SFAS No. 125 to December 31, 1997. The December 31, 1996 remained as the effective date for the disclosure requirements under SFAS No. 125.
    Management estimates that the adoption of SFAS No. 125 will not have a significant impact on the Bank s financial position and results of operations.

Securities purchased under agreements to resell
The Bank enters into purchases of securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition.

Securities sold, not yet purchased
The obligations incurred in short sales are reported as liabilities and adjusted to fair value through the income statement. Interest on short positions is accrued and reported as interest expense.

Investment securities
The Bank classifies its investments in debt and equity securities into one of three categories:

Held to maturity - Securities for which the entity has the positive intent and ability to hold to maturity. These securities are carried at amortized cost.

Trading - Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with holding gains and losses reported in earnings.

Available for sale - Securities not classified as trading or as held to maturity. These securities are carried at fair value, with unrealized holding gains and losses net of estimated tax effect, excluded from earnings and reported as a separate component of stockholder's equity.

   Premiums and discounts are amortized as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities are reported in earnings. When computing realized gains or losses, the cost of securities is determined on the specific identification method.

Loans and allowance for loan losses
Loans are stated at their outstanding balance less unearned interest. Unearned interest on installment loans (i.e., personal and auto) is recognized as income under a method which approximates the interest method.
    Loans on which the recognition of interest income has been discontinued are designated as non-accruing. When loans are placed on non-accruing status, any accrued but uncollected interest income is reversed and charged against interest income.
    Consumer loans are classified as non-accruing when they are: 90 days or more delinquent in the case of auto loans (1995 - 60 days or more delinquent), 90 days or more delinquent in the case of boat and home equity reserve loans, 120 days or more delinquent in the case of personal loans, and 180 days or more delinquent in the case of credit cards and personal lines of credit. Commercial loans are classified as non-accruing when they are 90 days or more delinquent (1995 - 60 days or more delinquent). Mortgage loans are classified as non-accruing when they are 90 days or more delinquent.
    The Bank continues using current practices or recognizing income for all impaired loans.
    It is the policy of the Bank to provide for estimated losses on mortgage, commercial and consumer loans upon an evaluation of the risk characteristics of said loans, loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

Loan origination fees
Loan origination fees and costs incurred in the origination of loans are deferred and amortized using the interest method or under a method that approximates the interest method over the life of the loans as an adjustment to interest income. When a loan is paid off or sold, any unamortized net deferred fee (cost) balance is credited (charged) to income.

Mortgage banking activities
It is the policy of the Bank to securitize certain types of mortgage loans. Such loans are carried at the lower of cost or estimated market value and presented in the consolidated statements of financial position as loans held for sale.

    When mortgage backed securities are sold, any gain or loss is reported as income from mortgage banking activities.
    Generally, mortgage backed securities are sold with servicing retained, and the contract servicing fee does not materially differ from the normal servicing fee rate. Loan servicing fees are recognized as income when earned and included as part of fees on loans serviced for others.

Other real estate owned - acquired in settlement of loans
Other real estate owned, acquired in settlement of loans, is carried at the lower of cost (carrying value of the loan) or fair value minus estimated cost to sell of the real estate at the date of acquisition. Subsequent to foreclosure, gains or losses resulting from the sale of these properties and losses recognized on the periodic reevaluations of these properties are credited or charged to net cost (gain) of operations and disposition of other real estate owned. The cost of maintaining and operating these properties is expensed as incurred.

Premises and equipment
Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets (5 to 50 years). Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

Securities sold under agreements to repurchase
The Bank enters into sales of securities under agreements to repurchase the same or similar securities. Generally, similar securities are securities from the same issuer, with identical form and type, similar maturity, identical contractual interest rates, similar assets as collateral and the same aggregate unpaid principal amount. Amounts advanced under these agreements are accounted as short-term borrowings and the securities underlying the agreements remain in the asset accounts.

Amortization of debt securities issuance costs
Costs related to the issuance of debt securities are amortized under a method which approximates the interest method.

Earnings per common share
In February 1997, the FASB issued its SFAS No. 128 "Earnings per Share". This statements establishes standards for computing and presenting earnings per share. It simplifies the standards in Accounting Principles Board (APB) Opinion NO. 15 (Earnings per share) by replacing primary earnings per share with basic earnings per share and by altering the calculation of earnings per share-diluted, which replaces fully diluted earnings per share.
    Earnings per share-basic excludes potential dilution and is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. The computation of earnings per share-diluted is similar to the computation of earnings per share except that the weighted average common shares are increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Stock options outstanding under the Bank's stock option plan are considered in the earnings per share-diluted by application of the treasury stock method. Any stock splits or stock dividends are retroactively recognized in all periods presented in financial statements.
    SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim reports. As required by SFAS No. 128, all prior-period earnings per share figures were restated.

Stock option plan
The cost associated with stock option plan under which certain employees receive options to buy shares of stock of the Bank must be recognized either by the fair value based method or the intrinsic valued based method. The Bank uses the intrinsic value based method of accounting. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. If material, entities using the intrinsic value based method on awards granted to employees must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied.
    Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Reporting comprehensive income
In June 1997, the FASB issued its SFAS No. 130 "Reporting Comprehensive Income". This statement establishes standards for reporting and displaying comprehensive income and its components in general-purpose financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income.
    SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods that are presented for comparative purposes is required. This statement affects only financial statement presentation and, therefore, Management understands that its adoption will not have a material effect, if any, on the Bank's financial position or results of operations.

NOTE 3 - STOCKHOLDER'S EQUITY
Common stock
Authorized common stock shares at December 31, 1997 and 1996 were 200,000,000, with a par value of $1.00.
    On May 11, 1995, the Bank declared a three for two (or 50%) stock split on its then outstanding 10,034,449 shares of common stock. As a result, a total of 5,017,027 additional shares of common stock were issued on June 9, 1995. In addition, 490,275 shares of common stock were issued during the year 1995 as part of the exercise of stock options under the Bank's stock option plan.
    In 1996, the Bank established a repurchase program (the 1996 Program) where the Bank is authorized to repurchase in the open market, and retire from circulation, up to ten percent of the Bank's 15,541,751 issued and outstanding shares of common stock at the time the program was approved by the stockholders. Under this program the Bank repurchased a total of 247,825 shares of common stock at a cost of $6,899,822 during the year 1997 and 425,100 shares of common stock at a cost of $9,042,230 during the year 1996.
    In 1997 the Bank established an additional repurchase program whereby FirstBank may repurchase in the open market and retire from circulation shares of the common stock of the Bank, which amount represents 10% of the issued and outstanding shares after all shares authorized under the 1996 Program have been repurchased and retired from circulation.
    In August 1995, the Bank adopted a policy providing for the payment of quarterly cash dividends on its outstanding shares of common stock. In accordance with this policy, the Bank declared a cash dividend of $0.08 per share of common stock for each of the last two quarters of 1995, a quarterly cash dividend of $0.10 per share of common stock in 1996, and a quarterly cash dividend of $0.12 per share of common stock in 1997.

Preferred stock
The Bank has 20,000,000 shares of authorized preferred stock with a par value of $1.00. This stock may be issued in series and the shares of each series have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. At December 31, 1997, no shares of preferred stock were outstanding.

Capital reserve
The capital reserve account was established to comply with certain regulatory requirements of the Office of the Commissioner of Financial Institutions of Puerto Rico related to the issuance of subordinated notes in 1995. An amount equal to 10% of the principal of the notes is set aside each year from retained earnings until the reserve equals the total principal amount. At the notes repayment date the balance in capital reserve is to be transferred to the legal surplus account or retained earnings after the approval of the Commissioner of Financial Institutions of Puerto Rico.

Legal surplus
The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of the net income for the year be transferred to legal surplus, until such surplus equals the total of paid in capital. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the stockholders.

Note 4 - REGULATORY CAPITAL REQUIREMENT
The Bank is subject to various regulatory capital requirements administered by the FDIC. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.
    FDIC capital standards for state chartered nonmember banks require banks to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk weighting factors to the Bank's assets, which vary from 0% to 100% depending on the nature of the assets.
    At December 31, 1997 and 1996, the Bank exceeded the requirements for an adequately capitalized institution.
    At December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that Management believes have changed the Bank's category.

The Bank's regulatory capital position was as follows:

                              For Capital Adequacy             To Be
                                  Purposes                Well Capitalized
                               Amount    Ratio             Amount   Ratio
(DOLLARS IN THOUSANDS)

At December 31, 1997
Total Capital
(to Risk Weighted Assets):
    Actual                     $348,359   17.26%         $348,359   17.26%
    Requirement                 161,452    8.00%          201,816   10.00%
    Excess                     $186,907    9.26%         $146,543    7.26%

Tier 1 Capital
(to Risk Weighted Assets):
    Actual                     $223,481   11.07%         $223,481   11.07%
    Requirement                  80,726    4.00%          121,089    6.00%
    Excess                     $142,755    7.07%         $102,392    5.07%

Tier 1 Capital
(to Average Assets):
    Actual                     $223,481    7.44%         $223,481    7.44%
    Requirement                 120,101    4.00%          150,126    5.00%
    Excess                     $103,380    3.44%          $73,355    2.44%


At December 31, 1996
Tier 1 Capital
(to Risk Weighted Assets):
    Actual                     $295,827    15.25%        $295,827   15.25%
    Requirement                 155,235     8.00%         194,044   10.00%
    Excess                     $140,592     7.25%        $101,783    5.25%

Tier 1 Capital
(to Risk Weighted Assets):
    Actual                     $180,850     9.32%        $180,850    9.32%
    Requirement                  77,618     4.00%         116,427    6.00%
    Excess                     $103,232     5.32%         $64,423    3.32%

Tier 1 Capital
(to Risk Weighted Assets):
    Actual                     $180,850     6.65%        $180,850    6.65%
    Requirement                 108,804     4.00%         136,005    5.00%
    Excess                      $72,046     2.65%         $44,845    1.65%

NOTE 5- STOCK OPTION PLAN
The Bank has a stock option plan covering certain employees. The plan covers a number of options not to exceed 20% of the number of common shares outstanding. The options exercise price may not be less than the fair market value of common stock on the date the option is granted and the maximum term to exercise the options is ten years. The stock option plan provides for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock dividend, stock split, reclassification of stock, merger or reorganization and certain other issuances and distributions.

    Following is a summary of the activity related to stock options:

                                                       Weighted Average
                                    Number       Exercise Price of Option
                                  of Options              Per Share


At December 31, 1994                428,755                  $6.68
Adjustment in the number and
exercise price of the options
due to stock split                  214,377                  $ 4.45
    Exercised                      (490,275)                 $ 2.28
 At December 31, 1995               152,857                  $11.43
    Granted                          10,000                  $25.375
 At December 31, 1996               162,857                  $12.29
    Granted                         120,000                  $30.906
    Exercised                       (33,000)                 $11.58
    Expired or canceled             (12,857)                 $20.403
 At December 31, 1997               237,000                  $21.367


    During 1997 the Bank granted 120,000 options to buy shares of the Bank's common stock, of those 10,000 options have an exercise price of $27.125 per option and 110,000 options have an exercise price of $31.25 per option. The option prices equal the quoted market price of the stock at the grant date, therefore no compensation cost was recognized on the options granted.
    The options outstanding at December 31, 1997 have an original expiration term of ten years and all of them are exercisable. The exercise price of the options outstanding at December 31, 1997 ranges from $11.59 to $31.25 and the weighted average remaining contractual life is eight years and three months.
    Following is additional information concerning the stock options outstanding at December 31, 1997.

         Number of    Exercise      Contractual
           Shares       Price        Maturity

          117,000       $11.59      November 2004
           10,000        27.125     January 2007
          110,000        31.25      November 2007
          237,000

NOTE 6 - EARNINGS PER COMMON SHARE
 The Calculations of earnings per common share for the years ended December 31, 1997, 1996 and 1995 follow:

Year ended December 31,                            1997      1996      1995
(IN THOUSANDS, EXCEPTS PER SHARE DATA)

Earnings per common share - basic:
Net income - available to common stockholders     $47,528   $37,634   $49,101
Weighted average common shares outstanding         15,018    15,397    15,296
Earnings per common share - basic                $   3.16  $   2.44  $   3.21

Earnings per common share - diluted:
Net income - available to common stockholders $47,528 $37,634 $49,101 Weighted average common shares and share equivalents:
   Average common shares outstanding               15,018    15,397    15,296
    Common stock equivalents - Options                 84        79       263
    Total                                          15,102    15,476    15,559

 Earnings per common share - diluted             $   3.15   $  2.43   $  3.16

    Had compensation cost for the stock options granted been determined based on the fair value at the grant date (as a result of the requirement explained in Note 2 - Stock option plan), the Bank's net income and earnings per common share would have been reduced to the pro forma amounts indicated, as follow:

 Pro forma earnings per common share:

Year ended December 31,                     1997        1996         1995
(IN THOUSANDS, EXCEPT PER SHARE DATA)

Net income                                $46,354      $37,634     $49,101
Earnings per common share - basic           $3.09        $2.44       $3.21
Earnings per common share - diluted         $3.07        $2.43       $3.16

    The fair value of each option granted in 1997 (10,000 options in January and 110,000 options in November) was estimated using the Black-Scholes option pricing model with the following assumptions: divided yield of 1.7%
(January) and 1.5% (November); expected life of 10 years; expected volatility of 28.7% (January) and 29.9% (November) and risk-free interest rate of 5.3% (January) and 5.8% (November). The estimated fair value was $11.23 per option for the options granted in January and $9.65 per option for the options granted in November.

NOTE 7 - CASH AND DUE FROM BANKS
The Bank is required by law to maintain average reserve balances. The amount of those reserve balances was approximately $25,095,400 at December 31, 1997 (1996 - $23,956,590).

NOTE 8 - SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
At December 31, 1997, there were no securities purchased under agreements to resell. At December 31, 1996 securities purchased under agreements to resell amounted to $125,184,279. The maximum aggregate balance outstanding at any month-end during 1997 was approximately $552,969,000 (1996 - $145,191,000).
The average aggregate balance during 1997 was $66,401.236 (1996 - $34,638,360). At December 31, 1996 securities underlying these agreements consisted of U.S. Treasuries notes with an estimated market value of $124,691,406. The period to maturity of the agreements at December 31, 1996 ranged from six days to nine months. The securities underlying these agreements are kept under the Bank's control or held by the dealers through which the agreements were transacted.

NOTE 9 - DEPT SECURITIES HELD FOR TRADING  `
At December 31, 1997 and 1996, there were no securities held for trading purposes or options on such securities.
    All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings.
    From time to time, the Bank writes options on trading securities as part of its trading activities. These options are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account. The Bank also enters in short sales (securities sold, not yet purchased) as part of its trading activities. At December 31, 1997 and 1996, no short sales were outstanding.
    At December 31, 1997, there was no net revenue from the sale of trading securities. At December 31, 1996 and 1995, the net revenue from the sale of trading securities, including short sales, amounted to $782,860 and $40,625, respectively, and were included in earnings as trading income.

NOTE 10 - DEBT SECURITIES HELD FOR SALE
The amortized cost and market value of debt securities available for sale, by category, are shown below. The market value of debt securities is based on quoted market prices and dealer quotes.


December 31,
                                                  1997
    1996
                                       ----------------------------
-----------------------------
                                       Amortized cost  Market value
Amortized cost   Market value

 U.S. Treasury Securities:
    Due from over five to ten years     $251,092,024    $256,289,062
$140,557,765    $139,875,000
 Obligations of other U.S. Government
    Agencies:
        Due within one year              188,852,043     188,818,380
309,047,670     308,982,201

 Puerto Rico Government Obligations:
         Due over ten years                  962,608       2,985,000


  Total                                 $442,906,675    $448,092,442
$449,605,435    $448,857,201


    At December 31, 1997, gross unrealized gains and gross unrealized losses amounted to $5,219,430 and $33,663, respectively. At December 31, 1996, the gross unrealized losses amounted to $748,234, and there were no gross unrealized gains.

Mortgage backed securities: (1)

December 31,
                                                        1997
             1996
                                          -------------------------------
-------------------------------
                                          Amortized cost     Market value
Amortized cost     Market value

 Federal Home Loan Mortgage Corporation
    (FHLMC) participation certificates:
    Due within one year                     $ 12,046,417     $ 11,979,316
    Due from over one to five years            7,360,793        7,407,224
 $ 23,965,435      $ 23,919,883
    Due from over five to ten years            4,902,210        4,965,075
    2,594,802         2,607,224
    Due over ten years                        48,374,217       49,256,050
   58,611,279        58,750,018
    Subtotal                                  72,683,637       73,607,665
   85,171,516        85,277,125
 Government National Mortgage
 Association (GNMA) certificates:
    Due from over one to five years
       19,536            19,536
    Due from over five to ten years
      100,000           105,000
    Due over ten years                       643,839,390      651,916,806
  102,764,224       102,447,297
    Subtotal                                 643,839,390      651,916,806
  102,883,760       102,571,833
 Federal National Mortgage
 Association (FNMA) certificates:
    Due within one year
      251,095           250,578
    Due from over one to five years            3,501,048        3,538,457
    4,612,164         4,630,150
    Due from over five to ten years            1,452,065        1,473,725
    2,185,809         2,219,651
    Due over ten years                        18,011,217       18,854,099
   21,476,728        22,416,531
    Subtotal                                  22,964,330       23,866,281
   28,525,796        29,516,910
 Mortgage pass through certificates:
    Due from over five to ten years            2,627,372        2,607,667
    6,814,136         6,790,194
    Due over ten years                         3,048,583        3,973,002
    3,575,811         4,309,554
    Subtotal                                   5,675,955        6,580,669
   10,389,947        11,099,748
 Real Estate Mortgage Interest Conduct
    Due from over one to five years            2,867,335        2,915,379
    3,492,733         3,555,863
    Subtotal                                   2,867,335        2,915,379
    3,492,733         3,555,863
    Total                                   $748,030,647     $758,886,800
 $230,463,752      $232,021,479

- ----------------
 (1) Maturity is based upon contractual terms assuming no repayments.

   At December 31, 1997, gross unrealized gains and gross unrealized losses amounted to $10,942,959 and $86,806, respectively. At December 31, 1996, gross unrealized gains and gross unrealized losses amounted to $2,229,544 and $671,817, respectively.
    At December 31, 1997, the net unrealized gain of $12,031,444 (1996 - $607,119) on securities available for sale after the estimated income tax of $4,010,476 (1996 - $202,373) was reported as a separate component of stockholders' equity. For the year 1997 the change in the net unrealized holding gain on the available for sale securities amounted to a gain of $15,232,433 (1996 - a loss of $3,348,235), before estimated income taxes.
    For 1997, proceeds from the sale of securities amounted to $118.0 million (1996 - $208.7 million, 1995 - $312.1 million) resulting in a realized gain of $11.4 million (1996 - $4.9 million, 1995 - $20.3 million). No losses were recognized on those sales.

NOTE 11 - DEBT SECURITIES HELD TO MATURITY
The amortized cost and market value of debt securities held to maturity, by category, are shown below. The market value of debt securities is based on quoted market prices and dealer quotes.


December 31,
                                                           1997
                 1996
                                             -------------------------------
  ---------------------------------

                                             Amortized cost     Market value
  Amortized cost       Market value
 Obligations of other U.S. Government
 Agencies:
    Due within one year                        $ 10,703,903      $10,639,885
    Due from over one to five years                 500,000          487,750
      $12,826,683        $12,201,446
    Due over ten years                           33,890,538       34,302,400
 Puerto Rico Government Obligations:
    Due within one year                           11,000,000      11,000,000
    Due over ten years                             3,161,919       3,129,500
    Total                                        $59,256,360     $59,559,535
       $12,826,683        $12,201,446


    At December 31, 1997, gross unrealized gains and gross unrealized losses amounted to $411,862 and $108,687, respectively. At December 31, 1996, gross unrealized losses amounted to $625,237, and there were no gross unrealized gains.

NOTE 12 - FEDERAL HOME LOAN BANK (FHLB) STOCK
At December 31, 1997 and 1996, there was an investment in FHLB stock with a book value and estimated market value of $10,150,300. The estimated market value of such investment is its redemption value.

NOTE 13 - LOANS RECEIVABLE
The Bank's primary lending area is Puerto Rico. The Bank had no significant concentration of credit risk in any specific industry in its loan portfolio at December 31, 1997 and 1996.
    At December 31, 1997, loans in which the accrual of interest income had been discontinued amounted to $52,939,00 (1996 - $51,162,000; 1995 -
$54,670,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $5,246,000 (1996 - $3,879,000; 1995 - $4,991,000). The Bank has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.
    At December 31, 1997 and 1996 mortgage loans held for sale amounted to $10,224,509 and $7,851,095, respectively. All mortgage loans originated and sold during 1997 and 1996 were sold based on pre-established commitments or at market values which in both situations were equal or exceeded the carrying value of the loans.
    At December 31, 1997, the Bank was servicing mortgage loans owned by others aggregating approximately $168,416,000 (1996 - $186,781,000). As a result of the securitization of auto loans, at December 31, 1997 the Bank was servicing auto loans aggregating approximately $59,049,000 (1996 - $121,775,000).
    Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank of New York, and unused lines of credit. The total of loans pledged as collateral amounted to $308,003,080 and $285,291,946 at December 31, 1997 and 1996, respectively.
    A portfolio of personal loans were assigned as collateral for short-term borrowings as explained in Note 19 - "Other Short-Term Borrowings." The total of loans pledged as collateral amounted to $288,024,128 at December 31, 1997.

 The following is a detail of the loan portfolio:

 December 31,                                     1997            1996

 Real estate loans:

 Secured by first mortgages:
    Residential                             $  223,097,793      $ 224,252,787
    Commercial                                 306,733,946        256,226,586
    Construction, land acquisition
    and land improvements                       15,399,778         12,406,975
    Insured by government agencies:
    Federal Housing Administration
    and Veterans Administration                 10,176,044          9,282,299
    Puerto Rico Housing Bank and
    Finance Agency                              44,072,871         50,015,768
 Secured by second mortgages                    14,171,031         14,375,061
                                               613,651,463        566,559,476

    Undisbursed portion of loans
    in process                                  (6,120,583)        (2,198,141)
    Deferred loan and commitment fees - net     (9,138,124)        (8,530,672)
 Real estate loans                             598,392,756        555,830,663

 Commercial loans:
    Commercial loans                           235,570,531        174,770,284
    Finance leases                              42,500,399         58,480,941
 Commercial loans                              278,070,930        233,251,225

 Consumer and other loans:
    Personal                                   665,892,480        737,000,123
    Personal lines of credit                    10,961,902         12,558,217
    Auto                                       512,937,974        510,082,849
    Student                                        110,653            173,902
    Boat                                        29,144,971         29,457,760
    Credit card                                116,734,201        109,259,202
    Home equity reserve loans                    4,282,064          5,827,740
    Unearned interest                         (267,598,801)      (305,870,188)
                                             1,072,465,444      1,098,489,605

 Agency for International Development              147,848            651,497

 Consumer and other loans                    1,072,613,292      1,099,141,102
 Loans receivable                            1,949,076,978      1,888,222,990
 Loans held for sale                            10,224,509          7,851,095
    Total loans                              1,959,301,487      1,896,074,085

 Allowance for loan losses                     (57,711,927)       (55,253,546)

    Total loans-net                         $1,901,589,560     $1,840,820,539

NOTE 14 - ALLOWANCE FOR LOAN LOSSES
The changes in the allowance for loan losses were as follows:

Year ended December 31,                   1997         1996          1995

Balance at beginning of period        $55,253,546   $55,008,754   $37,412,516
Provision charged to income            55,675,500    31,582,401    30,893,500
Losses charged against the allowance  (59,590,916)  (34,729,651)  (14,522,540)
Recoveries credited to the allowance    6,373,797     3,291,857     1,500,216
Other adjustments                                       100,185      (274,938)
Balance at end of period              $57,711,927   $55,253,546   $55,008,754

    At December 31, 1997, the Bank had $7.2 million ($5.5 million at December 31, 1996) in loans over $500,000 considered impaired with an allowance of $3.6 million ($1.1 million at December 31, 1996.) In both periods no increases in the provision for loan losses were necessary, since the allowances provided under the Bank's policies already covered the impairment measurement. The average recorded investment in impaired loans amounted to $6.4 million for the year 1997 (1996 - $9.8 million). No interest income was recognized in 1997 on the impaired loans during the period they were impaired. In 1996, $530,000 (1995 - $189,420) in interest income was recognized on impaired loans during the period they were impaired.

NOTE 15 - PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation as follows:

Year ended December 31,                       1997           1996

Land                                     $5,825,249       $5,608,282
Buildings and improvements               30,536,536       27,700,349
Leasehold improvements                   10,095,690       10,429,112
Furniture and equipment                  38,507,052       37,635,640
                                         84,964,527       81,373,383
Accumulated depreciation                (39,052,917)     (33,673,716)
                                         45,911,610       47,699,667
 Projects in progress                     2,535,557        1,289,557
   Total premises and equipment - net   $48,447,167      $48,989,244

NOTE 16 - OTHER ASSETS
following is a detail of other assets:

December 31,                                         1997          1996

Deferred income taxes                            $9,594,795      $11,636,911
Retained excess interest on
auto loans securitization                         6,326,962        9,042,088
Revenue earning vehicles                          3,673,464        4,840,124
Other repossessed property                        8,702,146        7,565,869
Insurance claims                                  2,003,426        2,678,848
Accounts receivable                               7,840,930        9,607,137
Prepaid expenses                                  8,466,690        8,642,216
Other                                             2,056,470        1,267,095
    Total                                       $48,664,883      $55,280,288


NOTE 17 - DEPOSITS AND RELATED INTEREST
Deposits and related interest consist of the following:

December 31,                                    1997             1996
                                          ---------------- -----------------
Type of account and interest rate at:          Amount    %       Amount    %
Savings accounts - 2.75% to 4.00%
  (1996 - 2.75% to 4.00%)                $403,128,424  25   $412,511,015   24
Interest bearing checking accounts -
  2.90% to 5.00% (1996 - 2.00% to 4.50%)  121,452,204   8    115,899,209    7
Non-interest bearing checking accounts 140,099,305 9 135,706,323 8 Certificate accounts - 4.00% to 8.00%
  (1996 - 4.00% to 8.00%)                 929,954,750  58   1,039,809,059  61
                                       $1,594,634,683 100  $1,703.925,606 100

    The weighted average interest rate on total deposits at December 31, 1997 and 1996 was 4.70% and 4.31%, respectively.

    The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 1997.

                                       (In Thousands)
    Over one year to two years             $49,616
    Over two years to three years          122,953
    Over three years to four years           6,553
    Over four years to five years           13,325
    Over five years                         84,982
        Total                             $277,429

    At December 31, 1997, time deposits in denominations of $100,000 or higher amounted to $559,625,405 (1996 - $673,145,645) including brokered certificates of deposit of $225,018,000 (1996 - $272,727,000) at a weighted average rate of 6.03% (1996 - 5.91%).
    At December 31, 1997, certificates of deposits aggregating $64,000,000 (1996 - $94,250,000) were guaranteed by irrevocable standby letters of credit issued by the Federal Home Loan Bank of New York and other banks. At December 31, 1997 specific mortgage loans with a carrying value of $139,635,855
(1996 - $121,640208) and estimated market value of $148,530,700 (1996 -
$103,616,032) and securities with a book value of $9,239,236 (1996 - $10,770,746) and approximate market value of $9,519,152 (1996 - $10,800,336)
were pledged to the Federal Home Loan Bank of New York as part of the agreements covering the letters of credit.
    At December 31, 1997, deposit accounts issued to government agencies with a carrying value of $37,757,061 (1996 - $50,128,162) were collateralized by securities with a carrying value of $48,737,539 (1996 - $51,340,395) and estimated market value of $49,384,763 (1996 - $52,048,396) and specific mortage loans with a carrying value of $5,498,532 (1996 - $6,250,602) and estimated market value of $6,322,0913 (1996 - $7,107,752).

    A table showing interest expense on deposits follows:

Year ended December 31,                 1997          1996          1995

Savings                              $12,155,192   $12,376,620   $12,099,372
Interest bearing checking accounts     4,167,371     4,264,731     4,669,275
Certificates                          55,824,521    54,322,502    45,872,802
         Total                       $72,147,084   $70,963,853   $62,641,449

NOTE 18 - FEDERAL FUNDS PURCHASED AND
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

December 31,                                        1997          1996

Federal funds purchased, interest
rate 7.33% (1996 - 6.27%)                       $53,400,000    $22,500,000
Repurchase agreements, interest
ranging from 3.50% to 5.34%
(1996 - 4.60% to 5.60%)                         912,469,546    562,356,945
                                                965,869,546    584,856,945
 Accrued interest payable                         3,433,835      4,927,354
    Total                                      $969,303,381   $589,784,299

Federal funds purchased and repurchase agreements mature as follows:

December 31,                                   1997            1996

Federal funds purchased:
  One to thirty days                       $53,400,000       $22,500,000

Repurchase agreements:
  One to thirty days                       681,469,546       144,774,473
  Over thirty to ninety days                31,000,000       111,325,000
  Over ninety days                         200,000,000       306,257,472
                                           912,469,546       562,356,945

  Total                                   $965,869,546      $584,856,945

The following securities were sold under agreements to repurchase:

                                                   December 31,1997


----------------------------------------------------------
                                  Book                        Approximate
Weighted
                                Value of                      market value
average
                               underlying     Balance of      of underlying
Interest
Underlying securities          securities     borrowing       securities
rate
U.S. Treasury Securities and
 obligations of other U.S.
 Government Agencies          $392,557,900    $404,869,203    $397,473,320
  6.02%
Mortgage backed securities     518,205,340     507,600,343     522,328,823
  6.74%
 Total                        $910,763,240    $912,469,546    $919,802,143

Accrued interest receivable     $7,479,125



                                                     December 31, 1996

-----------------------------------------------------------
                                Book                        Approximate
Weighted
                              Value of                      market value
average
                             underlying       Balance of    of underlying
Interest
Underlying securities        securities       borrowing     securities
rate

U.S. Treasury Securities and
 obligations of other U.S.
 Government Agencies         $503,874,925    $497,402,945    $502,226,672
5.85%
Mortgage backed securities     67,832,808      64,954,000      68,397,964
7.23%
    Total                    $571,707,733    $562,356,945    $570,624,636

Accrued interest receivable    $2,885,833

    The weighted average interest rate of federal funds purchased and repurchase agreements at December 31, 1997 and 1996 was 5.13% and 5.24%, respectively.
    At December 31, 1997, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Bank has agreed to repurchase similar but not identical securities. The maximum aggregate balance outstanding at any month-end during 1997 was $965,869,546 (1996 - $584,856,945). The average balance during 1997 was approximately $565,095,000 (1996 - $455,552,285).

NOTE 19 - OTHER SHORT-TERM BORROWINGS
On March 31, 1997, the Bank entered into a $250,000,000 financing arrangement administered by Credit Suisse First Boston to be renewed annually within a term of three years. At December 31, 1997 borrowings through this arrangement amounted to $231,504,896. Interest periods under the financing agreement cannot exceed 100 days. The rate of interest for this type of financing which advances may be repaid or reborrowed at the option of the Bank is equivalent to A-1+/P-1 rated commercial paper. The weighted average maturity of other short-term borrowings outstanding at December 31, 1997 was eight days.
    The weighted average interest rate of other short-term borrowings at December 31, 1997 was 6.23%. The maximum aggregate balance outstanding at any month-end was approximately $250,000,000. The average aggregate balance outstanding during the year was approximately $176,656,943.
    Under this arrangement, the Bank is required to maintain eligible collateral consisting of personal loans owned by the Bank to secure this borrowing. The Bank has to maintain at all times the aggregate outstanding balance of the borrowing at a maximum of 85% of the aggregate book value of the personal loans placed as collateral. The aggregate book value of the loans pledged as collateral at December 31, 1997 amounted to $288,024,128.

NOTE 20 - ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK (FHLB-N.Y.) Following is a detail of the advances from the FHLB-NY:

                                                    December 31,
                                             -----------   ------------
Maturity                Interest rate            1997           1996
January 2, 1997            6.88%                            $14,100.000
January 2, 1998            7.12%             $29,000,000
    Total                                    $29,000,000    $14,100,000

    Advances are received from the FHLB-N.Y. under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Bank is required to maintain a minimum amount of qualifying mortgage collateral with a marked value at least 110% of the outstanding advances. At December 31, 1997, specific mortgage loans with an estimated market value of $35,539,790 (1996 - $16,417,335) were pledged to the FHLB-N.Y. as part of the Collateral Agreement. The carrying value of such loans at December 31, 1997 amounted to $31,900,000 (1996 - $15,510,000).

NOTE 21 - NOTES PAYABLE
Following is a detail of notes payable outstanding:
                                                          December 31,
Issue date (footnote)     Maturity   Interest rate      1997        1996
Term notes:

May 31,1990 (a)               1998        8.37%      $3,000,000   $3,000,000
May 4,1992 (b)                1997        4.94%                   10,000,000
January 29, 1993 (b)          1998        4.95%       5,000,000    5,000,000
February 8, 1993 (b)          1998        4.95%       1,250,000    1,250,000
April 15, 1993 (b)            1998        4.57%       5,000,000    5,000,000
April 28, 1993 (b)            2003        5.25%                    1,500,000
February 11, 1994 (b)         1999        4.95%       2,100,000    2,100,000
May 13, 1994 (b)              1999        6.19%       5,000,000    5,000,000
May 13, 1994 (b)              1999        6.19%       5,000,000    5,000,000
May 26, 1994 (b)              1999        6.09%       5,000,000    5,000,000
September 7, 1994 (a)         1999        4.73%      15,500,000   15,500,000
September 29, 1994 (a)        1999        6.40%      30,000,000   30,000,000
September 12, 1996 (b)        2001        5.52%      10,000,000   10,000,000
September 20,1996 (b)         2001        5.29%      20,500,000   20,500,000
September 20, 1996 (a)        2001        5.18%      25,000,000   25,000,000
    Term notes                                     $132,350,000 $143,850,000

Notes payable:
July 1, 1991,
renewed in 1996(c)            2001        6.19%                 $ 16,041,666
June 30, 1994 (c)             1999        6.31%                   26,541,667
  Notes payable                                                  $42,583,333

Footnotes:

 a. These notes have the benefit of a firm commitment issued by the FHLB-N.Y. whereby it will make advances to pay the principal and interest on the notes as they become due if the Bank fails to do so. The Bank is required to maintain as collateral with the FHLB-N.Y. securities having an aggregate market value, determined monthly, equal to 110% of the aggregate outstanding principal amount of the notes plus interest. The collateral securities may consist of a combination of all or some of the following: (i) home mortgage loans owned by the Bank and secured by first mortgages on real properties in Puerto Rico;
(ii) obligations of, or guaranteed by, the United States Government or certain agencies; (iii) fully-modified pass-through mortgage backed certificates guaranteed by GNMA; (iv) mortgage participation certificates issued by FHLMC; (v) guaranteed mortgage pass-through certificates issued by FNMA; and (vi) certain certificates of deposit issued by banks approved by the FHLB-N.Y.
    At December 31, 1997, specific mortgage loans with a book value of $80,850,000 (1996 - $80,850,000) and an estimated market value of $91,789,005
(1996 - $86,808,645) were pledged to the FHLB-N.Y. as part of the agreement covering the above mentioned firm commitment. The estimated market value was computed based on parameters given by the Federal Home Loan Bank.

 b. The Bank is required to maintain with the holder of these notes, cash or securities with a market value of at least 105% of the aggregate amount of the notes. The aggregate estimated market value and carrying value of the eligible collateral at December 31, 1997 amounted $59,456,354 (1996 - $71,607,281) and $54,069,211 (1996 - $70,975,631), respectively.

 c. The Bank was required to maintain eligible collateral consisting of commercial real estate loans owned by the Bank to secure these notes. The Bank had to maintain at all times the aggregate outstanding balance of the commercial real estate loans at a maximum of 65% of the aggregate appraised value of the commercial properties. In addition, the note should never exceed 75% of the principal balance of the loans placed as collateral. At December 31, 1996, the aggregate appraised value of the commercial properties and principal balance of the commercial loans amounted to $104,881,600 and $61,041,136, respectively. The notes were repaid in November 1997 prior to maturity.

NOTE 22 - SUBORDINATED NOTES
On December 20, 1995, the Bank issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 321, 1997 the outstanding balance net of the unamortized discount was $99,423,490 (1996 - $99,351,150). Interest on the notes is payable semi-annually and at maturity. The notes represent unsecured obligations of the Bank ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors of the Bank. The notes may not be redeemed prior to their maturity. During 1996 and 1997 the Bank transferred to capital reserves from the retained earnings account $20,000,000, as a result of the requirement explained in Note 3 - "Stockholders' Equity."

NOTE 23 - UNUSED LINES OF CREDIT
The Bank maintains unsecured standby lines of credit with other banks. At December 31, 1997, the Bank's total unused lines of credit with these banks amounted to approximately $25,100,000 (1996 - $56,000,000). In addition, at December 31, 1997 the Bank has an available line of credit in the amount of $36,750,000, for which the Bank maintains eligible collateral consisting of commercial real estate loans. At December 31, 1997, the aggregate appraised value of the commercial properties and principal balance of the commercial loans amounted to $89,144,600 and $50,118,693, respectively. At December 31, 1997, the Bank has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $1,470,265 (1996 - $80,809).

NOTE 24 - GAIN ON SALE OF SUBSIDIARY
Gain on sale of subsidiary represents the sale of the Bank's wholly owned subsidiary, First Florida Savings Bank, FSB on March 31, 1995, at a gain of $2,745,165 or $0.18 per common share or $0.17 per common share - assuming dilution.

NOTE 25 - OTHER EXPENSES
A detail of other expenses follows:

Year ended December 31,                  1997          1996         1995

Professional and service fees         $4,883,088    $4,956,210    $3,798,418
Advertising and business promotion     4,993,392     5,879,478     4,039,453
Communications                         4,363,802     4,789,451     2,965,141
Revenue earning equipment              1,183,557     1,113,125     1,054,802
Supplies and printing                  1,128,672     1,694,046       638,502
Other                                  4,628,151     3,588,927     2,830,379
    Total                            $21,180,662   $22,021,237   $15,326,695

NOTE 26 - EMPLOYEES' BENEFIT PLANS
The Bank has a defined contribution retirement plan (the Plan) qualified under the provisions of the Puerto Rico Internal Revenue Code Section 1165(e). All employees are eligible to participate in the Plan after completion of one year of service. Under the provisions of the Plan, the Bank is required to make a contribution of a quarter of the first 4% (1996 and 1995 - 1%) of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $7,500 per year (1995 - $7,000). Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $540,000, $450,000 and $400,000 during 1997, 1996 and 1995, respectively, to the Plan.

NOTE 27 - UNUSUAL ITEM
In September 1996, the Bank recorded a one time special SAIF assessment of $9.1 million with an estimated income tax benefit of $2.4 million. This special assessment was required by the Deposit Insurance Funds Act of 1996 (The Funds
Act) to capitalize the SAIF. In December 1996, the FDIC approved a new assessment schedule for SAIF deposits with rates ranging from 0 to 27 basis points. Based on the Bank's capitalized status and supervisory group rating the Bank was not required to pay SAIF premiums during 1997.
     The Funds Act eliminated however, the link between the Financing Corporation's (FICO) assessments and the amounts authorized to be assessed by the SAIF, effective January 1, 1997. Therefore, FICO service payments resumed on January 1, 1997, at a rate of approximately 6 basis points.

NOTE 28 - INCOME TAXES
FirstBank is subject to Puerto Rico income tax on its income from all sources. For United States income tax purposes, FirstBank is treated as a foreign corporation. Accordingly, it is generally subject to United States income tax only on its income from sources within the United States or income effectively connected with the conduct of a trade or business within the United States. Any United States income tax paid by FirstBank is creditable, within certain conditions and limitations, as a foreign tax credit against its Puerto Rico tax liability.
    The provision for income taxes was as follows:

Year ended December 31,                1997         1996           1995
(IN THOUSANDS)
Current                              $16,364       $18,500       $12,099
Deferred                              (8,239)       (6,219)        2,196
  Total income tax provision          $8,125       $12,281       $14,295

  Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% (1995 - 42%) as follows:

Year ended December 31,             1997             1996           1995
                              ---------------  --------------- ----------------
                                      % of             % of             % of
                                      pre-tax          pre-tax          pre-tax
(Dollars in Thousands)        Amount  income   Amount  income   Amount  income

Computed income tax at
statutory rate                $21,705     39   $19,467     39  $26,626      42
Benefit of net exempt income  (13,137)   (24)   (7,611)   (15)  (6,339)    (10)
Other net                        (443)             425      1   (5,992)    (10)
  Total income tax provision   $8,125     15   $12,281     25  $14,295      22

Accounting for income taxes
Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Deferred taxes have been recorded based upon the Puerto Rico enacted tax rate of 39%. Current tax expense has been provided based upon the expected tax liability to be incurred for tax return purposes (tax rate of 39% - 1997 and 1996; tax rate of 42% - 1995).
   The components of the deferred tax asset and liability are as follows (no valuation allowance was considered necessary):

December 31,                                          1997          1996
(In thousands)

Deferred tax asset:
  Alternative minimum tax credit carryforward         $1,593       $8,066
  Adjustment to charge-off method                     12,768        6,947
  Other                                                1,712          352
Gross deferred tax asset                             $16,073      $15,365
Deferred tax liability:
  Retained excess interest on loans securitization   $(2,468)     $(3,526)
  Unrealized gain on available for sale securities    (4,010)        (202)
Gross deferred tax liability                        $ (6,478)     $(3,728)

  Due to the above temporary differences, a net deferred tax asset resulted amounting to $9.6 million at December 31, 1997 (1996 - $11.6 million).
  The primary sources of these timing differences were: (i) the taxable temporary difference related to the retained excess interest on the securitization of loans which pursuant to Puerto Rico Treasury Department rulings will be taxed as collected; (ii) the effect of the future deductions under the charge-offs method for deducting bad debt losses, and; (iii) the alternative minimum tax credit to be carryforwarded.
  The tax effect of the unrealized holding gain or loss for securities available for sale is included as a part of stockholders' equity.

NOTE 29 - COMMITMENTS
At December 31, 1997 certain premises are leased with terms expiring through the year 2011. The Bank has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the Bank to pay insurance, increases in property taxes and other incidental costs. At December 31, 1997, the Bank was obligated under various leases as follows:

 Year                        Amount

 1998                    $2,010,141
 1999                     1,421,432
 2000                       876,635
 2001                       697,461
 2002 and later years     4,702,906
                         $9,708,575

   Rental expense included in occupancy and equipment expense was $2,933,798 in 1997 (1996 - $2,894,698; 1995 - $2,304,010).

NOTE 30 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The information about the estimated fair values of financial instruments as required by SFAS No. 107, is presented hereunder including some items not recognized in the statement of financial condition. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all nonfinancial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimation of the underlying value of the Bank. A summary table of estimated fair values and carrying values of financial instruments at December 31, 1997 and 1996 follows:


December 31,                                1997
1996
                              ------------------------------
---------------------------
                                Estimated         Carrying       Estimated
Carrying
                                fair value        value          fair value
value
Assets:
Money market instruments           $514,236         $514,236   $125,684,279
$125,684,279
Debt securities               1,266,538,777    1,266,235,602    693,080,126
693,705,363
Other investment                                                  1,440,530
1,440,530
FHLB stock                       10,150,300       10,150,300     10,150,300
10,150,300
Total loans receivable - net  2,009,446,560    1,901,589,560  1,950,646,993
1,840,820,539

Liabilities:
Deposits                      1,593,687,683    1,594,634,683  1,703,447,606
1,703,925,606
Federal funds, securities
 sold under agreements
 to repurchase and other
 short-term borrowings        1,200,808,277    1,200,808,277    589,784,299
589,784,299
Advances from FHLB               29,000,000       29,000,000     14,100,000
14,100,000
Debt security borrowings        233,425,490      231,773,490    287,821,483
285,784,483


  The estimated fair values were based on judgments regarding current and future economic conditions. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in the underlying assumptions used in calculating the fair values could significantly affect the results. In addition, the fair value estimates are based on outstanding balances without attempting to estimate the value of anticipated future business. Therefore, the estimated fair values may materially differ from the values that could actually be realized on a sale.

  The estimated fair values were calculated using certain facts and assumptions which vary depending on the specific financial instrument, as follows:

Money Market instruments
The carrying amounts of money market instruments are reasonable estimates of their fair values.

Debt securities
The fair values of debt securities are the market values based on quoted market prices and dealer quotes. The fair value of debt securities available for sale equals their carrying value since they are marked-to-market for accounting purposes with unrealized gains and losses reported as a separate component of stockholders' equity.

Other investment
The fair value of other investment securities represents the market value of the securities in which the funds are invested.

FHLB stock
Investments in FHLB stock are valued at their redemption values.

Loans receivable - net
The fair value of all loans was estimated by discounting loans with similar financial characteristics. Loans were classified by type such as commercial, conventional residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, credit cards, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Bank's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an offset which reflects the risk and other costs inherent in the loan category. In certain cases, where recent experience was available regarding the sale of loans, this information was also incorporated into the fair value estimates.
   Non-accruing loans covered by a specific loan loss reserve were viewed as immediate losses and were valued at zero. Other non-accruing loans were arbitrarily assumed to be repaid after one year. Presumably this would occur either because loan is repaid, collateral has been sold to satisfy the loan or because general reserves are applied to it. The value of non-accruing loans not covered by specific reserves was discounted for one year at the going rate for new loans.

Deposits
The estimated fair values of demand deposits and savings accounts, which are the deposits with no defined maturities, are the amount payable on demand at the reporting date. For deposits with stated maturities, but that reprice at least quarterly, the fair values are estimated to be the amount payable at the reporting date.
   The fair values of fixed rate deposits with stated maturities, are based on the discounted value of the future cash flows expected to be paid on deposits. The cash flows are based on contractual maturities; no early repayments are assumed. Discount rates are based on the wholesale certificate of deposit yield curve and the LIBOR yield curve. The estimated fair values of total deposits exclude the fair value of core deposits intangible, which represent the value of the customer relationship measured by the values of demand deposits and savings deposits that bear a low or zero rate of interest and do not fluctuate in response to changes in interest rates.

Federal funds, securities sold under agreements to repurchase and other short-term borrowings
Federal funds purchased, repurchase agreements and other short-term borrowings are commitments to borrow funds which reprice at least quarterly. Therefore, their outstanding balances are estimated to be their fair values.

Advances from FHLB
The fair value of advances was determined using book value, since the majority have terms of less than three months. Therefore, their outstanding balances are estimated to be their fair values.

Debt security borrowings
The fair value of debt security borrowings with fixed maturities was determined using discounted cash flow analysis over the full term of the borrowings. The cash flows assumed no early repayment of the borrowings. Discount rates were based on the LIBOR yield curve. Variable rate debt securities reprice at intervals of three months or less, therefore, their outstanding balances are estimated to be their fair values.

NOTE 31  - SUPPLEMENTAL CASH FLOW INFORMATION
The required supplemental cash flow information is as follows:

Year ended December 31,          1997            1996               1995

Cash paid for:
   Interest                 $132,800,845      $108,499,872      $93,184,930
   Income tax                  1,089,121         9,461,289        7,497,043
Non cash investing and
financing activities:
   Mortgage loans exchanged
   for mortgage backed
   securities                  4,045,617         6,127,956       11,625,083
   Additions to other real
   estate owned                  541,000         3,484,918        2,308,468
   Sale of other real estate
   owned financed by the Bank                                     5,253,303


NOTE 32 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK,
COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The following table presents a detail of commitments to extend credit and standby letters of credit.

December 31,                                         1997        1996
(In Thousands)

Financial instruments whose contract
amounts represent credit risk:
   Commitments to extend credit:
       To originate loans                           $103,214    $119,247
       Unused credit card lines                      103,842      94,456
       Unused personal lines of credit                11,021      11,439
       Commercial lines of credit                     64,584      54,475
    Commercial letters of credit                      22,966      31,945
    Standby letters of credit                          4,660       1,710

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally expire within one year. Commitments to originate loans are mainly for mortgage loans at auction rates of the insuring agencies at the time the loans are closed. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Bank can at any time and without cause, cancel the unused credit facility. The amount of collateral, obtained if deemed necessary by the Bank upon extension of credit, is based on Management's credit evaluation of the borrower. Rates charged on the loans that are finally disbursed is the rate being offered at the time the loans are closed, therefore, no fee is charged on these commitments. The fee is the amount which is used as the estimate of the fair value of commitments.

   In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 1997 is not significant.

Interest rate risk management
The operations of the Bank are subject to interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. As part of the interest rate risk management, the Bank has entered into a series of interest rate swap agreements.
    Under the interest rate swaps, the Bank agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Net interest settlements on interest rate swaps are recorded as an adjustment to interest expense on deposit accounts.
    The following table indicates the types of swaps used.

                             Notional amount
                              (In thousands)
Pay-fixed swaps:
  Balance at December 31, 1995         $260,000
  Expired contracts                      40,000
  Balance at December 31, 1996         $220,000
  Expired contracts                     170,000
  Balance at December 31, 1997          $50,000

 Receive-fixed swaps:
  Balance at December 31, 1995               $0
  New contracts                          65,000
  Balance at December 31, 1996           65,000
  Expired contracts                      25,000
  New contracts                          40,000
  Balance at December 31, 1997          $80,000


  Pay-fixed swaps at December 31, 1997 have a fixed weighted average rate payment of 6.48% (1996 - 5.98%) and a floating weighted average rate receiving of 5.88% (1996 - 4.91%). Receive-fixed swaps at December 31, 1997 have a floating weighted average rate payment of 5.68% (1996 - 5.42%) and a fixed weighted average rate receiving of 7.12% (1996 - 6.52%). Floating rates are based on an 85% to 100% of the average of the last three months LIBOR rate.
  For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 1997 the Bank had total assets of $956,530 (1996 - $156,654) related to the swap transactions. The Bank controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Bank does not anticipate non-performance by the counterparties. As part of the swap transactions, the Bank is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 1997 was approximately $2.69 million and $2.73 million, respectively (1996 - $1.52 million and $1.53 million, respectively). The period to maturity of the swaps at December 31, 1997 ranged from two years and five months through nine years and three months (1996 - from fifteen days through ten years).
  At December 31, 1997, the estimated fair value to liquidate the Bank's interest rate swaps was approximately $4,013, 500 (1996 - $233,000).

Yield enhancement program
The Bank writes put and call options with the intention of enhancing the yield of its investment portfolio (Yield Enhancement Program). The Bank acquires and manages a portfolio of assets consisting of Treasury notes with maturities of up to ten years. The aggregate amount permitted to be outstanding under this program cannot exceed $120 million. Future changes to this limitation may be made by resolution of the Board of Directors. The Bank does not write uncovered calls (i.e., calls on securities which are not in the portfolio when the call is written) under this program.
  The Bank writes covered call options on securities maintained in the portfolio, and put options on securities eligible for inclusion in the
portfolio.   The Bank will only write put options on securities that the Bank has the intention and ability to own in this portfolio. When put options are exercised, the related securities enter the pool. The purchase price of the securities is reduced by the amount of the option premium received. Call options are subsequently written on the assets in the pool, and the pool is reduced in size if the call options are exercised. The Bank receives a premium on these call options, thereby increasing the net price received when the securities are sold. Premiums from expired call options are applied to reduce the book value of the corresponding securities; those from expired put options are recorded as income.
  During 1997 the Bank received approximately $685,938 (1996 - $1,579,686; 1995
- $2,800,000) in premiums from this program. At December 31, 1997 no options were outstanding under this program. The options either expired or were exercised, and premiums were either recorded as other income or applied to the price of the security purchased or sold.
  The risks in the Yield Enhancement Program stem from the possibility of large, unforeseen adverse market movements while the options are in effect. If the market falls sharply after the Bank sells a put option, the Bank may be forced to purchase a security at a price above that which could have been obtained by buying in the open market at expiration, even after adjusting the yield for the option premium received. In this case, the Bank would be unable to take advantage of unexpectedly lower market prices. Similarly, if the market rises sharply and suddenly after the Bank sells a call option, it may be forced to sell the security at a price below the market, even after adjusting for the option premium. In this case, the Bank will fail to participate fully in the market rally with respect to this particular transaction.
  Management considers that the risks inherent in this program are controlled, prudent, and moderate compared to the opportunities for enhancing the income stream of the Bank through option premiums.

Forward contracts
Forward contracts are commitments for future purchase of a specific quantity of debt securities for purposes other than trading at a price specified at the beginning of the contract and at a specified rate with delivery and settlement at a specified future date. At December 31, 1997, the Bank had a commitment to purchase mortgage backed securities (GNMA's) in the amount of $300.0 million at 6.50% with a maturity term of 30 years. The trade date agreed in the commitment was January 22, 1998. The commitment was carried at fair value net of the estimated tax effect for an amount of $216,797, and was reported as part of the unrealized gain on securities available for sale in stockholders' equity.
The credit risk relates to the economic losses the Bank would suffer if the counterparty fails to meet its financial obligation under the contract. This risk is calculated as the replacement cost of the contract, which at December 31, 1997 amounted to $216,797.
  The market risk relates to economic losses due to adverse changes in the fair value of the contract related to price and liquidity.

NOTE 33 - LITIGATION
The Bank is a defendant in a number of legal proceedings arising out of, and incidental to its business. Based on its review with counsel on the development of these matters to date, Management is of the opinion that the ultimate aggregate liability, if any, resulting from these pending proceedings will not have a material adverse effect on the accompanying consolidated financial statements.
  As previously anticipated by Management and legal counsel, the Supreme Court of Puerto Rico recently reversed a $1.4 million judgment against the Bank which had been handed down by the San Juan Section of the Superior Court of Puerto Rico. The Supreme Court remanded the case to the Superior Court with instructions that plaintiffs' case against the Bank be dismissed in its entirety for lack of merit.

  The Bank has been named as one of several co-defendants in a suit which was recently filed in the United States District Court for the District of Puerto Rico. Plaintiffs in the suit are alleging that the Bank participated in certain violations of federal antitrust laws, the Bank Holding Company Act and various other actions under local law and claim total damages for all defendants in excess of $7 million. On the basis of their examination of the pleadings, legal counsel for the Bank believes that a large part of the allegations seem to be directed towards another of the co-defendants and that if such allegations were to be interpreted as directed against the Bank they would seem implausible. The case is in its inception and discovery proceedings have not commenced, however, based on their preliminary investigation of the pleading and the information submitted by the Bank, legal counsel is of the opinion that the case could be dismissed by the federal court upon a dispositive motion for summary judgment which was recently filed.

NOTE 34 - RECLASSIFICATIONS
Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 classifications.

NOTE 35 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
Financial data showing results of the 1997 and 1996 quarters is presented below. These results are unaudited. In the opinion of Management, all adjustments necessary for a fair presentation have been included:


                                                 1997
                           March 31      June 30      Sept. 30     Dec. 31

Interest income           $70,227,271  $72,237,188  $69,877,982  $72,817,664
Net interest income        38,277,561   38,864,060   38,230,170   39,359,021
Provision for loan losses  10,025,500   13,575,000   17,962,500   14,112,500
Net income                 11,645,214   11,815,757   11,920,926   12,145,655
Earnings per common
share-basic                     $0.77        $0.78        $0.80        $0.81
Earnings per common
share-diluted                   $0.77        $0.78        $0.79        $0.81


                                                 1996
                           March 31      June 30      Sept. 30    Dec. 31

Interest income          $59,505,167   $61,758,816  $66,328,974  $68,929,932
Net interest income       32,786,574    35,419,214   37,105,699   38,184,097
Provision for loan losses  5,417,750     5,871,040    8,178,511   12,115,100
Net income                10,428,810    10,910,529    4,756,349   11,538,103
Earnings per common
share-basic                    $0.67         $0.70        $0.31        $0.76
Earnings per common
share-diluted                  $0.66         $0.70        $0.31        $0.76

                           TABLE OF CONTENTS



 PROXY STATEMENT                                       Page

 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
 Solicitation and Revocation . . . . . . . . . . . . . . . . . . . . . 1
 Voting Securities . . . . . . . . . . . . . . . . . . . . . . . . . . 1
 Beneficial Ownership of Securities. . . . . . . . . . . . . . . . . . 1
 Information with Respect to Nominees for Directors,
 Directors Whose Terms Continue and Executive Officers . . . . . . . . 3
  Proposal #1:Election of Directors
  Nominee for a three-year term expiring 2001. . . . . . . . . . . . . 4
  Members of the Board Continuing in Office. . . . . . . . . . . . . . 4
  Senior Executive Officers Who Are Not Directors. . . . . . . . . . . 6
  Other Management Officers. . . . . . . . . . . . . . . . . . . . . . 7
 Board of Directors and Committees . . . . . . . . . . . . . . . . . . 8
  Executive Committee. . . . . . . . . . . . . . . . . . . . . . . . . 9
  Audit Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Internal Loan Review Committee . . . . . . . . . . . . . . . . . . . 9
  Expanded Asset Liability Management
  and Investment Committee . . . . . . . . . . . . . . . . . . . . . . 9
  EDP Steering Committee . . . . . . . . . . . . . . . . . . . . . . .10
  Compensation Committee . . . . . . . . . . . . . . . . . . . . . . .10
  Credit Committee . . . . . . . . . . . . . . . . . . . . . . . . . .10
  Nominating Committee . . . . . . . . . . . . . . . . . . . . . . . .10
 Compensation of Directors . . . . . . . . . . . . . . . . . . . . . .11
 Compensation of Executive Directors . . . . . . . . . . . . . . . . .11
 Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . .12
  Option/Grants in Last Fiscal Year. . . . . . . . . . . . . . . . . .13
  Aggregated Option/SAR Exercises
  In last Fiscal Year-End Options/SAR Values . . . . . . . . . . . . .15
 Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . .15
 Defined Contribution Retirement Plan. . . . . . . . . . . . . . . . .16
 Report of the Compensation Committee. . . . . . . . . . . . . . . . .17
 Compensation Committee Interlocks and Insider Participants. . . . . .19
 Other Employment Benefits . . . . . . . . . . . . . . . . . . . . . .19
 Indebtness of Directors and Management. . . . . . . . . . . . . . . .19
 Business Transactions between FirstBank or its Subsidiaries and
 Executive Officers or Directors . . . . . . . . . . . . . . . . . . .20
 Performance of FirstBank's Common Stock . . . . . . . . . . . . . . .20
 Proposal #2: Ratification of Reorganization into a Bank Holding
 Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
 Proposal #3: Ratification of Appointment of Independent

 Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
 Stockholders Proposal . . . . . . . . . . . . . . . . . . . . . . . .21
 Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
 Annual Report . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

 PROSPECTUS ACCOMPANYING PROXY STATEMENT

 Cover Page. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
 Available Information . . . . . . . . . . . . . . . . . . . . . . . .24
 Information Incorporated by Reference . . . . . . . . . . . . . . . .24
 Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  The Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
  Structure of the Reorganization. . . . . . . . . . . . . . . . . . .25
  Reason for the Reorganization25                .
  Federal and Puerto Rico Income tax Consequences. . . . . . . . . . .25
  Certain Changes Affecting Stockholders . . . . . . . . . . . . . . .26
  Differences in the Rights of Stockholders. . . . . . . . . . . . . .26
  Government Regulation and Supervision. . . . . . . . . . . . . . . .28
  Rights of Dissenting Stockholders. . . . . . . . . . . . . . . . . .28
  Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . .28
  Capitalization Structure After Reorganization. . . . . . . . . . . .29
  Stock Exchange Listing . . . . . . . . . . . . . . . . . . . . . . .29

 Voting Rights and the Vote Required for Approval of the Reorganization30

 Proposed Formation of Bank Holding Company. . . . . . . . . . . . . .30
  Plan of Reorganization and Description of Proposed Merger. . . . . .30
  Reasons for the Reorganization . . . . . . . . . . . . . . . . . . .31
  Treatment of Stock Certificates. . . . . . . . . . . . . . . . . . .31
  Conditions Precedent to the Reorganization . . . . . . . . . . . . .32
  Differences in Stockholder Rights. . . . . . . . . . . . . . . . . .32
  Tax Consequences of the Reorganization . . . . . . . . . . . . . . .35
  Puerto Rico Tax Consequences . . . . . . . . . . . . . . . . . . . .35
  United States Tax Consequences . . . . . . . . . . . . . . . . . . .36
  Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . .37
  Rights of Dissenting Shareholders. . . . . . . . . . . . . . . . . .39
  Stock Options Plans. . . . . . . . . . . . . . . . . . . . . . . . .39
  Amendment or Termination . . . . . . . . . . . . . . . . . . . . . .40
 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
 Market Price of the Bank's Capital Stock. . . . . . . . . . . . . . .40
 Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
 Principal Shareholders of the Bank. . . . . . . . . . . . . . . . . .43
 The Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
  History of the Bank  . . . . . . . . . . . . . . . . . . . . . . . .46

  Market Area and Competition. . . . . . . . . . . . . . . . . . . . .48
  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
  Branches and Offices . . . . . . . . . . . . . . . . . . . . . . . .49
 Information Concerning First BanCorp. . . . . . . . . . . . . . . . .49
 Description of First BanCorp's Capital Stock. . . . . . . . . . . . .49
  First BanCorp's Common Stock . . . . . . . . . . . . . . . . . . . .49
  First BanCorp's Preferred Stock. . . . . . . . . . . . . . . . . . .50
  Restrictions of Acquisition of First BanCorp . . . . . . . . . . . .50
 Information on Interim. . . . . . . . . . . . . . . . . . . . . . . .51
 Capitalization of Interim . . . . . . . . . . . . . . . . . . . . . .52
 Supervision and Regulation  . . . . . . . . . . . . . . . . . . . . .52
  First BanCorp. . . . . . . . . . . . . . . . . . . . . . . . . . . .52
  The Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
 Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . . . . . .57
 Annual Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . .57
 Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57

                               APPENDICES

 Appendix A  - Agreement and Plan of Merger
 Appendix B  -
  Articles of Incorporation of First BanCorp
  By-Laws of First BanCorp
  Articles of Incorporation of FirstBank Puerto Rico
  By-Laws of FirstBank Puerto Rico
 Appendix C  -
  Section 15(i) of the Puerto Rico Banking Law
 Appendix D  -
  Branches ad Offices of the Bank
  Appendix E  -      Annual Report of the Bank

                                        PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


 Item 20. Indemnification of Directors and Officers

 Article Ninth of the Articles of Incorporation of the registrant provides:

  (1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had o reasonable cause to believe his conduct was unlawful.
  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if it is formally determined by the Board of Directors, or other committee or entity empowered to make such determination, that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

  (3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4) Any indemnification under paragraph 1 or 2 of this Article NINTH (unless ordered by a court) shall be made by the Corporation only ad authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested director s so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

  (5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article NINTH.

  (6) The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such.

  (8) Notwithstanding anything contained herein to the contrary, no indemnification may be made by the Corporation to any person if it related to the imposition of a fine for an infraction or violation of any provision of the law.

 Item 21. Exhibits

  The Exhibit Index immediately precedes the attached Exhibits.

 Item 22. Undertakings

  (1) The undersigned registrant hereby undertakes as follows; that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable form

  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements for section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment tot he registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (4) The undersigned registrant hereby undertakes to respond to requests of information that it is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to sent the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent tot he effective date of the registration statement through the date responding to the request.

  (5) The undersigned registrant hereby undertakes to supply by means of post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject and included in the registration statement when it became effective.

                               SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in San Juan, Puerto Rico, on the 31st day of March, 1998.

                            FIRST BANCORP



                            /s/ Angel Alvarez Perez
                            Angel Alvarez-Perez
                            President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed below by the following person in the capacity and on the dates indicated.


 Dated: March 24, 1998
                            /s/ Angel Alvarez Perez
                            Angel Alvarez-Perez, Director
                            President and Chief Executive Officer


                            /s/ Annie Astor de Carbonell
                            Annie Astor de Carbonell, Director
                            Senior Executive Vice President
                            Principal Financial Officer


                            /s/ Laura Villarino-Tur
                            Laura Villarino-Tur, CPA
                            Senior Vice President - Comptroller
                            Principal Accounting Officer


                            /s/ German Malaret
                            German Malaret, Chairman
                            of the Board of Directors

                            /s/ Jose Julian Alvarez
                            Jose Julian Alvarez, Director



                            /s/ Francisco D. Fernandez
                            Francisco D. Fernandez, Director


                            /s/ Armando Lopez
                            Armando Lopez, Director


                            /s/ Hector M. Nevares
                            Hector M. Nevarez, Director


                            /s/ Jose Teixidor
                            Jose Teixidor, Director


                            /s/ Angel L. Umpierre
                            Angel L. Umpierre, Director


                            /s/ Antonio Pavia Villamil
                            Antonio Pavia Villamil, Director

                             EXHIBIT INDEX

 Exhibit Number

 2.0               Agreement and Plan of Merger (attached as Appendix A
                    to the Proxy/Prospectus as part of this Registration Statement)

 3.1               Articles of Incorporation of First BanCorp (attached
                    as Appendix B to the Proxy/Prospectus as part of this Registration Statement)

 3.2               By-Laws of First BanCorp (attached as Appendix B to
                    the Proxy/Prospectus as part of this Registration
                    Statement)

 3.3               Articles of Incorporation of FirstBank Puerto Rico
                    (attached as Appendix B to the Proxy/Prospectus as part of this Registration Statement)

 3.4               By-Laws of FirstBank Puerto Rico (attached as
                    Appendix B to the Proxy/Prospectus as part of this Registration Statement)

 4.0*              Form of Stock Certificate of First BanCorp

 5.0*              Opinion of Fiddler, Gonzalez and Rodriguez, LLP
                    Re: Legality

 8.0*              Ruling or opinion regarding certain United States
                    income tax issues

 8.1*              Ruling or opinion regarding certain Puerto Rico
                    income tax issues

 20.0              Annual Report of FirstBank Puerto Rico (attached as
                    Appendix E to the Proxy/Prospectus as part of this Registration Statement)

 24.1*             Consent of Fiddler, Gonzalez & Rodriguez, LLP (to be
                    part of Exhibit 5.0)

 24.2*             Consent of Price Waterhouse

 99.1*             Representation letter of officers of FirstBank Puerto
                    Rico and First BanCorp in connection with Financial Statement Requirements in Filings involving the Formation of a One-Bank Holding Company

 * To be filed by amendment.